As filed with the Securities and Exchange Commission on June 28, 2006
Reg. No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Save the World Air, Inc.
(Name of Small Business Issuer in its Charter)

Nevada	5013	52-2088326
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
5125 Lankershim Boulevard
North Hollywood, California 91601
(818) 487-8000
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Eugene E. Eichler
Chief Executive Officer
5125 Lankershim Boulevard
North Hollywood, California 91601
(818) 487-8000
(Name, Address and Telephone Number of Agent For Service)

Copy to:

Lance Jon Kimmel, Esq.
SEC Law Firm
11693 San Vicente Boulevard, Suite 357
Los Angeles, California 90049
(310) 557-3059

Approximate date of proposed sale to the public:  From time to time after the date this registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462© under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

				Proposed Maximum	Amount of
Title of Each Class of	Amount to be		Proposed Maximum Offering Price	Aggregate	Registration
Securities to be Registered	Registered(1)		per Share(2)	Offering Price(2)	Fee(2)
Common Stock, par value $0.001	2,408,733	(3)	$2.20	$5,299,213	$567.02
Common Stock, par value $0.001, underlying warrants	2,510,767	(4)	$1.00	$2,510,767	$268.65
Common Stock, par value $0.001, underlying warrants	523,813	(5)	$2.70	$1,414,295	$151.33
Total	5,443,313			$9,224,275	$987.00

(1)	In addition to the shares set forth in the table, the amount to be registered pursuant to this registration statement includes an indeterminate number of additional shares issuable upon exercise of warrants as a result of anti-dilution adjustments, such as for stock splits, stock dividends and similar transactions in accordance with Rule 416.

(2)	The price is estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and represents the average of the high and the low prices of the common stock on June 23, 2006, as reported on the OTC Bulletin Board.

(3)	Represents (i) 1,535,715 shares of common stock issued in connection with the conversion of 9% convertible promissory notes due May 31, 2006, at a conversion price of $0.70 per share; and (ii) 873,018 shares of common stock issued in connection with a private equity offering in May 2006 at $1.89 per share.

(4)	Represents shares of common stock issuable upon exercise of warrants at $1.00 per share.

(5)	Represents shares of common stock issuable upon exercise of warrants at $2.70 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED JUNE 28, 2006

PROSPECTUS

SAVE THE WORLD AIR, INC.

5,443,313 Shares of Common Stock

This prospectus relates to the reoffer and resale, from time to time, of up to 2,408,733 shares of our common stock and up to 3,034,580 shares of our common stock issuable upon the exercise of warrants held by the same selling security holders. The prices at which the selling shareholder may sell these shares will be determined by the prevailing market price for shares of our common stock or in negotiated transactions. For a list of selling security holders, please see “Selling Security Holders” on page 40 of this prospectus.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive the exercise price of the warrants if and when those warrants are exercised. None of the warrants have yet been exercised as of the date of this prospectus.

We will pay the expenses of registering the shares registered in this prospectus.

Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol ZERO.OB. On June 23, 2006, the last bid price of our common stock was $2.20 per share.

The shares included in this prospectus may be reoffered and resold directly by the selling security holders in accordance with one or more of the methods described in the plan of distribution, which begins on page 45 of this prospectus. We will not control or determine the price at which a selling security holder decides to sell its shares. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

Investing in our common stock involves a high degree of risk. You should understand the risks associated with investing in our common stock. Before making an investment, read the “Risk Factors,” which begin on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2006.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

i

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 3.

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus before making an investment decision.

Throughout this prospectus, the terms “we,” “us,” “our,” and “our company” refer to Save the World Air, Inc., a Nevada corporation, and, unless the context indicates otherwise, also includes our wholly-owned subsidiary, STWA Asia Pte. Ltd., a Singapore corporation.

The Company

We are a development stage company that is transitioning to operations. We have not yet generated revenues. Historically, we devoted the bulk of our efforts on research and development of our proprietary and patented devices that are designed to reduce harmful emissions, and improve fuel efficiency and overall performance on equipment and vehicles driven by internal combustion engines. Our devices are called “ZEFStm” and “CAT-MATE®.”

During 2005, we commenced initial marketing efforts for our emission control and performance-enhancing ZEFStm and CAT-MATE® technologies, and these efforts are continuing. We are focused on selling our technologies and devices domestically and internationally to motorcycle, automobile, carburetor, fuel-injection and diesel engine manufacturers as well as, exhaust and muffler original equipment manufacturers (OEMs) and the after-market. We have made presentations of our ZEFS and CAT-MATE technologies to OEMs in the United States, Asia and Europe.

We entered into the first agreements for the distribution of our products in late 2005 and early 2006. Our first two US distributorship agreements with Team Phantom of Alaska and Motorcycle Products Consulting of California, provides for the sale of our ZEFS devices in the North American OEM and after-market for motorcycles through the distributors to certain named prospective purchasers. In January 2006, we entered into our first international distributorship agreement, with Golden Allied Enterprises (Group) Co., Ltd., or GAE. The agreement provides that GAE will serve as our exclusive distributor for our ZEFS and CAT-MATE devices in the People’s Republic of China. We anticipate that we will begin delivering devices under these agreements commencing in the third quarter of 2006 and we currently believe that we will begin to generate revenue in late 2006.

In addition, we have initiated marketing efforts to international governmental entities in cooperation with the United Nations Environmental Programme (UNEP) and various OEMs, and the aftermarket to sell or license our ZEFS and CAT-MATE devices and technology.

In April 2006, we entered into a product development agreement with Kwong Kee (Qing Xin) Environmental Exhaust Systems Company, Ltd. in China. Kwong Kee, a manufacturer of mufflers and catalytic converters, will collaborate with us on product development of our CAT-MATE technology. As part of our strategic alliance, Kwong Kee will make available its research and development facilities, testing equipment and product design and development support team.

Recent Financing Transactions

We recently completed a private placement of $1,075,000 of our 9% convertible notes, or bridge notes, with several accredited investors, pursuant to which they had the right, at any time prior to the maturity date of the bridge notes on May 31, 2006, to convert their bridge notes into shares of our common stock at a conversion price of $.70 per share. All of these noteholders converted the bridge notes into a total of 1,535,715 shares. In addition, in connection with that private placement, we issued warrants, or bridge warrants, to purchase a total of 2,303,568 shares of our common stock at an exercise price of $1.00 per share, to these same investors. We also issued warrants to purchase a total of 153,572 shares of our common stock at an exercise price of $1.00 to our placement agent in that offering, Spencer Clarke LLC. We had previously also issued warrants to Spencer Clarke to purchase a total of 53,627 shares of our common stock at an exercise price of $1.00 per share, for general investment banking services.

We also recently completed a private placement of 873,018 shares of our common stock with several additional accredited investors. In addition, in connection with this offering, we issued warrants, or PIPE warrants, to purchase a total of 436,511 shares of our common stock at an exercise price of $2.70 per share, to these same investors. We also issued warrants to purchase a total of 87,302 shares of our common stock at an exercise price of $2.70 to our placement agent in that offering, Spencer Clarke LLC.

As a result of the foregoing transactions, this offering involves a total of 5,443,313 shares of our common stock held by these investors and issuable upon exercise of the warrants, by these investors. In this prospectus, we refer to the investors and Spencer Clarke LLC collectively as the selling security holders.

The Offering

Common stock offered by the selling security holders	2,408,733 shares held by the selling security holders and 3,034,580 shares issuable upon exercise of the warrants

Common stock currently outstanding as of June 21, 2006	37,141,264 shares(1)

Common stock to be outstanding after the offering, assuming exercise of all the warrants for the shares covered by this prospectus	40,175,844 shares(1)(2)

OTC Bulletin Board Trading Symbol	ZERO.OB

Risk Factors	An investment in our common stock involves significant risks. See “Risk Factors” beginning on page .

(1)	Does not include 7,181,257 shares of common stock issuable upon the exercise of outstanding options (with exercise prices ranging from $0.10 per share to $1.69 per share) and 22,075,058 shares of common stock issuable upon the exercise of warrants (with exercise prices ranging from $0.40 to $2.70 per share).

(2)	Includes 3,034,580 shares of common stock issuable upon the exercise of currently outstanding warrants (with exercise prices ranging from $1.00 to $2.70) covered by this prospectus. Excludes (i) an additional 19,040,478 shares of common stock issuable upon the exercise of currently outstanding warrants (with exercise prices ranging from $0.40 to $2.60) and (ii) an additional 1,839,512 shares of common stock issuable upon the conversion of outstanding convertible notes, or investor notes, at $.70 per share, none of which are covered by this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk, and you should be able to bear the complete loss of your investment. You should carefully consider the risks described below, the other information in this Prospectus, the documents incorporated by reference herein and the risk factors discussed in our other filings with the Securities and Exchange Commission, including our Annual Reported on Form 10-KSB for the year ended December 31, 2005, when evaluating our company and our business. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known by us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline and investors could lose all or a part of the money paid to buy our common stock.

RISKS RELATED TO OUR BUSINESS

We have never generated any revenues, have a history of losses, and cannot assure you that we will ever become or remain profitable. As a result, you may lose your entire investment.

We have not yet generated any revenue from operations and, accordingly, we have incurred net losses every year since our inception in 1998. For the three-month periods ended March 31, 2006 and March 31, 2005, we had net losses of $2,998,105 and $1,065,056, respectively. For the fiscal years ended December 31, 2005 and 2004, we had net losses of $3,115,186 and $6,803,280, respectively. To date, we have dedicated most of our financial resources to research and development, general and administrative expenses and initial sales and marketing activities. We have funded all of our activities through sales of our securities. Although we expect to generate revenue beginning in 2006 from sales of our ZEFS and CAT-MATE devices, we anticipate net losses and negative cash flow to continue for the foreseeable future until such time as our products are brought to market in sufficient amounts to offset operating losses. As planned, we have significantly expanded both our research and development efforts, and our sales and marketing efforts, during the past year. Consequently, we will need to generate significant additional revenue to fund our operations. This has put a proportionate corresponding demand on capital. Our ability to achieve profitability is entirely dependent upon our research and development efforts to deliver a viable product and the company’s ability to successfully bring it to market. Although our management is optimistic that we will succeed with marketing the ZEFS and CAT-MATE devices, there can be no assurance that we will ever generate any revenues or that any revenues that may be generated will be sufficient for us to become profitable or thereafter maintain profitability. If we cannot generate any revenues or become or remain profitable, we may have to cease our operations and liquidate our business and you may lose your entire investment.

Our independent auditors have expressed doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

In their report dated March 22, 2006, our independent auditors stated that our financial statements for the year ended December 31, 2005 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of our recurring negative cash flows from operations and accumulated deficit. We had an accumulated deficit of approximately $20,246,074 and $23,244,179 as of December 31, 2005 and March 31, 2006, respectively. Our ability to continue as a going concern is subject to our ability to obtain significant additional capital to fund our operations and to generate revenue from sales, of which there is no assurance. The going concern qualification in the auditor’s report could materially limit our ability to raise additional capital. If we fail to raise sufficient capital, we may have to liquidate our business and you may lose your investment.

We may need additional capital to repay certain short-term debt as it matures during 2006.

In August and September 2005, we sold an aggregate of $1,501,378 of our 9% convertible subordinated notes due July 31, 2006, which we refer to as investor notes, to certain investors. The noteholders may voluntarily convert their investor notes into shares of our common stock at a conversion price of $.70 per share at any time prior to the maturity date of the investors notes. In addition, we may, at our option, require that the investor notes be converted into shares of our common stock if we raise or obtain firm commitments to raise at least $5,000,000 in new financing in one or more debt or equity offerings subsequent to the issuance of the investor notes. We have not satisfied this condition and therefore at present we cannot require the conversion of the investor notes on or prior to their maturity date. As of June 21, 2006, noteholders holding $213,720 aggregate principal amount of the investor notes voluntarily converted their investor notes into 305,314 shares of our common stock.

Management cannot predict with certainty that the remaining noteholders will voluntarily convert their investor notes into shares of our common stock, eliminating the need for us to repay the investor notes when they mature on July 31, 2006. If the noteholders do not voluntarily convert the investor notes, or if we have not raised or obtained firm commitments to raise sufficient additional capital to require the conversion of the investor notes, we would either have to use a significant portion of our cash on hand to repay the investor notes or may be unable to repay the investor notes in full when they mature on July 31, 2006, and, in addition, we would have to curtail many of our business activities.

We will need additional capital to meet our operating needs, and we cannot be sure that additional financing will be available.

As of March 31, 2006 our expenses ran at a “burn rate” of approximately $350,000 per month, and since that time, due to expanded activities, our expenses have run and are expected to continue to run, at a “burn rate” of approximately $400,000 per month. Even assuming that we will not be required to repay the investor notes at maturity because they have been converted into shares of our common stock, our current capital resources will be sufficient to fund operations only through October 2006, and we will require additional capital in order to operate beyond this date. Management anticipates that at least portion of our cash flow needs will be satisfied by the exercise of outstanding warrants to purchase our common stock, at variable prices, which are coming due at various times this year. In addition, management is actively pursuing other financing alternatives. However, no assurance can be given at this time that any such sources of capital will be available to us, or available to us on favorable terms. If we cannot obtain needed capital, when and as we need it, our continuing research and development efforts, sales and marketing plans, business and financial condition and our ability to reduce losses and generate profits are likely to be materially and adversely affected.

If we obtain additional financing, you may suffer significant dilution.

Any additional issuance of our common stock, or securities convertible into or exercisable for our common stock, would dilute the percentage ownership of our existing stockholders. This dilution could also have an adverse impact on our earnings per share, if and when we become profitable, and reduce the price of our common stock. In addition, the new securities may have rights, preferences or privileges senior to those of our common stock.

As a company with an unproven business strategy, our limited history of operations makes evaluation of our business and prospects difficult.

Our business prospects are difficult to predict because of our limited operating history, early stage of development and unproven business strategy. Since our incorporation in 1998, we have been and continue to be involved in development of products using our technology, establishing manufacturing and marketing of these products to consumers and industry partners. Although we believe our technology and products in development have significant profit potential, we may not attain profitable operations and our management may not succeed in realizing our business objectives.

If we are not able to devote adequate resources to product development and commercialization, we may not be able to develop our products.

Our business strategy is to develop, manufacture and market ZEFS and CAT-MATE products using our technology. We believe that our revenue growth and profitability, if any, will substantially depend upon our ability to:

•	raise additional needed capital for research and development;

•	complete development of our products in development; and

•	successfully introduce and commercialize our new products.

Certain of our products are still under various stages of development. Because we have limited resources to devote to product development and commercialization, any delay in the development of one product or reallocation of resources to product development efforts that prove unsuccessful may delay or jeopardize the development of other product candidates. Although our management believes that it can finance our product development through private placements and other capital sources, if we do not develop new products and bring them to market, our ability to generate revenues will be adversely affected.

As we have not generated positive cash flow from operations, our ability to continue operations is dependent on our ability to either begin to generate positive cash flow from operations or our ability to raise capital from outside sources.

We have not generated positive cash flow from operations and have relied on external sources of capital to fund operations. We had $320,344 in cash at March 31, 2006 and negative cash flow from operations of $953,963 for the three-month period ended March 31, 2006.

We currently do not have credit facilities available with financial institutions or other third parties, and historically have relied upon best efforts third-party funding. Though we have been successful at raising capital on a best efforts basis in the past, we can provide no assurance that we will be successful in any future best-efforts financing endeavors. We may need to continue to rely upon financing from external sources to fund our operations for the foreseeable future. If we are unable to raise sufficient capital from external sources to fund our operations, we may need to curtail operations.

The commercial viability of the ZEFS and CAT-MATE devices remains largely unproven and we may not be able to attract customers.

Despite the fact that have entered into our first distribution agreements, to the best of our knowledge, no consumer, engine, carburetor or automobile manufacturer has used the ZEFS or CAT-MATE devices to reduce engine emissions, enhanced performance or fuel efficiency to date. Accordingly, the commercial viability of our devices are not known at this time. If commercial opportunities are not realized from the use of the ZEFS and CAT-MATE devices, our ability to generate revenue would be adversely affected. There can be no assurances that we will be successful in marketing our devices, or that customers will ultimately purchase our devices. Failure to have commercial success from the sale of these devices will significantly and negatively impact our financial condition.

If our products and services do not gain market acceptance, it is unlikely that we will become profitable.

The market for products that reduce harmful motor vehicle emissions is evolving and we have many successful competitors. Automobile manufacturers have historically used various technologies, including catalytic converters, to reduce exhaust emissions caused by their products. At this time, our technology is unproven, and the use of our technology by others is limited. The commercial success of our products will depend upon the adoption of our technology by auto manufacturers and consumers as an approach to reduce motor vehicle emissions. Market acceptance will depend on many factors, including:

•	the willingness and ability of consumers and industry partners to adopt new technologies;

•	the willingness of governments to mandate reduction of motor vehicle emissions;

•	our ability to convince potential industry partners and consumers that our technology is an attractive alternative to other technologies for reduction of motor vehicle emissions;

•	our ability to manufacture products and provide services in sufficient quantities with acceptable quality and at an acceptable cost; and

•	our ability to place and service sufficient quantities of our products.

If our products do not achieve a significant level of market acceptance, demand for our products will not develop as expected and it is unlikely that we will become profitable.

We need to outsource and rely on third parties for the manufacture, sales and marketing of our devices, and our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

We do not have the required financial and human resources or capability to manufacture, market and sell our devices. Our business model calls for the outsourcing of the manufacture, and sales and marketing of our devices in order to reduce our capital and infrastructure costs as a means of potentially improving our financial position and the profitability of our business. Accordingly, we must enter into agreements with other companies that can assist us and provide certain capabilities that we do not possess. We have entered into certain distribution agreements, but we may not be successful in entering into additional such alliances on favorable terms or at all. Even if we do succeed in securing additional distribution agreements, we may not be able to maintain them. Furthermore, any delay in entering into agreements could delay the development and commercialization of our products and reduce their competitiveness even if they reach the market. Any such delay related to our existing or future agreements could adversely affect our business.

We do not currently have an agreement in place for the manufacture of our ZEFS devices. Although we presently intend to have our CAT-MATE devices manufactured by Kwong Kee (Qing Xin) Environmental Exhaust Systems Company, Ltd. in China , we do not yet have an agreement in place for the manufacture of our CAT-MATE devices.

If any party to which we have outsourced certain functions fails to perform its obligations under agreements with us, the development and commercialization of our devices could be delayed or curtailed.

To the extent that we rely on other companies to manufacture, sell or market our devices, we will be dependent on the timeliness and effectiveness of their efforts. If any of these parties do not perform its obligations in a timely and effective manner, the commercialization of our devices could be delayed or curtailed because we may not have sufficient financial resources or capabilities to continue such development and commercialization on our own.

Any revenues that we may earn in the future are unpredictable, and our operating results are likely to fluctuate from quarter to quarter.

We believe that our future operating results will fluctuate due to a variety of factors, including:

•	delays in product development;

•	market acceptance of our new products;

•	changes in the demand for, and pricing, of our products;

•	competition and pricing pressure from competitive products;

•	manufacturing delays; and

•	expenses related to, and the results of, proceedings relating to our intellectual property.

A large portion of our expenses, including expenses for our facilities, equipment and personnel, is relatively fixed and not subject to significant reduction. In addition, we expect our operating expenses will continue to increase significantly in 2006, as a result of our continuing research and development efforts, and increased production, and sales and marketing activities. Although we expect to generate revenues from sales of our products in the future, revenues may decline or not grow as anticipated and our operating results could be substantially harmed for a particular fiscal period. Moreover, our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price most likely would decline.

Nondisclosure agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we rely in part on nondisclosure agreements with our employees, licensing partners, consultants, agents and other organizations to which we disclose our proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. Since we rely on trade secrets and nondisclosure agreements, in addition to patents, to protect some of our intellectual property, there is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect unauthorized use or take appropriate and timely steps to enforce our intellectual property rights.

The manufacture, use or sale of our current and proposed product candidates may infringe on the patent rights of others, and we may be forced to litigate if an intellectual property dispute arises.

If we infringe or are alleged to have infringed another party’s patent rights, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not successfully defend an infringement action or are unable to have infringed patents declared invalid, we may:

•	incur substantial monetary damages;

•	encounter significant delays in marketing our current and proposed product candidates;

•	be unable to conduct or participate in the manufacture, use or sale of product candidates or methods of treatment requiring licenses;

•	lose patent protection for our inventions and products; or

•	find our patents are unenforceable, invalid, or have a reduced scope of protection.

Parties making such claims may be able to obtain injunctive relief that could effectively block the company’s ability to further develop or commercialize our current and proposed product candidates in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could substantially harm the company. Litigation, regardless of outcome, could result in substantial cost to and a diversion of efforts by the company.

We may face costly intellectual property disputes.

Our ability to compete effectively will depend in part on our ability to develop and maintain proprietary aspects of our technology and either to operate without infringing the proprietary rights of others or to obtain rights to technology owned by third parties. Our pending patent applications, specifically patent rights of the ZEFS and CAT-MATE devices, may not result in the issuance of any patents or any issued patents that will offer protection against competitors with similar technology. Patents we receive may be challenged, invalidated or circumvented in the future or the rights created by those patents may not provide a competitive advantage. We also rely on trade secrets, technical know-how and continuing invention to develop and maintain our competitive position. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

We are involved in a patent infringement suit brought by our former sole director and executive officer.

In April 2005, Jeffrey A. Muller, the Company’s former sole director and executive officer, filed a complaint against us seeking declaratory and injunctive relief and alleging unfair competition in connection with a claimed prior patent interest in the ZEFS device. Mr. Muller is seeking to have the patent rights in the ZEFS device that were previously transferred to us by Mr. Muller’s bankruptcy trustee declared null and void. This is but one of several claims that have been litigated over a number of years between Mr. Muller and us. While we believe that we have valid claims and defenses, there can be no assurance that an adverse result or outcome in the pending litigation would not have a material adverse effect on our business prospects, financial position and cash flow.

We may not be able to attract or retain qualified senior personnel.

We believe we are currently able to manage our current business with our existing management team. However, as we expand the scope of our operations, we will need to obtain the full-time services of additional senior management and other personnel. Competition for highly-skilled personnel is intense, and there can be no assurance that we will be able to attract or retain qualified senior personnel. Our failure to do so could have an adverse effect on our ability to implement our business plan. As we add full-time senior personnel, our overhead expenses for salaries and related items will increase from current levels and, depending upon the number of personnel we hire and their compensation packages, these increases could be substantial.

If we lose our key personnel or are unable to attract and retain additional personnel, we may be unable to achieve profitability.

Our future success is substantially dependent on the efforts of our senior management, particularly Eugene Eichler, Bruce McKinnon and John Bautista. The loss of the services of members of our senior management may significantly delay or prevent the achievement of product development and other business objectives. Because of the scientific nature of our business, we depend substantially on our ability to attract and retain qualified marketing, scientific and technical personnel. There is intense competition among specialized automotive companies for qualified personnel in the areas of our activities. If we lose the services of, or do not successfully recruit key marketing, scientific and technical personnel, the growth of our business could be substantially impaired. At present, we maintain key man insurance only for Mr. McKinnon.

We may incur increased costs under the Sarbanes-Oxley Act of 2002.

As a public company, we incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002, as well as related rules adopted by the Securities and Exchange Commission, have imposed substantial requirements on public companies, including certain corporate governance practices and requirements relating to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. Although we will not be required to evaluate how to document and test our internal control procedures under Section 404 of the Sarbanes-Oxley Act and the related rules of the Securities and Exchange Commission until our Annual Report on Form 10-KSB for the year ended December 31, 2007, effective disclosure controls and procedures and internal controls are necessary for us to produce reliable financial reports and are important in helping prevent financial fraud generally. We must begin to implement proper procedures significantly in advance of this date and will incur significant up-front expenses to do so. If we are unable to achieve and maintain adequate disclosure controls and procedures and internal controls, our business and operating results could be harmed.

Changes in stock option accounting rules may adversely affect our reported operating results, our stock price, and our ability to attract and retain employees.

In December 2004, the Financial Accounting Standards Board published new rules that will require companies such as us to record all stock-based employee compensation as an expense. The new rules apply to stock options grants, as well as a wide range of other share-based compensation arrangements including restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Large public companies have had to apply the new financial accounting rules to the first fiscal year that began after June  15, 2005, while small business issuers such as this company have had to apply the new rules in their first fiscal year beginning after December 15, 2005. As a small company with limited financial resources, we have depended upon compensating our officers, directors, employees and consultants with such stock based compensation awards in the past in order to limit our cash expenditures and to attract and retain officers, directors, employees and consultants. Accordingly, if we continue to grant stock options or other stock based compensation awards to our officers, directors, employees, and consultants after the new rules apply to us, our future earnings, if any, will be reduced (or our future losses will be increased) by the expenses recorded for those grants. These compensation expenses may be larger than the compensation expense that we would be required to record were we able to compensate these persons with cash in lieu of securities. Since we are a small company, the expenses we may have to record as a result of future options grants may be significant and may materially negatively affect our reported financial results. The adverse effects that the new accounting rules may have on our future financial statements should we continue to rely heavily on stock-based compensation may reduce our stock price and make it more difficult for us to attract new investors. In addition, reducing our use of stock plans as an incentive for and a reward to our officers, directors and employees, could result in a competitive disadvantage to us in the employee marketplace.

RISKS RELATED TO OUR COMMON STOCK

Currently, there is only very limited trading in our stock, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell your shares.

The shares of our common stock are thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company engaged in a high risk business which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that can generate or influence daily trading volume and valuation. Should we even come to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous trading without negatively impacting our share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all. As a result, you could lose all or part of your investment.

The market price of our stock is volatile.

The market price for our common stock has been volatile in recent months, ranging from a closing price of $0.65 on January 10, 2006 to a closing price of $4.74 on March 13, 2006, and $2.20 on June 23, 2006. Additionally, the price of our stock has been both higher and lower than those amounts on an intra-day basis in recent months. Because our stock is thinly traded, its price can change dramatically over short periods, even in a single day. An investment in our stock is subject to such volatility and, consequently, is subject to significant risk. The market price of our common stock could fluctuate widely in response to many factors, including:

•	developments with respect to patents or proprietary rights;

•	announcements of technological innovations by us or our competitors;

•	announcements of new products or new contracts by us or our competitors;

•	actual or anticipated variations in our operating results due to the level of development expenses and other factors;

•	changes in financial estimates by securities analysts and whether any future earnings of ours meet or exceed such estimates;

•	conditions and trends in our industry;

•	new accounting standards;

•	general economic, political and market conditions and other factors; and

•	the occurrence of any of the risks described in this prospectus.

Substantial sales of common stock could cause our stock price to fall.

As of June 23, 2006, we had 37,141,264 shares of common stock outstanding. In the past year, there have been times when average daily trading volume of our common stock has been extremely low, and there have been many days in which no shares were traded at all. At other times, the average daily trading volume of our common stock has been high. As a result of the registration of the shares included in this prospectus, an additional 5,443,313 shares of our common stock (assuming exercise of the warrants) will be able to be freely sold on the market. Because of the limited trading volume, the sudden release of up to 5,443,313 additional freely trading shares included in this prospectus onto the market, or the perception that such shares will or could come onto the market, could have an adverse affect on the trading price of our stock. No prediction can be made as to the effect, if any, that sales of the shares included in this prospectus, or the availability of such shares for sale, will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.

You may have difficulty selling our shares because they are deemed “penny stocks”.

Because our common stock is not quoted on the Nasdaq National Market or Nasdaq Capital Market or listed on a national securities exchange, if the trading price of our common stock remains below $5.00 per share, trading in our common stock will be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of the common stock and the ability of holders of the common stock to sell their shares.

Potential issuance of additional shares of our common stock could dilute existing stockholders.

We are authorized to issue up to 200,000,000 shares of common stock. To the extent of such authorization, our Board of Directors has the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of the common stock offered hereby.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any of the common stock by the selling security holders pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling security holders. However, we will receive the proceeds from the exercise of warrants for 3,034,580 shares underlying such warrants, which are covered by this prospectus. If all of such warrants to purchase 3,034,580 shares of common stock are exercised for cash, the total amount of proceeds we would receive is approximately $3,925,062. We expect to use the proceeds, if any, that we receive from the exercise of warrants for general working capital purposes. We will pay the expenses of registration of these shares, including legal and accounting fees.

BUSINESS

Overview

We are a development stage company that is transitioning to operations. We have not yet generated revenues. Historically, we devoted the bulk of our efforts on research and development of our proprietary and patented devices. Our devices are called “ZEFS” and “CAT-MATE.” Both the ZEFS and CAT-MATE technologies reduce carbon monoxide, hydrocarbon and oxides of nitrogen emissions in 2- and 4-stroke motorcycles, fuel-injection engines, generators and small engines. In addition, the ZEFS technology improves fuel efficiency and overall performance on equipment and vehicles driven by internal combustion engines.

During the past four years, we have acquired these technologies, developed products, conducted scientific tests and produced prototype products, and initiated sales and marketing efforts. In 2002, we acquired worldwide intellectual property, patent, manufacturing and marketing rights to the ZEFS technology. In late 2003, we acquired worldwide intellectual property and patent rights to the CAT-MATE technology. We have taken actions within the U.S. and internationally to secure our intellectual property rights.

During 2005, we also began to focus on the initial marketing of our devices. We entered into the first agreements for the distribution of our products in late 2005 and early 2006. We anticipate that we will begin delivering devices under these agreements commencing in the third quarter of 2006 and we currently believe that we will begin to generate revenue in late 2006. In April 2006, we entered into a product development agreement with a strategic partner relating our CAT-MATE devices.

In addition, we have initiated marketing efforts to international governmental entities in cooperation with the United Nations Environmental Programme (UNEP) and various original equipment manufacturers (OEMs), and the aftermarket to sell or license our ZEFS and CAT-MATE devices and technology.

Expenses to date have been funded through the sale of company stock and the issuance of debt. We will need to raise additional capital during 2006 to fund our sales and marketing efforts, continuing research and development, and certain other expenses.

Our company was incorporated on February 18, 1998, as a Nevada corporation under the name Mandalay Capital Corporation. We changed our name to Save the World Air, Inc. on February 11, 1999 following the acquisition of marketing and manufacturing rights of the ZEFS device. Our mailing address and executive offices are located at 5125 Lankershim Boulevard, North Hollywood, California, 91601. Our telephone number is (818) 487-8000. Our corporate website is www.stwa.com. Information contained on the website is not deemed part of this prospectus.

Governmental Mandates to Reduce Air Pollution

The incomplete and inefficient burning of fossil fuel in internal combustion engines results in unburned gases, such as hydrocarbons, carbon monoxide and oxides of nitrogen being expelled as harmful emission as a by-product of the engine’s exhaust. These emissions have contributed to significant air pollution and depletion of the ozone layer that protects the world’s atmosphere from harmful ultraviolet radiation. As a result, the world has experienced significant deterioration to its air quality since the beginning of the 20th century and the problem has gotten progressively worse with each passing year. Forecasts published by the World Resources Institute indicate that this trend will continue to accelerate.

Governments internationally recognize the serious effects caused by air pollution and have enacted legislation to mandate that engine manufacturers be required to reduce exhaust emissions caused by their products. As evidenced by the overwhelming participation in the establishment of the Kyoto Accord, most nations are moving towards tighter emissions control. The EU currently requires all member nations to adopt EURO3 emissions standards, and many Asian and Eastern European countries have also announced gradual phase-in of this standard. The cost of adding emissions control devices has always been a mitigating factor, shifting the cost burden to the consumer. In developing nations, where incomes are extremely low, economics and the lack of government resources have hampered progress. Nonetheless, we anticipate that the social and political realities of protecting our environment may result in further government mandates that manufacturers adopt better cost effective solutions, such as our ZEFS and CAT-MATE devices, for reducing motor emissions.

Absent governmental mandates for emission controls, the primary appeal of our products is likely to be related to fuel efficiency and performance enhancement.

Our Business Strategy

Our Devices

Our principal business focus currently rests with development and distribution of devices designed to solve the complex problems caused by pollution from motorcycles, automobiles and other equipment driven by internal combustion engines and to improve the performance of those engines. We have designed and tested multiple versions of the ZEFS and CAT-MATE devices for use on 2- and 4-stroke carbureted and fuel injection gasoline engines and are currently in the process of adapting this technology to work on engines that use diesel fuels.

Historically, manufacturers of vehicles, motorcycles, power sports equipment, boats and small utility motors have had very few technological options to reduce emissions to the strictest levels of current and future government standards. The approach used by engine manufacturers to address this mandate has thus far generally taken the form of installing catalytic converters, which work on the principle of super heating gases within the exhaust manifold after the damaging gases have been created through internal combustion.

These traditional devices are expensive, and sensitive to the poor quality and adulterated fuel that is commonly found in developing nations. Bad fuel can permanently damage a catalytic converter with the first tank full, whereas the ZEFS device is unaffected by the problem of bad fuel. Catalytic converters also do not share the benefits of ZEFS technology of increased fuel efficiency and performance. In fact, in many cases catalytic converters are detrimental to mileage and power.

Our ZEFS devices contain permanent rare-earth magnets, which produce a very strong magnetic field. This field, when arranged in specific manner of shape and strength, causes a molecular change in the fuel as it passes through the field. As gasoline/diesel passes through the magnetic field, a molecular change in the fuel occurs facilitating a decline in both viscosity and surface tension. This allows for finer atomization, resulting in a more optimized mixture and therefore more efficient combustion, lower emissions, more horsepower and torque and improved fuel economy. Reductions have been recorded in the scale from 760 microns down to 140 microns in carburetion fuel systems and as low as 3 microns in fuel injection systems. The scientific theory behind the technology is explained in detail in the draft final report from the RAND Corporation, which oversaw our testing.

ZEFS devices have been developed for one-, two- and four- barrel carbureted and fuel injection engines. ZEFS devices are easily fitted to the base plates of carburetors and fuel injection systems; the devices are compact, there are no moving parts. They are also inexpensive to produce, extremely durable and unaffected by poor quality fuel.

Our CAT-MATE devices are specifically designed to work in conjunction with, and enhance the function of, common catalytic converters, when incorporated into their design. The device consists of a series of specifically shaped steel rings that, when placed in line with the exhaust flow before and/or after the catalytic substrate, facilitates acceleration in heat rise in the converter. This allows the converter to ignite quicker and easier on small displacement motors, which build heat much slower than do large displacement models. CAT-MATE also helps retain heat in the converter, allowing it to stay lit under idling and low RPM operation. Small motors, especially 2-stroke versions, are subject to low exhaust velocity and heat during idling, which causes most converters to extinguish and then become fouled with oil and contaminants eventually rendering them difficult to relight or useless.

CAT-MATE devices are not only designed to perform the functions stated above on both 2- and 4-stroke gasoline engines, along with diesel motors, but also perform as well as or better than an OEM catalytic converter, at a fraction of their cost. Specifically, CAT-MATE is designed for use on two- and four-stroke motorcycles, off-road and marine vehicles, generators, lawn mowers, on stationary implements and on “carbureted” and fuel injection motor vehicles.

Testing by the Company’s own research and development efforts, as well as by independent sources, has demonstrated that the use of ZEFS and CAT-MATE devices generate significant reductions in hydrocarbon, oxides of nitrogen and carbon monoxide emissions and, in the case of ZEFS devices, also improves fuel efficiency by lowering gas consumption and increases engine performance.

Research and Development

We are actively continuing our development of the ZEFS and CAT-MATE devices for use on gasoline and diesel powered engines and have taken steps to finalize devices to fit on carbureted, throttle body and multi-port fuel injection systems. We have used these prototype devices as demonstration units, during presentations, before manufacturers. It is our objective to facilitate the adoption of this technology by engine, carburetor, muffler and exhaust manufacturers.

Previously, we successfully developed multiple ZEFS devices for use on one-, two- and four-barrel carbureted engines and created production CAD drawings for these devices and produced multiple samples using aluminum housings and pre-production prototypes made of high temperature polymers. We have also created several prototype devices for use on fuel injection engines.

Because of the complexity and enormity of the task of designing variants of ZEFS and CAT-MATE devices to fit every make and model, we rely on the cooperation of manufacturers to support this function, including engineering, marketing, and installation of the devices. Additionally, we are cognizant that in order to preserve the integrity of the warranties provided by manufacturers, they must be involved in the process of designing and installing the ZEFS and CAT-MATE devices on legacy vehicles.

We are also engaged in limited research and development of ZEFS and CAT-MATE devices for use on diesel engines, such as those used on trucks, buses, heavy equipment and generators. Because these types of vehicles use engines provided from Cummins, Caterpillar, or Detroit Diesel almost exclusively, the number of ZEFS and CAT-MATE variants needed to service these fleets is considerably less than the number required to satisfy other markets. This fact alone makes entry into the diesel engine market potentially attractive for our business, offering potential customers with a minimum of expense for research and development of product variants.

In late 2005, we established a state-of-the-art research and product development facility in Morgan Hill, California, to complement our research and development center in Queensland, Australia. We have completed testing of ZEFS and CAT-MATE devices for multiple automobiles, trucks, motorcycles, off-road vehicles and stationary engines, the results of which were provided to RAND for evaluation. RAND was responsible for overseeing our research and development when that effort was based in Queensland. In connection with the establishment of our Morgan Hill facility, we transitioned the major focus of our R&D from Queensland to Morgan Hill. RAND assisted us in setting up our testing protocols at Morgan Hill. In addition, we are engaged in research and development of additional products, including other magnetic devices, at our Morgan Hill facility.

Our Queensland facility now focuses on novel technology research under the direction of our senior engineer and consultant, Adrian Menzell. RAND has now completed the majority of its work for us and is focusing on finalizing its report to us on the theoretical and technical issues relating to magnetism and fuels. In early 2005, we phased out the use of our third party R&D and testing facility in Los Angeles, California.

In April 2006, we entered into a product development agreement with Kwong Kee (Qing Xin) Environmental Exhaust Systems Company, Ltd. in China. Kwong Kee, a manufacturer of mufflers and catalytic converters, will collaborate with us on product development of our CAT-MATE technology. As part of our strategic alliance, Kwong Kee will make available its research and development facilities, testing equipment and product design and development support team.

We spent $1,873,464 in fiscal year 2004 and $1,150,361 in fiscal 2005 on research and development. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Results of Operations” and Note 9 to Notes to Financial Statements for a more complete understanding of our research and development expense in 2005.

Independent Laboratory and Scientific Testing

The four internationally recognized emissions standards testing agencies for the certification of motor vehicles, parts, systems and aftermarket devices are the United States Environmental Protection Agency (EPA), California Air Resources Board (CARB), United Kingdom Vehicle Certification Agency (VCA) and TUF (Germany/EU).

We have performed independent laboratory testing of our ZEFS and CAT-MATE devices in order to gain better market acceptance by manufacturers and governmental regulatory officials. Research and testing using government standard test equipment in the United States, Thailand, China and Hong Kong has demonstrated that the ZEFS device reduces engine emissions, such as carbon monoxide, oxides of nitrogen and hydrocarbons, while also improving fuel consumption and performance. Research and testing using government standard test equipment in the United States and Hong Kong has demonstrated that the CAT-MATE device reduces engine emissions, such as carbon monoxide, oxides of nitrogen and hydrocarbons.

In December 2002, we retained RAND to study the validity and market potential of our technology. In early 2003, RAND determined that sufficient theoretical basis exists to warrant entry into a comprehensive product-testing program. As a result, in May 2003, we entered into an arrangement in which RAND would coordinate and supervise both a theoretical scientific study of the concepts underlying the ZEFS device as well as an empirical study. In response to an request for proposal (RFP) that RAND sent to 14 universities in the US, Temple University in Philadelphia, Pennsylvania was chosen to research our technology. Draft reports have been provided by RAND and their final report is in the process clearing peer review. RAND’s other activities on our behalf concluded in December 2005.

Tests of our CAT-MATE device on a Honda 2-stroke NSR 150 motorcycle and a Warrior 2-stroke 63cc generator conducted by Hong Kong Exhaust Emissions Laboratory (HKEEL) in July and August 2004 showed that CAT-MATE devices significantly reduce emissions of carbon monoxide (CO), hydrocarbons (THC) and oxides of nitrogen (NOX). These results were certified by United Kingdom’s VCA in January 2005.

Emissions and fuel economy tests conducted in 2004 and 2005 at Automotive Testing and Development Services, Inc. in Ontario California and in 2005 at Northern California Diagnostics Laboratory in Napa, California, both EPA and CARB approved testing laboratories, on a CAT-MATE device within the OEM exhaust system of a 1995 Mexican fuel injected Volkswagen Beetle taxi, showed significant reductions of CO, NOX and THC emissions, compared to the in-place original OEM exhaust system. In 2006, testing on our ZEFS devices for Harley-Davidson style motors were conducted at the EPA and CARB certified testing facility Olson Ecologic Laboratories in Fullerton, California. These tests yielded results that would allow these motors to meet current and future EPA and CARB emissions standards without expensive fuel injection and catalytic converters.

Further testing of our ZEFS device was conducted in December 2005 on a used 4-stroke motorcycle in Bangkok, Thailand at Automotive Emission Laboratory, Pollution Control Department, Ministry of Natural Resources and Environment of Thailand, and was performed jointly with S.P. Suzuki of Thailand, the authorized distributor of Suzuki products in Thailand. These certified test results surpassed “hot start” EURO 2 standards in all three of the harmful exhaust emissions, CO, NOX and THC, by the following amounts:

	THC	NOx	CO

EURO2 Standard	1.20 g/km	0.30 g/km	5.50 g/km
With ZEFS Device	0.52 g/km	0.10 g/km	1.42 g/km
% Below EURO2	56%	65%	74%

In addition, during the testing horsepower increased at all ranges, peaking at 18.8% at 50km/h and fuel economy increased 33% over the baseline tests.

Additional testing was conducted in early March 2006 at HKEEL, a certified laboratory of the United Kingdom’s VCA. In multiple certified tests of our ZEFS device on a new Chinese-manufactured carbureted 4-stroke Suyijia SZK125 motorcycle. These certified test results surpassed “cold start” EURO3 standards for motorcycles of 150cc or less in all three of the harmful exhaust emissions, CO, NOX and THC, by the following amounts:

	THC	NOx	CO

EURO3 Standard	0.80 g/km	0.15 g/km	2.0 g/km
With ZEFS Device	0.33 g/km	0.108 g/km	1.86 g/km
% Below EURO3	59%	28%	7%

In addition, during the testing fuel economy increased 7% over the baseline tests.

Of further note of the recent HKEEL testing, is the fact that it is generally difficult for anyone to meet EURO3 guidelines because the testing includes a “cold start” phase. The “cold start” phase includes exhaust emissions created when a motor is started after an 8-hour cold soak. It is during this warm-up time that engines produce their highest level of emissions. This is also where many catalytic converters fail because they must be heated to about 300 degrees (Fahrenheit) to begin working effectively.

Marketing

In October 2004, we commenced initial marketing efforts for our emission control and performance-enhancing ZEFS and CAT-MATE technologies, and these efforts are continuing. We are focused on selling or licensing our technologies and devices domestically and internationally to motorcycle, automobile, carburetor, fuel-injection and diesel engine manufacturers as well as, exhaust and muffler original equipment manufacturers (OEMs) and the after-market. We have made presentations of our ZEFS and CAT-MATE technologies to OEMs in the United States, Asia and Europe.

We entered into our first distribution agreements for our products in late 2005 and early 2006. Our first two US distributorship agreements with Team Phantom of Alaska and Motorcycle Products Consulting of California, provides for the sale of our ZEFS devices in the North American OEM and after-market for motorcycles through the distributors to certain named prospective purchasers.

In January 2006, we entered into our first international distributorship agreement, with Golden Allied Enterprises (Group) Co., Ltd. (“GAE”). The agreement provides that GAE will serve as our exclusive distributor for our ZEFS and CAT-MATE devices in the People’s Republic of China. The agreement with GAE is conditioned upon our ZEFS device achieving EURO2 standards in tests to be conducted in Shanghai. These tests were successfully completed in April 2006, during which tests of our ZEFS device achieved EURO2 standards and the combination of our ZEFS and CAT-MATE devices achieved EURO3 standards.

Based on the success of recent testing of our ZEFS device meeting EURO3 standards, we now also intend to seek distribution opportunities for our devices in Europe, in addition to our marketing efforts in the United States and Asia. See “Independent Laboratory and Scientific Testing” above.

We also intend to pursue marketing of our products in developing nations of the world. Harmful exhaust emissions from motorcycles and automobiles in developing countries is at the highest levels because of the continued widespread use of older models with either no or malfunctioning catalytic converters. We intend to continue to work with governments worldwide at all levels, together with industry, to capitalize on our technology to achieve what we know to be common global environmental objectives.

In November 2004, management met with UNEP in New York to enlist its aid with this objective. By UNEP invitation, we participated in a UNEP-sponsored meeting in Bali, Indonesia in December 2004, which resulted in the initiation of informal negotiations with United Nations and government officials to explore the possibility of pilot programs using our technology in Indonesia, Kenya, Mexico, Thailand, Brazil and Sri Lanka.

We also participated in a United Nations sponsored Summit in Lake Toba, North Sumatra, Indonesia in March 2005. This resulted in an announcement by the Lake Toba Summit Chair, Nico Barito, endorsed by HRH Sri Sultan Hamengkubowono X of Yogyakarta and the late Governor of North Sumatra, Razil Nurdin, of two pilot programs intended to minimize carbon monoxide emissions, hydrocarbons and oxides of nitrogen, by installing our ZEFS devices on 10,000 student motorcycles at universities in Yogyakarta and Medan in Indonesia. Recently, in consultation with the program sponsors, we modified the pilot programs, which are now being conducted in cooperation with the Honda distributor in Medan, C.V. Indako Trading Co. Under the revised program, we fitted 50 Honda motorcycles in Medan to study the impact of our ZEFS devices on fuel economy and performance enhancement. The results of this program are expected in July 2006. We do not currently believe that the recent seismic and other geologic events in Indonesia will adversely affect our ability to conduct and complete this program. While this project is not expected to generate any revenue for us, we believe that it will provide evidence of the utility of our low-cost, easy-to-install technologies in developing countries for fuel efficiency and performance enhancement.

Manufacturing

We have outsourced the manufacture of our ZEFS devices to Quadrant Technologies Limited in connection with our pilot program in Indonesia. In addition, at present, we intend to outsource the manufacture of all our ZEFS devices to Quadrant Technologies. The magnets used in our ZEFS devices will be manufactured by Quadrant in China. The ZEFS device itself and other magnetic devices that we may produce, market and sell will be manufactured by Quadrant in the United States. We do not currently have an agreement in place with Quadrant for the manufacture of our ZEFS devices.

The manufacture of the magnets used in our ZEFS devices requires a rare-earth metal, neodymium. Neodymium is readily available in China, at relatively stable prices.

We intend to outsource the manufacture of our CAT-MATE devices to Kwong Kee in China, or other contract manufacturers. We do not currently have an agreement in place with Kwong Kee for the manufacture of our CAT-MATE devices. If we are unable to enter into an agreement with Kwong Kee for the manufacture of our CAT-MATE devices, we believe that alternative third party manufacturers are readily available at competitive prices.

Key components in the manufacture of our CAT-MATE devices, as is the case with all catalytic converters manufactured by others, include the precious metals palladium, platinum and rhodium. The prices for these precious metals are highly volatile. However, supplies of such precious metals are not restricted.

Competition

The automotive and motor engine industry is highly competitive. We have many competitors in the United States and throughout the world developing technologies to make engines more environmentally friendly and fuel efficient. For instance, automobile manufacturers have already developed catalytic converters on automobiles, in order to reduce emissions.

We are not aware of any products that compete directly with our ZEFS devices, or other magnetic devices that are currently under research and development by us. ZEFS provides the benefits of all of emission reductions, fuel efficiency and engine performance enhancement. There are competing products which provide one or more of the beneficial attributes of our ZEFS devices, but not all three benefits. Additionally, we believe that those competing products that show benefit in more than one area demonstrate greater benefit in only one area and provide only minimal improvements in other areas. This contrasts with the testing of our ZEFS devices. Please see “Independent Laboratory and Scientific Testing” above.

Competing emissions reduction products are largely comprised of catalytic converters and alternative fuels. Catalytic converters are much more expensive than our products, and are sensitive and subject to damage caused by the poor quality or adulteration of fuel commonly used in developing nations. In addition, while catalytic converters reduce emissions, they do not improve fuel efficiency or engine performance. Domestically, there are a large number of manufacturers and distributors of catalytic converters, such as Engelhart Inc., Dow Corning Inc., Delphi Corporation and Car Sound Exhaust System, Inc., among others. Internationally, most catalytic converters are manufactured and distributed by Engelhart Inc., Delphi Corporation and a large number of smaller businesses in a fragmented industry.

Alternative fuels, such as hydrogen, electricity, liquid natural gas and ethanol, generally require more costly conversions and the fuels are not readily available, if at all, in most of the world.

We are not aware of any other magnetic fuel treatments or products based on such technology which have been proven to significantly improve fuel mileage. There are many products currently on the market that claim to increase fuel efficiency. We believe that the majority of these products have not undergone or provided independent validation from a recognized third party, such as RAND, or testing at a certified laboratory. Fuel injection does improve fuel efficiency and performance, but is extremely expensive from the perspective of the developing nations of the world. Major domestic and international manufacturers and distributors of fuel injection systems include Delphi Corporation, Robert Bosch Corporation, Siemens Corporation, and a large number of smaller businesses in a fragmented industry.

We are not aware of any other magnetic fuel treatments or products based on such technology which have been proven to significantly improve performance. There are many products which a consumer can purchase to increase overall performance. All of the most effective such products, including forced induction, nitrous oxide injection and exotic exhaust, are very expensive, increase emissions, reduce fuel efficiency and shorter the life of the engine. Major domestic and international manufacturers and distributors of performance-enhancing systems include Holley Performance Products, Inc., Nitrous Express Inc., Paxton Automotive Corporation, Eaton Corporation, Vortec Engineering LLC, Flowermaster, Inc., Hedman Manufacturing, Inc., Gibson Performance, Inc. and a large number of smaller businesses in a fragmented industry.

Our CAT-MATE device is an enhancement of the traditional catalytic converter. Therefore, while there are no products that compete directly with CAT-MATE, CAT-MATE may be regarding as competing with the rest of the catalytic converter market. Domestically, there are a large number of suppliers of catalytic converters, such as Engelhart, Inc., Dow Corning Inc., Delphi Corporation and Car Sound Exhaust System, Inc., among others. Internationally, most catalytic converters are supplied from China by Engelhart, Inc., Delphi Corporation and a large number of smaller manufacturers in a fragmented industry.

Nonetheless, many of our competitors have greater financial, research, marketing and staff resources than we do. While we believe that our technology has greater benefits, it may be unable to gain market acceptance. Furthermore, research and development throughout the world is constantly uncovering new technologies. Although we are unaware of any technologies that compete directly with ours, there can be no assurance that any existing or future technology is or will be superior to our ZEFS and CAT-MATE devices.

Government Regulation and Environmental Matters

Our activities and products to date are not subject to any governmental regulations that would have a significant impact on our business. We believe that we are in compliance with all applicable regulations that apply to our business as it is presently conducted. Our products, as such, are not subject to certification or approval by the U.S. Environmental Protection Agency or other governmental agencies domestically or internationally. Instead, such agencies test and certify a sample engine fitted with our devices

Depending upon whether we manufacture or license our devices in the future and in which countries such devices are manufactured or sold, we may be subject to regulations, including environmental regulations at such time.

Because we do not presently intend to manufacture our own products, we do not believe that we will have any special requirements to comply with environmental rules and regulations in the United States or other countries for the foreseeable future.

Intellectual Property

In December 1998, the Company acquired all of the marketing and manufacturing rights to the ZEFS technology from the purported inventor of the technology in exchange for 5,000,000 shares of our common stock, $500,000 and $10 royalty for each unit sold. In November 2002, under our settlement with the bankruptcy trustee for the estate of the purported inventor and his wife, the trustee transferred all ownership and legal rights to an existing international patent application for the ZEFS Mark I device to us. In exchange for these rights, we gave the bankruptcy trustee an option to purchase 500,000 shares of our common stock at $1.00 share and $0.20 royalty on each device we sell. See “Legal Proceedings” and Note 1 to “Notes to Financial Statements”.

In May 2002, we settled a dispute with Kevin “Pro” Hart, who claimed proprietary rights to the ZEFS technology. He assigned to us any and all of his rights to the ZEFS technology in exchange for an option to purchase 500,000 shares of our common stock at $1.00 share and a $0.20 royalty on each device we sell. Mr. Hart served as a member of our Advisory Board until his death in March 2006.

The CAT-MATE technology was created by Adrian Menzell, a member of our research team in Australia. On August 20, 2003, Mr. Menzell filed preliminary Australian patent application #2004900192 for the CAT-FLAP. This technology was enhanced and on June 4, 2004, Mr. Menzell filed preliminary Australian patent application No. 2004903000 for the CAT-MATE. During subsequent development of the invention, further patent applications were filed in which John Kostic and/or Patrick Baker, who are consultants to our company, may have had inventive input. On September 1, 2003, we entered into an Assignment Agreement with Mr. Menzell, pursuant to which this technology was assigned to us in exchange for 20,000 shares of our common stock and a royalty of $.25 for each CAT-MATE device sold. On June 26, 2004, we received a deed of assignment from Mr. Menzell and each pending patent application was transferred to our name. Mr. Menzell currently also serves as our senior engineer.

ZEFS Patent Applications

We obtained the patent application for the ZEFS MK1 device [PCT/AU1/00585] originally filed in Australia on May 19, 2000. The International Filing Application for our ZEFS MK1 technology was filed on May 21, 2001 (Official No. 10/275946) [PCT/AU1/00585] and modified as ZEFS MK2 on July 9, 2003. On November 4, 2003 we filed for our ZEFS MK3 (#2003906094). The United States Patent and Trademark Office issued a Notice of Allowance of Patent dated January 24, 2005. The duration of the patent is 20 years from the date the original application was filed. Prior to the issuance of such patent, we relied solely on trade secrets, proprietary know-how and technological innovation to develop our technology and the designs and specifications for the ZEFS technology. Overall, we have applied for a patent on an international basis in approximately 64 countries worldwide.

ZEFS MK1 — Device For Saving Fuel and Reducing Emissions.  This fuel saving device has a disk-like nonmagnetic body provided with a central opening and a number of permanent magnets having opposed polarities positioned about the central opening to provide multidirectional magnetic fields. The device is positioned in a fuel air mixture to reduce emissions.

The following table summarizes the status of the ZEFS MK1 patent application in the following countries:

Country	Number	Filing Date	Status

Australia	2001258057	21 May 2001	GRANTED
Bosnia & Herzegovina	BAP 021290A	21 May 2001	Short Term Patent GRANTED. Apply for Standard Patent by 21/05/2009
Brazil	0111365-8	21 May 2001	Examination requested 5 September 2003. Report expected mid 2007
Bulgaria	107391	21 May 2001	Awaiting examination
Canada (small entity status)	2409195	21 May 2001	Examination to be requested by 21 May 2006
China	01809802.9	21 May 2001	Under examination — response filed
Columbia	02115018	21 May 2001	Examination requested 23 July 2004
Croatia	P20020982A	21 May 2001	Examination requested 29 August 2005
Czech Republic	PV 2002-4092	21 May 2001	Under Examination
Eurasian†††	200201237	21 May 2001	GRANTED
Europe††	019331222.2	21 May 2001	Awaiting examination
Georgia	4098/01-2002	21 May 2001	GRANTED
Hong Kong	04100327.0	21 May 2001	Automatic grant upon grant of the Chinese application
Hungary	P 03 01796	21 May 2001	Examination to be requested by 28 April 2006.

Country	Number	Filing Date	Status

India	IN/PCT/2002/01523	21 May 2001	Examination requested May 2005
Indonesia	WO0200202844	21 May 2001	Examination requested November 2003
Israel	152902	21 May 2001	Allowed/accepted — awaiting grant
Korea [South]	2002-7015531	21 May 2001	Examination to be requested by 21 May 2006
Japan	586731/2001	21 May 2001	Examination to be requested by 21 May 2008
Mexico	PA/A/2002/011365	21 May 2001	Awaiting examination
Morocco	PV/26.964	21 May 2001	GRANTED
New Zealand	523113	21 May 2001	GRANTED
Norway	20025531	21 May 2001	Awaiting examination
Poland	P358837	21 May 2001	Awaiting examination
Serbia/Montenegro	P-870/02	21 May 2001	Examination requested December 2002
Singapore	93310 [WO 01/90562]	21 May 2001	GRANTED
South Africa	2002/10013	21 May 2001	GRANTED
Sri Lanka	12918	21 May 2001	Awaiting examination
Trinidad & Tobago	TT/A/2002/00213	21 May 2001	Allowed/accepted — awaiting grant
Ukraine	20021210144	21 May 2001	Allowed/accepted — awaiting grant
United States	10/275946	21 May 2001	GRANTED
Vietnam	1-2002-01168	21 May 2001	Response to Office Action filed with IPO

††	European patent application covers Austria Belgium Switzerland Liechtenstein Cyprus Germany Denmark Spain Finland France Great Britain Greece Ireland Italy Luxembourg Netherlands Portugal Sweden Turkey Lithuania Latvia Slovenia Romania Macedonia.

†††	The Eurasian Patent Convention was signed on September 9, 1994 in Moscow by the Heads of the Governments of the Republic of Azerbaijan, the Republic of Armenia, the Republic of Belarus, Georgia, the Republic of Kazahkstan, the Kyrgyz Republic, the Republic of Moldova, the Russian Federation, the Republic of Tajikistan and Ukraine.

ZEFS MK2 — Device for Saving Fuel and Reducing Emissions.  This fuel saving device similar to that of the MK1 except that a central magnet can be provided in the opening and the peripheral magnets extend only partially through the depth of the body and stop short of the top wall to provide the option of moving the magnetic field further away from the base of the carburetor to increase the area of magnetic influence between the point of fuel atomization and the point of cessation of magnetic influence.

The priority date is July 19, 2003 from Australian patent application 2003903626.

The following table summarizes the status of the ZEFS MK2 patent application in the following countries:

Country	Number	Filing Date	Status

Taiwan	1236519	19 July 2003	GRANTED
China	200480025660.X	15 July 2004	Filed, awaiting Examination
Europe	04737571.2	15 July 2004	Filed Awaiting Examination
India	300/KOL NP/06	15 July 2004	Examination Due by 15 July 2006
Indonesia	WO0200600441	15 July 2004	Filed
Japan	Awaiting	15 July 2004	Filed
United States	10/564747	15 July 2004	Filed, awaiting examination

Approximately 125 countries are covered by the PCT. National Patent Applications were filed on or before January 15, 2006.

ZEFS MK3 — Emission Control Devices.  This emission control device is particularly suited for fuel injection systems which has an elongate body formed with one or more channels and a number of permanent magnets is positioned in the channels. The device sits on a fuel rail.

The priority date is November 4, 2003 from Australia patent application 2003906094.

The following table summarizes the status of the ZEFS MK3 patent application in the following countries:

Country	Number	Filing Date	Status

Thailand	095155	3 November 2004	Awaiting examination
International	PCT/AU2004/001518	4 November 2004	Demand for International Preliminary Examination filed 8 June 2005 — awaiting report.
China	Awaiting Number	4 November 2004
Japan	Awaiting Number	4 November 2004
United States	Awaiting Number	4 November 2004
Europe	Awaiting Number	4 November 2006

Approximately 125 countries are covered by the PCT. National Patent Applications were filed by May 4, 2006.

CAT-MATE Patent Applications

CAT-FLAP (Afterburner) — Improvements in or Relating to Emission Control Systems.  A catalytic converter is provided in an engine exhaust flow to reduce emissions. A valve is provided downstream from the catalytic converter. The valve is in a closed position when the exhaust flow volume is low to keep the hot exhaust gas around the catalytic converter to keep the catalytic converter within its operational temperatures. When the exhaust flow volume is high (e.g. the engine is revving) the catalyst is kept at its operational temperature by normal gas flow and valve is opened to not impede exhaust flow. A simple hinge flap is one method by which this can be achieved.

Country	Number	Filing Date	Status

Thailand	096762	4 January 2005	Application filed — awaiting examination
Taiwan	93140533	24 December 2004	Application filed. Substantive examination to be requested by 24 December 2007.
Malaysia	PI20050041	6 January 2005	Application filed — awaiting examination.
International	PCT/AU2004/001821	23 December 2004	IPE requested 21 June 2005 — awaiting report. Awaiting Written Opinion

The priority date is January 16, 2004 from Australian patent application 2004900192.

Approximately 125 countries are covered by the PCT. National Patent Applications are due by July 8, 2006.

CAT-MATE — Inline Exhaust Device to Improve Efficiency of a Catalytic Converter.  A set of rings is placed downstream from the catalytic converter to re-radiate heat to the catalytic converter to keep the converter working at a warmer temperature and therefore greater efficiency.

The priority date is June 4, 2004 from Australian patent application 2004903000.

This invention was incorporated into the specifications filed pursuant to the CAT-FLAP invention.

Method and Apparatus for Treatment of a Fluid (Temple University).  This is an apparatus for the magnetic treatment of oils to improve viscosity.

Country	Number	Filing Date	Status

GCC*	GCC/P/2005/5066	22 August 2006	Application filed — awaiting examination.
International**	PCT/AU2005/000688	13 May 2005	Clear ISR received.

*	The GCC application covers Kuwait, Oman, Qatar, Saudi Arabia, the United Arab Emirates, and Bahrain.

**	This application is in the name of Temple University of the Commonwealth System of Higher Education.

The priority date is May 14, 2004 from Australian patent application 2004902563.

Approximately 125 countries are covered by the PCT. National patent applications are due by November 14, 2006.

Other Patent Applications

Device for Saving Fuel and Reducing Emissions.  This device uses stacked magnets.

The priority date is June 21, 2005 from Australian patent application 2005903248.

Under the terms of the Paris Convention, the Australian patent application provides “cover note” type protection for 12 months (i.e. until June 21, 2006) in all countries that are party to the Paris Convention, and there are over 160 countries, including all the major economies.

An international patent application reserving rights in this invention was filed in June 2006, including the right to the priority date of 12 June 2005, in all 132 members of the PCT. The Company has also filed national applications in Malaysia, Thailand and Taiwan, countries which are not signatories to the PCT. Combined, these filings result in pending patent protection of the invention in 135 countries.

The international patent application will undergo a search and amendments to the claims are anticipated in the course of the International Search Report stage of the PCT process. At the International Preliminary Examination stage, the Company intends to make detailed submissions to more clearly distinguish the invention from those in the prior art. At the conclusion of these two stages, it will be necessary for the Company to decide in which specific countries it should proceed to National Phase.

Trademarks

We have also filed two applications for trademark protection for CAT-MATE, as follows:

Class 7: Devices to reduce noxious exhaust emissions from combustion engines; devices positioned in the exhaust flow of an exhaust of a combustion engine and to reduce pollutants in the exhaust; devices to radiate or transmit heat to a catalytic converter in an exhaust system; devices to radiate or transmit heat to a catalytic converter in an exhaust system and which absorbs the heat from the exhaust gasses and reradiates the heat to the catalytic converter in the exhaust system; all the foregoing being for petrol or diesel engines.

Country	Number	Filing Date	Status	Renewal

Australia	1008291	25 June 2004	Registered	25 June 2014
Madrid*	858359	21 December 2004	Registered	21 December 2014

*	The Madrid Protocol application designated the following countries:

•	United States;

•	China;

•	European Community;

•	Japan;

•	Korea; and

•	Singapore.

Non-Disclosure Agreements

To further protect our intellectual property, we have entered into agreements with certain employees and consultants, which limit access to, and disclosure or use of, our technology. There can be no assurance, however, that the steps we have taken to deter misappropriation of our intellectual property or third party development of our technology and/or processes will be adequate, that others will not independently develop similar technologies and/or processes or that secrecy will not be breached. In addition, although management believes that our technology has been independently developed and does not infringe on the proprietary rights of others, there can be no assurance that our technology does not and will not so infringe or that third parties will not assert infringement claims against us in the future. Management believes that the steps they have taken to date will provide some degree of protection, however, no assurance can be given that this will be the case.

Employees

As of June 1, 2006, we had nine full-time employees and six part-time employees. As of such date, we also utilized the services of two full-time paid consultants in our R&D facility in Queensland, Australia and two additional part-time paid consultants to assist us with various matters, including marketing. We intend to hire additional personnel to provide services when they are needed on a full-time basis. We recognize that our efficiency largely depends, in part, on our ability to hire and retain additional qualified personnel as and when needed and we have adopted procedures to assure our ability to do so.

Properties

Our principal executive offices consist of leased space in North Hollywood, California. We lease this space from KZ Golf, Inc. (“KZG”), pursuant to a lease we originally entered into on October 16, 2003 and which expired on October 16, 2005. We exercised an option to renew the lease, which renewal term was due to expire on October 15, 2007. Through October 16, 2005, the rent was $3,400 per month for approximately 1,225 square feet, and for comprehensive office support services, including reception, parking and conference facilities. During the extended lease term, the rent was $3,740 per month.

In connection with our need to acquire additional office space and expanded services as our business activities grow, we entered into a new lease dated as of January 1, 2006 with KZG, replacing the prior lease and the terms applicable under the extended term thereof. The new lease is for a term of 19 months, expiring July 31, 2007. The new rent is $6,208 per month for approximately 1,700 square feet of office space, and for additional common area use, expanded office support services, including a computer network, and additional parking spaces. We have the right to renew the lease for an additional term of two years at a 10% increase over the then-current rent.

Bruce H. McKinnon, our President and a director, is an owner of KZG. Management believes that the terms of the lease with KZG are no less favorable than what we would have had to pay for equivalent space and comparable services with an unaffiliated party. See “Certain Relationships and Related Transactions”.

Our research and development facility located in Queensland, Australia is leased. We entered into the lease for this facility on November 15, 2003 for a term of two years, and extended the lease on a month-to-month basis thereafter until March 14, 2006. The rent during this period was AUD $1,292 (approximately US $956) per month. On March 14, 2006, we entered into a new lease for this facility for a term of two years commencing March 15, 2006 at a rent of AUD $1462 (approximately US $1,082). Upon the termination of the term of the lease, we have the option to renew the lease up to two times, each for an additional two-year term, at an increase over the base rent of the greater of 5% or the increase in the annual consumer price index in Australia. We believe that our present research and development facility is adequate for our current and planned activities and that suitable additional or replacement facilities in the Queensland area are readily available on commercially reasonable terms should such facilities be needed in the future.

Our engineering, production and testing facility is located in Morgan Hill, California. The lease for this facility was entered into on September 1, 2005 and amended on February 1, 2006. The term is for two years, expiring on August 31, 2007. The base rent is $4,160 per month for approximately 5,600 square feet of office and industrial usage space, and is renewable, at our option, for two additional years at the then prevailing market rate. We believe that this space is adequate for our current and planned engineering, production and testing activities.

Legal Proceedings

On December 19, 2001, the SEC filed civil charges in the United States Federal District Court, Southern District of New York, against us, our former President and then sole director Jeffrey A. Muller, and others, alleging that we and the other defendants were engaged in a fraudulent scheme to promote our stock. The SEC complaint alleged the existence of a promotional campaign using press releases, Internet postings, an elaborate website, and televised media events to disseminate false and materially misleading information as part of a fraudulent scheme to manipulate the market for stock in our corporation, which was then controlled by Mr. Muller. On March 22, 2002, we signed a Consent to Final Judgment of Permanent Injunction and Other Relief in settlement of this action as against the corporation only, which the court approved on July 2, 2002. Under this settlement, we were not required to admit fault and did not pay any fines or restitution. The SEC’s charges of fraud and stock manipulation continue against Mr. Muller and others.

On July 2, 2002, after an investigation by our newly constituted board of directors, we filed a cross-complaint in the SEC action against Mr. Muller and others seeking injunctive relief, disgorgement of monies and stock and financial restitution for a variety of acts and omissions in connection with sales of our stock and other transactions occurring between 1998 and 2002. Among other things, we alleged that Mr. Muller and certain others sold Company stock without providing adequate consideration to us; sold insider shares without making proper disclosures and failed to make necessary filing required under federal securities laws; engaged in self-dealing and entered into various undisclosed related-party transactions; misappropriated for their own use proceeds from sales of our stock; and entered into various undisclosed arrangement regarding the control, voting and disposition of their stock. On July 30, 2002, the U.S. Federal District Court, Southern District of New York, granted our application for a preliminary injunction against Mr. Muller and others, which prevented Mr. Muller and other cross-defendants from selling, transferring, or encumbering any assets and property previously acquired from us, from selling or transferring any of our stock that they may own or control, or from taking any action to injure us or our business and from having any direct contact with our shareholders. The injunctive order also prevents Mr. Muller from engaging in any effort to exercise control over our corporation and from serving as an officer or director of our company. While we believe that we have valid claims, there can be no assurance that an adverse result or settlement would not have a material adverse effect on our financial position or cash flow.

In the course of the litigation, we have obtained ownership control over Mr. Muller’s claimed patent rights to the ZEFStm device. Under a Buy-Sell Agreement between Mr. Muller and dated December 29, 1998, Mr. Muller, who was listed on the ZEFS devise patent application as the inventor of the ZEFS device, purported to grant us all international marketing, manufacturing and distribution rights to the ZEFS device. Those rights were disputed because an original inventor of the ZEFS device contested Mr. Muller’s legal ability to have conveyed those rights.

In Australia, Mr. Muller entered into a bankruptcy action seeking to overcome our claims for ownership of the ZEFS device. In conjunction with these litigation proceedings, a settlement agreement was reached with the bankruptcy trustee whereby the $10 per unit royalty previously due to Mr. Muller under his contested Buy-Sell Agreement was terminated and replaced with a $.20 per unit royalty payable to the bankruptcy trustee. On November 7, 2002, under a settlement agreement executed with Mr. Muller’s bankruptcy trustee, the trustee transferred to us all ownership and legal rights to this international patent application for the ZEFS device.

Both the SEC and we filed Motions for Summary Judgment contending that there are no material issues of fact in contention and as a matter of law, the Court should grant a judgment against Mr. Muller and the cross-defendants.

Mr. Muller and several of the defendants filed a Motion to Dismiss the complaint filed by us and moved for summary judgment in their favor. On December 28, 2004, Judge George B. Daniels, denied the cross-defendants’ motion to dismiss our cross-complaint, denied the defendants’ request to vacate the July 2, 2002 preliminary injunction and denied their request for damages against us. The court also refused to grant a summary judgment in favor of the cross-defendants and dismissed Mr. Muller’s claims against us for indemnification for his legal costs and for damages resulting from the litigation. Neither Mr. Muller nor any of the cross-defendants have filed any cross-claims against us and we are not exposed to any liability as a result of the litigation, except for possibly incurring legal fees and expenses should we lose the litigation.

On November 16, 2005, the Court granted the SEC’s motion for summary judgment. In granting the motion, the Court has barred Mr. Muller from serving as an officer or director of a public company for a period of 20 years, ordered Mr. Muller to disgorge any shares of our stock that he still owns and directed the Company to cancel any issued and outstanding shares of our stock still owned by Mr. Muller. Mr. Muller was also ordered to disgorge to the SEC unlawful profits in the amount of $7.5 million and a pay a civil penalty in the amount of $100,000. Acting in accordance with the ruling and decision of the Court, we have canceled (i) 8,047,403 shares of its common stock held by Mr. Muller and/or his affiliates, (ii) options to acquire an additional 10,000,000 shares of our common stock held by Mr. Muller personally and (iii) $1,017,208 of debt which Mr. Muller claimed was owed to him by the Company.

In response to the November 16, 2005 decision by the Court, Muller filed a motion seeking to set aside the Decision and Order of the Court. On March 31, 2006, the Court issued a Decision and Order denying Muller’s Motion to set aside the Decision on Summary Judgment issued against Muller on November 16, 2005.

A final decision on the motion for summary judgment filed by us, which potentially would terminate the ongoing litigation, is still pending. Should the Court not grant summary judgment in our favor, the case will be scheduled for final disposition in a trial. Although the outcome of this litigation cannot be predicted with any degree of certainty, we are optimistic that, based upon previous developments in the litigation and the Court’s granting of the SEC’s motion for summary judgment, the Court’s ruling on our motion for summary judgment will either significantly narrow the issues for any later trial or will result in a final disposition of the case in a manner favorable to us.

In April 2005, Jeffrey A. Muller, the Company’s former sole director and executive officer, filed a complaint against us in the Federal District Court for the Central District of California, seeking declaratory and injunctive relief and alleging unfair competition in connection with a claimed prior patent interest in the ZEFS device and stock option rights. In seeking declaratory relief, Mr. Muller is seeking to have the patent rights in the ZEFS device that were previously transferred to us by Mr. Muller’s bankruptcy trustee declared null and void.

This lawsuit brought by Mr. Muller arose out of the same claims that are the subject of ongoing litigation in the Federal District Court for the Southern District of New York, in which we have previously obtained a preliminary injunction against Mr. Muller barring him from any involvement with the Company and preventing Mr. Muller, his agents or assigns, from exercising any claimed rights to our assets or stock. Mr. Muller previously filed the same complaint in the Federal District Court for the Southern District of New York, which claim is still pending. On December 28, 2004, Federal District Court Judge George B. Daniels issued a decision dismissing motions filed by Mr. Muller against our cross-claims. The dismissal of those motions involved similar causes of action as those contained in Mr. Muller’s recent lawsuit commenced in the Federal District Court for the Central District of California. Since the case in New York is still pending, we believe that the filing of the new lawsuit in California is subject to various defenses which should result in the dismissal of the new lawsuit.

On January 25, 2006, Mr. Muller’s complaint, filed in the California District Court and transferred to the Federal Court in the Southern District of New York, was assigned to Judge George B. Daniels. It is expected that the Court will consolidate that complaint with the already pending claims encompassed within our Motion for Summary Judgment. While we believe that we have valid claims and defenses, there can be no assurance that an adverse result or outcome on the pending motions or a trial of this case would not have a material adverse effect on our financial position or cash flow.

MARKET PRICE OF COMMON STOCK
AND OTHER STOCKHOLDER MATTERS

Market Information

Through February 1, 2006, our common stock was quoted on the Pink Sheets under the symbol “ZERO.PK” Effective February 2, 2006, our common stock is quoted on the Over the Counter Bulletin Board under the symbol “ZERO.OB”. The following table sets forth the high and low closing prices of our common stock for the quarters indicated as quoted on the Pink Sheets through February 1, 2006, and on the OTC Bulletin Board since February 2, 2006:

	2004
	High	Low

First Quarter	$1.50	$0.95
Second Quarter	$2.05	$1.20
Third Quarter	$1.95	$1.20
Fourth Quarter	$1.90	$1.16

	2005
	High	Low

First Quarter	$1.49	$0.90
Second Quarter	$1.20	$0.90
Third Quarter	$1.14	$0.75
Fourth Quarter	$1.01	$0.72

	2006
	High	Low

First Quarter	$4.74	$0.65

Holders

According to the records of our transfer agent, we had 1,050 stockholders of record of our common stock and we estimate that we had approximately 1,629 additional beneficial owners of our common stock held in street name, at April  10, 2006.

Dividends

We do not pay a dividend on our common stock and we currently intend to retain future cash flows to finance our operations and fund the growth of our business. Any payment of future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions in respect to the payment of dividends and other factors that our Board of Directors deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the Financial Statements and supplementary data referred to elsewhere in this prospectus.

This discussion contains forward-looking statements that involve risks and uncertainties. Such statements, which include statements concerning future revenue sources and concentration, selling, general and administrative expenses, research and development expenses, capital resources, additional financings and additional losses, are subject to risks and uncertainties, including, but not limited to, those discussed above under “Risk Factors” and elsewhere in this prospectus, that could cause actual results to differ materially from those projected. Unless otherwise expressly indicated, the information set forth in this prospectus is as of the date of the prospectus, and we undertake no duty to update this information.

These forward-looking statements include predictions regarding our future:

•	revenues and profits;

•	customers;

•	research and development expenses and efforts;

•	scientific test results;

•	sales and marketing expenses and efforts;

•	liquidity and sufficiency of existing cash;

•	pending and future financings;

•	technology and products;

•	the outcome of pending or threatened litigation; and

•	the effect of recent accounting pronouncements on our financial condition and results of operations.

You can identify these and other forward-looking statements by the use of words such as “may,” “will,” “expects,” “anticipates,” “believes,” “estimates,” “continues,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the heading “Risk Factors” in this prospectus. All forward-looking statements included in this document are based on information available to us on the date hereof. We assume no obligation to update any forward-looking statements.

Overview

We are a development stage company that is transitioning to operations. We have not yet generated revenues. Historically, we devoted the bulk of our efforts to the completion of the design, the development of our production models and the promotion of our products in the marketplace worldwide. Our devices, called “ZEFS” and “CAT-MATE”, are designed to reduce harmful emissions, and improve fuel efficiency and overall performance on equipment and vehicles driven by internal combustion engines. We have taken actions to secure our intellectual property rights to the ZEFS and CAT-MATE devices.

During 2005 and subsequently, we began to focus on the initial marketing of our devices. We entered into the first agreements for the distribution of our products in late 2005 and early 2006. Our first two U.S. distributorship agreements with Team Phantom of Alaska and Motorcycle Products Consulting of California, provides for the sale of our ZEFS devices in the North American OEM and after-market for motorcycles through the distributors to certain named prospective purchasers.

In January 2006, we entered into our first international distributorship agreement, with Golden Allied Enterprises (Group) Co., Ltd. (“GAE”). The agreement provides that GAE will serve as our exclusive distributor for our ZEFS and CAT-MATE devices in the People’s Republic of China. The agreement with GAE is conditioned upon our ZEFS device achieving EURO2 standards in tests to be conducted in Shanghai. These tests were conducted and passed in April 2006.

We anticipate that we will begin delivering devices under these agreements commencing in the third quarter of 2006 and we currently believe that we will begin to generate revenue in late 2006.

In April 2006, we entered into a product development agreement with Kwong Kee (Qing Xin) Environmental Exhaust Systems Company, Ltd. in China. Kwong Kee, a manufacturer of mufflers and catalytic converters, will collaborate with us on product development of our CAT-MATE technology. As part of our strategic alliance, Kwong Kee will make available its research and development facilities, testing equipment and product design and development support team.

In addition, we are continuing our marketing efforts to international governmental entities in cooperation with the United Nations Environmental Programme (UNEP) and various original equipment manufacturers (OEMs), and the aftermarket to sell or license our ZEFS and CAT-MATE devices and technology. We anticipate that these efforts will continue during the remainder of 2006.

Expenses have been funded primarily through the sale of stock and convertible debt. We have raised capital in 2006 and will need to raise additional capital in 2006, and possibly beyond, to fund our sales and marketing efforts, continuing research and development, and certain other expenses, until our revenue base grows sufficiently.

Results of Operation

Three-Month Period Ended March 31, 2006 Compared to Three-Month Period Ended March 31, 2005

To date, we have not generated any revenues and our business continues in the development stage. We have focused our efforts on verifying and developing our technologies and devices and commencing marketing efforts for their license or sale. We expect to begin generating revenue in the third quarter of 2006.

General and administrative expenses were $2,940,011 for the three-month period ended March 31, 2006, compared to $661,595 for the three-month period ended March 31, 2005, an increase of $2,278,416. This increase is primarily attributable to an increase in non-cash expenses in the amount of $2,007,888. These non-cash items are made up of accounting valuation and amortization of warrant values associated with convertible debt financing totaling $1,183,293, which includes approximately $49,000 of accrued interest, revaluation of options and warrants using the Black- Scholes option pricing model amounting to $803,551, and depreciation of $21,044. Increases in cash expenses were $270,528 and were made up of Salaries, Benefits and Consulting Fees of $164,994; Corporate Expenses of $30,541; Professional Fees of $50,250; and Rent and Utilities and Office Expenses of $24,743.

Research and development expenses were $57,294 for the three-month period ended March 31, 2006, compared to $401,485 for the three-month period ended March 31, 2005, a decrease of $344,191. This decrease is primarily attributable to a decrease in research by RAND Corporation of $380,032, offset in part by an increase in product research, testing and prototype expenses of $35,841.

We expect our operating costs to increase during the balance of fiscal year 2006, primarily as a result of anticipated increases in product development expenses, general and administrative expenses and marketing expenses, as we continue production and sales activities during 2006.

We had a net loss of $2,998,105 or $.10 per share for the three-month period ended March 31, 2006, compared to a net loss of $1,065,056 or $.03 per share for the three-month period ended March 31, 2005. We expect to incur additional net loss in the fiscal year ending December 31, 2006, primarily attributable to continued general and administrative expenses and marketing-related expenditures without the benefit of any significant revenue for the remainder of the year.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

To date, we have not generated any revenues and our business continues in the development stage. We have focused our efforts on verifying and developing our technologies and devices and commencing marketing efforts for their distribution and sale. We entered into the first agreements for the distribution of our devices in late 2005 and early 2006.

General and administrative expenses were $2,980,046 for the fiscal year ended December 31, 2005, compared to $3,323,030 for the fiscal year ended December 31, 2004, a decrease of $342,984. This decrease is attributable to decreases in non-cash amortization of deferred compensation, consulting fees, director fees, professional fees and settlement costs ($938,935); corporate expenses ($36,695) and travel ($34,007), partially offset by increases in non-cash interest relating to convertible debt ($296,692); salaries and consulting ($201,749); interest and finance costs ($53,591); other office expense ($39,049); insurance ($24,549); professional fees ($23,741); rent and utilities ($16,619); and non-cash depreciation ($10,660).

Research and development expenses were $1,150,361 for the fiscal year ended December 31, 2005, compared to $1,873,464 for the fiscal year ended December 31, 2004, a decrease of $723,103. Our research and development expenses include contractual payments to RAND, consultant’s fees, capital expenditures, cost of services and supplies. The decrease in research and development expenses is primarily attributable to a decrease in non-cash research expense of $1,210,450, as well as actual R&D expenses for Australia also decreasing by $20,375. These decreases were offset by increases in actual expenses at our United States R&D facility, which increased by $112,722, and, contractual payments to RAND Corporation, which increased by $395,000.

Patent settlement costs were $-0- in the fiscal year ended December 31, 2005, compared to $1,610,066 in the fiscal year ended December 31, 2004. The patent settlement costs in the fiscal year ended December 31, 2004 were attributable to the Black-Scholes valuation placed on 1,000,000 warrants issued in connection with the acquisition of certain of our intellectual property.

Net other income increased by $1,011,940 primarily from the cancellation of the Muller loan of $1,017,208.

We had a net loss of $3,115,186, or $.08 per share, for the year ended December 31, 2005, as compared to a net loss of $6,803,280, or $.19 per share in the fiscal year ended December 31, 2004. We expect a decrease in the net loss in the fiscal year ending December 31, 2006 primarily attributable to sales we currently expect in the third and fourth quarter of 2006.

Liquidity and Capital Resources

We have incurred negative cash flow from operations in the development stage since our inception in 1998. As of March 31, 2006, we had cash of $320,344 and an accumulated deficit of $23,244,179. Our negative operating cash flow since inception has been funded primarily through the sale of common stock, issuance of convertible notes, and, to a lesser degree, by proceeds we received from the exercise of options and warrants.

The financial statements contained herein have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of our business. As reflected in the accompanying financial statements, we had a net loss of $2,998,105 and negative cash flow from operations of $935,963 for the three-month period ended March 31, 2006 and a stockholders’ deficiency of $2,256,315 as of March 31, 2006. These factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to raise additional funds and implement our business plan. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

As of March 31, 2006 our expenses ran at a “burn rate” of approximately $350,000 per month, and since that time, due to expanded activities, our expenses have run and are expected to continue to run, at a “burn rate” of approximately $400,000 per month. Even assuming that we will not be required to repay our Investor Notes at maturity on July 31, 2006 (described in more detail below), because they have been converted into shares of our common stock, our current capital resources will be sufficient to fund operations only through October 2006, and we will require additional capital in order to operate beyond this date. We anticipate that at least a portion of our cash flow needs will be satisfied by the exercise of outstanding warrants to purchase our common stock, at variable prices, which are coming due at various times this year. In addition, we are actively pursuing other financing alternatives, none of which are in place at present.

In addition, during 2005 we sold an aggregate of $1,501,378 principal amount of our 9% convertible subordinated notes (the “Investor Notes”) due July 31, 2006 to certain investors. Net proceeds from this offering were $1,428,432. The noteholders may convert the Investor Notes voluntarily at any time prior to maturity. The Company may, at its option, require that the Investor Notes be converted into shares of our Common Stock if we raise at least $5,000,000 gross proceeds in one or more offerings of our securities prior to such date. We have not yet satisfied this condition, but intend to seek voluntary conversion of the Investor Notes on or prior to their maturity. As of June 21, 2006, noteholders holding $213,720 aggregate principal amount of Investor Notes voluntarily converted their Investor Notes into 305,314 shares of our common stock.

We sold an aggregate $1,075,000 principal amount of our 9% convertible subordinated notes to investors in late 2005 and early 2006 (the “Bridge Notes”). Net proceeds to us from the sale of the Bridge Notes were $935,250. Of this amount, $550,000 principal amount was issued in the three-month period ended March 31, 2006, resulting in net proceeds to the Company of $478,500. The Bridge Notes matured on May 31, 2006. Prior to the maturity of the Bridge Notes, all of the holders of the Bridge Notes voluntarily converted their Bridge Notes into an aggregate 1,535,715 shares of our common stock, at a conversion price of $.70 per share.

In 2006, we have raised capital through the sale of our common stock and are continuing to raise capital through the sale of our common stock, to provide the funds necessary to continue to execute on our business plan and repay the Investor Notes when they mature on July 31, 2006, to the extent that they are not converted into shares of common stock before such date.

In April 2006, we conducted an offering of shares of our common stock to two overseas investors, in which we raised $737,881 gross proceeds ($667,803 net proceeds).

In May 2006, we conducted an offering (the “PIPE Offering”) of shares of our common stock and warrants through our exclusive placement agent, Spencer Clarke LLC of New York, in which we raised $1,650,009 gross proceeds ($1,435,508 net proceeds).

During the three-month period ended March 31, 2006, we also raised $153,127 through the exercises of outstanding warrants. Subsequent to the end of the three-month period ended March 31, 2006 and through June 23, 2006, we raised an additional $927,000 through the exercise of outstanding warrants.

Future minimum commitments for non-cancelable operating leases, convertible notes (if not converted into common stock prior to maturity) and employment agreements as of March 31, 2006 are as follows:

	2006(1)	2007	2008	Total

Operating Leases	$106,000	$94,000	$3,000	$203,000
Convertible notes	1,288,000	—	—	1,288,000
Employment Agreements	593,000	759,000	—	1,352,000
Total	$1,987,000	$853,000	$3,000	$2,843,000

(1)	2006 is for the nine-month period ending December 31, 2006. 2007 and 2008 reflect the 12-month periods then ending.

Convertible notes above exclude notes totaling $1,082,000 that were converted into common stock subsequent to March 31, 2006.

We believe that exercises of in-the-money options and warrants, together with sales of our securities in the PIPE Offering, the other recent offerings we have undertaken and may undertake, will provide most of the proceeds needed to meet our capital requirements on a going forward basis, assuming that the Investor Notes are converted into common stock. However, there can be no assurance that the Investor Notes will be converted into common stock or that any required additional equity or debt financing will be available or available on terms favorable to us. If the Investor Notes are not converted into common stock, or if we are unable to obtain additional financing, we may be required to delay, reduce the scope of, or eliminate, our ongoing research and development programs, reduce our marketing and sales activities, or relinquish rights to technologies that we might otherwise seek to develop or commercialize.

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements, and we do not engage in trading activities involving non-exchange traded contracts. In addition, we have no financial guarantees, debt or lease agreements or other arrangements that could trigger a requirement for an early payment or that could change the value of our assets.

We do not believe that inflation has had a material impact on our business or operations.

Critical Accounting Policies and Estimates

Our discussion and analysis of financial condition and results of operations is based upon our Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these Financial Statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, expenses, and related disclosure of contingent assets and liabilities. We evaluate, on an on-going basis, our estimates and judgments, including those related to the useful life of the assets. We base our estimates on historical experience and assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The methods, estimates and judgments we use in applying our most critical accounting policies have a significant impact on the results that we report in our Financial Statements. The SEC considers an entity’s most critical accounting policies to be those policies that are both most important to the portrayal of a company’s financial condition and results of operations and those that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about matters that are inherently uncertain at the time of estimation. We believe the following critical accounting policies, among others, require significant judgments and estimates used in the preparation of our Financial Statements:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Certain significant estimates were made in connection with preparing our financial statements as described in Note 2 to Notes to Financial Statements. See Part I, Item 1, “Financial Statements”. Actual results could differ from those estimates.

Stock-Based Compensation

On January 1, 2006, we adopted Statements of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123R”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. SFAS 123R supersedes our previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123R. We have applied the provisions of SAB 107 in our adoption of SFAS 123R.

We adopted SFAS 123R using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of our 2006 fiscal year. Stock-based compensation expense recognized under SFAS 123R for employees and directors for the three months ended March 31, 2006 was $478,490. Basic and diluted loss per share would have been $(0.08), if we had not adopted SFAS 123R, compared to reported basic and diluted loss per share of $(0.10) per share. As of March 31, 2006 there is $2,007,933 of unrecognized compensation expense related to unvested options that are expected to vest through February 2007. The weighted average period over which this expense is to be recognized is approximately five months.

Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board “(FASB”) issued Statement of Financial Accounting Standards No. 151, “Inventory Costs”. This Statement amends the guidance in ARB No. 43 Chapter 4

Inventory Pricing, to require items such as idle facility costs, excessive spoilage, double freight and rehandling costs to be expensed in the current period, regardless if they are abnormal amounts or not. This Statement will become effective for us in the first quarter of 2006. The adoption of SFAS No. 151 is not expected to have a material impact on our financial condition, results of operations, or cash flows.

In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”). SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. APB Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects of the cumulative effect of the change. In the event of such impracticality, SFAS No. 154 provides for other means of application. In the event the Company changes accounting principles, it will evaluate the impact of SFAS No. 154.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the name, age and position held by each of our executive officers and directors, as of June 26, 2006. Directors are elected for a period of one year and thereafter serve until the next annual meeting at which their successors are duly elected by the stockholders.

Name	Age	Position	Director Since

Eugene E. Eichler, CPA	79	Chief Executive Officer, Chief Financial Officer and Director	2002
Bruce H. McKinnon	64	President and Director	2002
John Bautista	47	Executive Vice President of Operations	—
Joseph Helleis(1)(2)(3)	68	Chairman of the Board and Director	2002
Hon. J. Joseph Brown, AO(2)(3)	74	Director	2002
John F. Price, Ph.D(1)(2)	62	Director	2002
Cecil Bond Kyte(1)(3)	35	Director	2006

(1)	Member of the Audit Committee. Additionally, the Board had determined that each of Mr. Helleis and Dr. Price is an audit committee financial expert, as that term is defined in Item 401(e) of Regulation S-B of the Securities Exchange Act of 1933.

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee

Biographical Information

Eugene E. Eichler, CPA, has served as our Chief Executive Officer since October 2005, assuming the position previously held by our late Chairman and Chief Executive Officer Edward L. Masry, and has served as our Chief Financial Officer since May 2002. He has also been a director since May 2002. Mr. Eichler served as our President from March 2004 to October 2005 and as our Chief Operating Officer from October 2001 to March 2004. Mr. Eichler was the Chief Financial Officer and Firm Administrator of the law firm Masry & Vititoe from 1982 to October 2001. From 1974 to 1982, Mr. Eichler provided financial consulting services to Foundation for HMO’s, Acne Care Medical Clinics and Earth Foods, Inc. From 1960 to 1974, Mr. Eichler headed financial consulting services for Milburn Industries and Brown, Eichler & Company. From 1953 to 1960, he held the position of Chief Budgets and Forecasts at North American Aviation. From 1951 to 1953, Mr. Eichler held various audit positions at the Atomic Energy Commission. Mr. Eichler received a B.A. from University of Montana.

Bruce H. McKinnon has served as our President since October 2005 and has been a director since May 2002. He served as our Executive Vice-President of Business Development from December 2003 to March 2004 and our Chief Operating Officer from March 2004 to October 2005. Mr. McKinnon served as Chief Executive Officer and President of KZ Golf, Inc., an international golf equipment company, from 1994 to December 2003. From 1990 to 1994, he was President and Chief Executive Officer of TTL Corporation and Novaterra, Inc., environmental remediation and technology corporations. Prior to 1990, Mr. McKinnon was an owner, Chairman and Chief Executive Officer of several international trading and manufacturing corporations.

John Bautista has served as our Executive Vice President of Operations since February 2006 and served as our Vice President of Operations from July 2005 through February 2006. He previously served as a consultant to our company from April 2005 to June 2005. From June 2003 to June 2005, Mr, Bautista was President and CEO of JDAK Enterprise, Inc., a company engaged in international importing, distribution and brokerage of motorcycle parts, as well as the production and assembly of custom motorcycles. From January 1999 through May 2003, Mr. Bautista was Mechanical Service and Calibration Department Manager for Mechanical Environmental Systems Analysis and Adjustment Agency. Mr. Bautista has technical knowledge and experience with ISO certified programs under Department of Defense, Department of Energy and Environmental Protection Agency regulations.

Joseph Helleis has served as a director since May 2002 and as our Chairman of the Board since December 2005, succeeding the late Edward L. Masry, who passed away on December 6, 2005. Mr. Helleis also serves as chairperson of the Audit Committee, and, until June 26, 2006, also served as chairperson of the Compensation Committee and the Nominating and Corporate Governance Committee. Since 2002, he has been operating his own financial services consulting firm, Joseph Helleis and Associates. From 2000 to 2002, he was President/Chief Executive Officer with Bank of Whittier, California. From 1981 to 2000, he served in senior executive capacities as Chairman/CEO, President/CEO, and Chief Credit Officer with number of financial institutions in the southern California region. After his honorable discharge from the United States Navy in 1960, Mr. Helleis served with Citibank in New York City until 1981 where his last position was Vice President/Senior Credit Officer for the New York State Business Banking Region.

Hon. J. Joseph (“John”) Brown, AO, has served as a director since May 2002. Reflecting the Company’s increased activities and growing corporate governance needs, Mr. Brown also became chairperson of the Compensation Committee on June 26, 2006. He has served as Chairman of the Australian Tourism Task Force since 1989 and currently is a professional consultant to Service Corporation International Australia. Mr. Brown has also served as director of Macquarie Tourism and Leisure since 1990. From 1983 to 1988, Mr. Brown was Minister for Sport and Tourism for the Australian government and from 1987 to 1988 he was the Minister for the Environment. He was a member of the Olympics bid teams for Brisbane (1992), Melbourne (1996) and the successful Sydney bid (2000). Mr. Brown was Founding Director of the Sydney Olympic Games Organizing Committee in 1992 and the Sydney Paralympic Organizing Committee in 1998.

John F. Price, Ph.D., has served as a director since May 2002. Reflecting the Company’s increased activities and growing corporate governance needs, Mr. Price also became chairperson of the Nominating and Corporate Governance Committee on June 26, 2006. He co-founded and has served as Chairman of the Board of Conscious Investing Pty Ltd., a software company, since May 2001. In June 1998, Mr. Price founded Price Value, Inc., a software company to market software that he developed. He has served as Chairman of the Board of Price Value, Inc. since 1998. Since October 1997, Mr. Price has held various teaching positions in mathematics and physics at University of New South Wales. From 1990 to 1998, he was professor and head of the Mathematics Department at Maharishi University of Management. Mr. Price received a B.Sc. and M.Sc. from the University of Melbourne and a Ph.D. from the Australian National University.

Cecil Bond Kyte has served as a director on February 21, 2006. Since December 2002, Mr. Kyte has been an investor in a number of businesses, including those in oil and gas exploration, and financial services, including SwissGuard International, GmbH, based in Zurich, Switzerland, of which he is a co-founder. SwissGuard serves the American annuity market with an emphasis on asset protection and growth. From February 2000 to November 2002, Mr. Kyte was employed by Chautauqua Airways, a United States regional carrier, in various capacities, including service as an airline pilot from February 2002 to November 2002. Mr. Kyte received a B. S. Degree in Accounting from Long Beach State University.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding the compensation earned during the last three fiscal years by the Named Executive Officers:

Summary Compensation Table

		Long-Term Compensation Awards
		Annual	Restricted Stock	Securities
	Fiscal	Compensation	Award(s)	Underlying	All Other
Name and Principal Position	Year	Salary ($)(4)	($)(5)	Options (#)	Compensation ($)

Edward L. Masry(1)	2005	$1	$—	490,909	$—
Chairman and Chief	2004	$1	$—	328,740	$—
Executive Officer	2003	$—	$—	—	$—
Eugene E. Eichler(2)	2005	$240,000	$—	425,000	$—
Chief Executive Officer	2004	$234,500	$—	286,956	$—
and Chief Financial Officer	2003	$172,328	$—	—	$—
Bruce H. McKinnon(3)	2005	$192,000	$—	350,000	$—
President	2004	$191,800	$—	236,956	$—
	2003	$—	$—	—	$—

(1)	Mr. Masry was appointed President and Chief Executive Officer in October 2001 at no annual salary. In March 2004, Mr. Masry relinquished his position as President, but continued to serve as Chief Executive Officer at a contractual salary of $1 per year until October 2005, when he resigned that position. Mr. Masry passed away on December 6, 2005. See “Employment Agreements” below.

(2)	Mr. Eichler was appointed Chief Operating Officer, Chief Financial Officer and Treasurer in October 2001. In March 2004, Mr. Eichler relinquished his position as Chief Operating Officer, and was appointed President of the Company, a position he held until October 2005, when he assumed the position of Chief Executive Officer. Mr. Eichler continues to serve as Chief Financial Officer. See “Employment Agreements” below.

(3)	Mr. McKinnon was appointed Executive Vice President of Business Development in October 2001. In March 2004, Mr. McKinnon was appointed Chief Operating Officer of the Company, a position he held until October 2005, when he assumed the position of President. See “Employment Agreements” below.

(4)	The law firm Masry & Vititoe, PC, of which Mr. Masry was a principal shareholder, paid for Mr. Eichler’s salary for 2003 pursuant to an arrangement under which we reimbursed Masry & Vititoe, PC for a portion of his salary. The portion reimbursed by us is shown in the table above.

(5)	The number and value of vested and unvested restricted stock based upon the closing market price of the common stock at December 30, 2005 ($0.72) were as follows: Mr. Eichler, 500,000 vested shares valued at $360,000; and Mr. McKinnon, 400,000 vested shares valued at $288,000. Messrs. Eichler’s and McKinnon’s shares vested in October 2003.

Stock Option Grants

The following table sets forth information concerning the stock option grants made to each of the Named Executive Officers during the 2005 fiscal year. No stock appreciation rights were granted to any of the Named Executive Officers during the 2005 fiscal year.

	Individual Grants
	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to	Exercise or
	Options	Employees in	Base Price	Expiration
Name	Granted	Fiscal 2005	per Share	Date

Edward L. Masry	90,909	5.6%	$1.10	03/02/09
Edward L. Masry	400,000	24.8%	$.85	03/02/14
Eugene E. Eichler	100,000	6.2%	$1.10	03/02/14
Eugene E. Eichler	325,000	20.2%	$.85	03/02/14
Bruce H. McKinnon	100,000	6.2%	$1.00	03/02/14
Bruce H. McKinnon	250,000	15.5%	$.85	03/02/14

Aggregated Option Exercises in Last Fiscal Year
And Year-End Option Values

No options were exercised by any of the Named Executive Officers during the 2005 fiscal year. No stock appreciation rights were exercised by any of the Named Executive Officers during the 2005 fiscal year. The following table sets forth the number of shares of our common stock subject to exercisable and unexercisable stock options which the Named Executive Officers held at the end of the 2005 fiscal year.

			Number of Securities
			Underlying Unexercised
	Shares	Value	Options at		Value of Unexercised
	Acquired on	Realized	Fiscal Year-End (#)		In-the-Money Options ($)(1)
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Edward L. Masry	—	$—	2,537,208	282,441	$2,458,468	$230,137
Eugene E. Eichler	—	$—	717,435	244,521	$674,970	$186,986
Bruce H. McKinnon	—	$—	385,586	201,370	$343,120	$143,836

(1)	Market value of our common stock at fiscal year-end minus the exercise price. The closing price of our common stock on December 30, 2005, the last trading day of the year, was $0.72 per share.

Employment Agreements

Agreement with Eugene E. Eichler.  On December 1, 2003, the Company entered into an employment agreement, which was subsequently amended, and then later amended and restated on June 26, 2006, with Eugene E. Eichler, pursuant to which he originally served as our Chief Operating Officer. Since October 5, 2005, Mr. Eichler has served as our Chief Executive Officer and Chief Financial Officer. The initial term of the agreement expires on December 31, 2007 and renews automatically for additional one-year terms unless either party has given notice of non-extension prior to the end of a term. Under the agreement, as amended, Mr. Eichler was paid base compensation of $192,000 per annum through March 1, 2004, $240,000 per annum from March 2, 2004 through October 4, 2005 and $300,000 per annum effective October 5, 2005. The base compensation is reviewable by the Board in subsequent years of the term. Mr. Eichler is also eligible to participate in the Company’s incentive and benefit plans, including eligibility to receive grants of stock options under the 2004 Plan, and an automobile allowance which is presently $822 per month and has been as much as $960 per month.

If Mr. Eichler’s employment is terminated by us without cause or as a result of his disability or death, he or his estate, as the case may be, will be entitled to receive an amount equal to the greater of (i) his highest base compensation paid to him with respect to one of the two years immediately preceding the year in which the termination occurs or (ii) his base compensation in effect immediately prior to the date of termination, for a period of one year beginning on the date of termination. In addition, he will be entitled to receive an amount equal to the greater of the aggregate bonus(es), if any, paid to him with respect to one of the two years immediately preceding the year in which the termination occurs. Mr. Eichler and his dependents will be entitled to continue to participate at the same levels in the Company’s benefit plans for a period of one year. If Mr. Eichler’s employment is terminated by him for good reason or as a result of a change of control, he will be entitled to receive all accrued salary, bonus and benefits for a period of three years from the date of termination. If Mr. Eichler’s employment is terminated by us for cause or by Mr. Eichler without good reason, he will only be entitled to receive accrued salary and benefits through the date of termination. The agreement also contains standard confidentiality and non-solicitation provisions.

Agreement with Bruce H. McKinnon.  On December 1, 2003, the Company entered into an employment agreement, which was subsequently amended and later amended and restated on June 26, 2006, with Bruce H. McKinnon, pursuant to which he originally served as our Executive Vice President of Business Development. Since October 5, 2005, Mr. McKinnon has served as our President. The initial term of the agreement expires on December 31, 2007 and renews automatically for additional one-year terms unless either party has given notice of non-extension prior to the end of a term. Under the agreement, as amended, Mr. McKinnon was paid base compensation of $153,600 per annum through March 1, 2004, $192,000 per annum from March 2, 2004 through October 4, 2005 and $240,000 per annum effective October 5, 2005. The base compensation is reviewable by the Board in subsequent years of the term. Mr. McKinnon is also eligible to participate in the Company’s incentive and benefit plans (except for the Company’s group health insurance plan), including eligibility to receive grants of stock options under the 2004 Plan and an automobile allowance of $900 per month. Mr. McKinnon participates in the group health plan maintained by KZ Golf, Inc. and the Company reimburses him for premium amounts he is required to contribute therefor.

If Mr. McKinnon’s employment is terminated by us without cause or as a result of his disability or death, he, or his estate as the case may be, will be entitled to receive an amount equal to the greater of (i) his highest base compensation paid to him with respect to one of the two years immediately preceding the year in which the termination occurs or (ii) his base compensation in effect immediately prior to the date of termination, for a period of one year beginning on the date of termination. In addition, he will be entitled to receive an amount equal to the greater of the aggregate bonus(es), if any, paid to him with respect to one of the two years immediately preceding the year in which the termination occurs. Mr. McKinnon and his dependents will be entitled to continue to participate at the same levels in the Company’s benefit plans for a period of one year. If Mr. McKinnon’s employment is terminated by him for good reason or as a result of a change of control, he will be entitled to receive all accrued salary, bonus and benefits for a period of three years from the date of termination. If Mr. McKinnon’s employment is terminated by us for cause or by Mr. McKinnon without good reason, he will only be entitled to receive accrued salary and benefits through the date of termination. The agreement also contains standard confidentiality and non-solicitation provisions.

Agreement with John Bautista.  On July 1, 2005, the Company entered into an employment agreement, which has since been amended and restated on June 26, 2006, with John Bautista, pursuant to which he served as our Vice President of Operations from July 1, 2005 through February 21, 2006 and Executive Vice President of Operations since February 21, 2006, at which time he also became an executive officer of the Company. The initial term of the agreement expired on December 31, 2005 and renews automatically for additional one-year terms unless either party has given notice of non-extension prior to the end of a term. Under the agreement, as amended, Mr. Bautista was paid base compensation of $120,000 per annum from July 1, 2005 through February 28, 2006 and $150,000 per annum effective March  1, 2006. The base compensation is reviewable by the Board of Directors in subsequent years of the term. Mr. Bautista is eligible to participate in the Company’s incentive and benefit plans (except for the Company’s group health insurance plan), including eligibility to receive grants of stock options under the 2004 Plan and an automobile allowance of $900 per month. Mr. Bautista participates in the group health insurance plan maintained by his spouse’s employer and the Company reimburses him for the premium amounts he is required to contribute therefor.

If Mr. Bautista’s employment is terminated by us without cause or as a result of his disability or death, he, or his estate as the case may be, will be entitled to receive an amount equal to the greater of (i) his highest base compensation paid to him with respect to one of the two years immediately preceding the year in which the termination occurs or (ii) his base compensation in effect immediately prior to the date of termination, for a period of one year beginning on the date of termination. In addition, he will be entitled to receive an amount equal to the greater of the aggregate bonus(es), if any, paid to him with respect to one of the two years immediately preceding the year in which the termination occurs. Mr. Bautista and his dependents will be entitled to continue to participate at the same levels in the Company’s benefit plans for a period of one year. If Mr. Bautista’s employment is terminated by him for good reason or as a result of a change of control, he will be entitled to receive all accrued salary, bonus and benefits for a period of three years from the date of termination. If Mr. Bautista’s employment is terminated by us for cause or by Mr. Bautista without good reason, he will only be entitled to receive accrued salary and benefits through the date of termination. The agreement also contains standard confidentiality and non-solicitation provisions.

Agreement with Edward L. Masry.  On December 1, 2003, the Company entered into an employment agreement with Edward L. Masry, pursuant to which he served as our Chief Executive Officer. The initial term of the agreement was due to expire on December 31, 2007 and would have renewed automatically for additional one-year terms unless either party had given notice of non-extension prior to the end of a term. The agreement provided for a base compensation of $1 per year. Mr. Masry was eligible to participate in the Company’s incentive and benefit plans, including eligibility to receive grants of stock options under the 2004 Plan.

If Mr. Masry’s employment was terminated by us without cause or as a result of his disability or death, he or his estate, as the case may be, will be entitled to receive an amount equal to the greater of the aggregate bonus(es), if any, paid to him with respect to one of the two years immediately preceding the year in which the termination occurs. In addition, Mr. Masry and his dependents would be entitled to continue to participate at the same levels in the Company’s benefit plans for a period of one year. If Mr. Masry’s employment had been terminated by him for good reason or as a result of a change of control, he would have been entitled to receive all accrued salary, bonus and benefits for a period of three years from the date of termination. If Mr. Masry’s employment had been terminated by us for cause or by Mr. Masry without good reason, he would only have been entitled to receive accrued salary and benefits through the date of termination. The agreement also contained standard confidentiality and non-solicitation provisions.

Mr. Masry passed away on December 6, 2005.

Compensation of Board of Directors

During 2006, our directors who are not officers or employees of the Company will be compensated for their services in the amount of $1,000 per meeting of the Board. In addition, the chairperson of the Audit Committee will receive a retainer of $3,000 per month and the chairperson of the Compensation, and Nominating and Corporate Governance Committees each will receive a retainer of $2,000 per month.

During 2005, our directors who were not officers or employees of the Company also each received, in addition to the foregoing cash compensation, annual grants of options to purchase 100,000 shares of our common stock, at $.85 per share. In addition, Joseph Helleis received an additional grant of options to purchase 75,000 shares of our common stock, at $.85 per share, for serving as the chairperson of the Audit, Compensation, and Nominating and Corporate Governance Committees. All of the foregoing options vest fully on the first anniversary of the date of grant. No option grants have yet been made to such directors in 2006.

The Company is undertaking a comprehensive review of its director compensation policy, including cash and non-cash components, with the assistance of an outside executive compensation consulting firm. Such review is ongoing at this time.

Stock Option Plan

Introduction.  On March 2, 2004, the Board approved our 2004 Stock Option Plan (the “2004 Plan”), subject to approval from our stockholders, which approval was received at the 2004 Annual Meeting on May 24, 2004. At the Annual Meeting of Stockholders held on May 24, 2005 (the “2005 Annual Meeting”), the Company’s stockholders approved an amendment to the 2004 Plan to increase the maximum number of shares of common stock that could be issued under the 2004 Plan from a total of 1,500,000 shares of common stock to 5,000,000 shares of common stock, or an increase of 3,500,000 shares.

On February 21, 2006, the Board approved and recommended to the stockholders for approval an additional amendment to the 2004 Plan to increase the maximum number of shares of common stock that can be issued under the 2004 Plan from a total of 5,000,000 shares of common stock to 7,000,000 shares of common stock, or an increase of an additional 2,000,000 shares. This proposal was approved by the Company’s stockholders at the 2006 Annual Meeting of Stockholders held on May 19, 2006.

We currently have outstanding options issued under the 2004 Plan to purchase approximately 3,931,257 shares of our common stock and options issued outside the 2004 Plan to purchase an additional 3,250,000 shares of our common stock. The weighted-average exercise price of all outstanding options is approximately $0.59 per share.

Purpose of the 2004 Plan.  The 2004 Plan is intended to benefit and strengthen the Company and its stockholders by:

•	encouraging stock ownership by selected key employees, directors, consultants and advisers

•	assisting the Company in attracting and retaining key personnel; and

•	providing to participating personnel added incentive for high level of performance.

Administration.  A committee of three or more people selected by the Board administers the 2004 Plan. The Board has designated the Compensation Committee as the administrator of the 2004 Plan.

Shares Available for Grant Under the Plan.  As originally adopted by the stockholders at the 2004 Annual Meeting, the 2004 Plan contained a total of 1,500,000 shares of our common stock, subject to adjustment in the event of certain changes in our capitalization. At the 2005 Annual Meeting, the stockholders approved an amendment to the 2004 Plan, increasing the total number of shares which can be the subject of grants under the 2004 Plan from 1,500,000 to 5,000,000, an increase of 3,500,000 shares. At the 2006 Annual Meeting, the stockholders approved a further amendment to the 2004 Plan, increasing the total number of shares which can be the subject of grants under the 2004 Plan from 5,000,000 to 7,000,000, an increase of an additional 2,000,000 shares. If an option terminates or expires for any reason without having vested and been exercised, the related shares of common stock will again become available for grant.

Eligibility.  All employees, directors, consultants and advisers of the Company are eligible to receive option grants under the 2004 Plan. As of March 31, 2006, two Named Executive Officers (as defined below on page 13), four non-employee directors and approximately eleven other employees were eligible to be selected by the Compensation Committee to receive grants under the 2004 Plan.

Types and Terms of Stock Options.  The Compensation Committee may grant either incentive stock options qualified with respect to Internal Revenue Code Section 422 (“ISOs”) or options not qualified under any section of the Internal Revenue Code (“non-qualified options”). All ISOs granted under the 2004 Plan must have an exercise price that is at least equal to the fair market value of our common stock on the grant date and, in the case of a person who is a 10% or greater stockholder, the exercise price must be at least 100% of the fair marketing value of our common stock on the grant date. The exercise price of a non-qualified option shall be determined by the Board or the Compensation Committee. As of March 31, 2006, the fair market value of a share of our common stock, determined by the closing price per share on that date as quoted on the OTC Bulletin Board, was $2.95. No stock option granted under the 2004 Plan may have a term longer than ten years and, in the case of a person who is a 10% or greater stockholder, the stock option may not have a term longer than five years. The exercise price of stock options may be paid in cash, or, if the Compensation Committee permits, by tendering shares of common stock.

Vesting.  The Compensation Committee has the authority to determine the amounts and period of time over which a stock option shall become exercisable (vest). However, the fair market value with respect to which an ISO is exercisable by an optionee during any calendar year may not exceed $100,000.

Stock Options Granted to Specific Individuals.  The number of options that any individual may be granted, if any, under the 2004 Plan will be determined, from time to time, in the discretion of the Compensation Committee or, when appropriate, the Board, and therefore cannot be determined in advance.

Federal Income Tax Consequences.  The following summary is intended only as a general guide to the United States federal income tax consequences under current law of incentive stock options and non-qualified stock options, which are authorized for grant under the 2004 Plan. It does not attempt to describe all possible federal or other tax consequences of participation in the 2004 Plan or tax consequences based on particular circumstances. The tax consequences may vary if options are granted outside the United States.

Incentive Stock Options.  An option holder recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Internal Revenue Code Section 422. Option holders who dispose of the shares acquired under an incentive stock option after two years following the date the option was granted and after one year following the exercise of the option will normally recognize a capital gain or loss upon a sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If an option holder satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an option holder disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the option holder upon the disqualifying disposition of the shares generally will result in a deduction by the Company for federal income tax purposes.

Non-Qualified Options.  Options not designated or qualifying as incentive stock options will be non-qualified options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a non-qualified option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a non-qualified option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as a capital gain or loss. No tax deduction is available to the Company with respect to the grant of a non-qualified option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a non-qualified option.

Other Considerations.  The Internal Revenue Code allows publicly-held corporations to deduct compensation in excess of $1 million paid to the corporation’s chief executive officer and its four other most highly compensated executive officers in office at the end of the tax year if the compensation is payable solely based on the attainment of one or more performance goals and certain statutory requirements are satisfied. We intend for compensation arising from grants of awards under the 2004 Plan which are based on performance goals, including stock options and stock appreciation rights granted at fair market value, to be deductible by us as performance-based compensation not subject to the $1 million limitation on deductibility.

Transferability.  All ISOs are non-transferable other than by will or the laws of descent and distribution and shall be exercisable during an optionee’s lifetime only by the optionee. The Compensation Committee may provide that a non-qualified option may be transferred under certain terms and conditions.

Extraordinary Events.  In the event of a sale of more than half the fair market value of the assets of the Company, the acquisition by a group or entity of more than 30% of the voting securities of the Company, or the dissolution or liquidation of the Company, all stock options not exercised shall terminate as of the date such transaction or event takes place, unless the stock options are assumed. The vesting of unvested stock options shall be accelerated in certain circumstances in connection with the acquisition of the assets or stock of the Company and the optionee shall be entitled to receive cash equal to the difference between the exercise price of the stock option and value of the consideration attributable to the transaction.

Amendment and Termination.  The Board or the Compensation Committee may suspend, amend or terminate the 2004 Plan at any time, but no such action may be taken without stockholder approval if such approval is required by law or if such action increases the maximum number of shares that may be issued under the 2004 Plan, reduces the exercise price of an ISO, increases the maximum term of an ISO or permits stock options to be granted to anyone not eligible to be granted options at the time of the adoption of the 2004 Plan. The Board may, with the consent of an optionee, make modifications of the terms and conditions of that person’s stock option, other than as described in the preceding sentence, in which case stockholder approval is also required.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 23, 2006 by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	our Chief Executive Officer and each of our four other most highly-compensated executive officers serving as such as of December 31, 2005 whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to the Company (such individuals are hereafter referred to as the “Named Executive Officers”); and

•	all of our directors and executive officers as a group.

As of June 23, 2006, there were 37,141,264 shares of our common stock outstanding.

	Number of Shares of	Percentage of
	Common Stock	Shares Beneficially
Name and Address of Beneficial Owner(1)	Beneficially Owned(2)	Owned(2)

Edward L. Masry(3)	7,388,740	17.7%
Cecil Kyte(4)	2,317,359	6.1%
Eugene E. Eichler(5)	2,049,699	5.2%
Bruce H. McKinnon(6)	1,544,512	4.0%
Joseph Helleis(8)	525,000	1.4%
John Price(7)	441,000	1.2%
John Brown(7)	400,000	1.1%
All directors and executive officers as a group (8 persons)(9)	15,208,466	33.0%

(1)	Unless otherwise indicated, the address of each listed person is c/o Save the World Air, Inc., 5125 Lankershim Boulevard, North Hollywood, California 91601.

(2)	Percentage of beneficial ownership is based upon 37,141,264 shares of our common stock outstanding as of June 23, 2006. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for determining the number of shares beneficially owned and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)	Under the rules of the SEC, Mr. Masry is a Named Executive Officer of our company for 2005. Mr. Masry passed away on December 6, 2005. Includes options to purchase 2,328,740 shares of our common stock exercisable either currently or within 60 days after March 31, 2006 and 60,000 shares of our common stock held by Mr. Masry’s wife. Also includes 2,800,000 shares and warrants to purchase an aggregate 1,200,000 shares of our common stock held by Masry & Vititoe, PC. Mr. Masry, our late Chairman and Chief Executive Officer, was a shareholder of Masry & Vititoe, PC, and may be deemed to have been a beneficial owner of the shares held by such entity during the period that Mr. Masry served as our Chairman and Chief Executive Officer. During is lifetime, Mr. Masry disclaimed beneficial ownership of these shares except to the extent of his proportional share therein.

(4)	Includes warrants to purchase 1,110,000 shares of our common stock exercisable either currently or within 60 days after June 23, 2006.

(5)	Includes options to purchase 1,371,127 shares of our common stock, warrants to purchase 107,143 shares of our common stock held by the Eichler/Wise Family Trust, a revocable trust of which Mr. Eichler is a Trustee; exercisable or convertible either currently or within 60 days after June 23, 2006.

(6)	Mr. McKinnon is a participant in the KZ Golf, Inc. Defined Benefit Pension Plan, which is the owner of 69,814 shares of our common stock. Includes options to purchase 996,127 shares of our common stock exercisable either currently or within 60 days after June 23, 2006. Also includes warrants to purchase 78,571 shares of our common stock, exercisable or convertible either currently or within 60 days after June 23, 2006, held by KZ Golf, Inc. Mr. McKinnon is a principal stockholder of KZ Golf, Inc.

(7)	Includes options to purchase 150,000 shares of our common stock exercisable either currently or within 60 days after June 23, 2006.

(8)	Includes options to purchase 275,000 shares of our common stock exercisable either currently or within 60 days after June 23, 2006.

(9)	In addition to the securities indicated in the foregoing footnotes, this amount includes warrants and options to purchase 412,742 shares of our common stock and promissory notes convertible into 35,714 shares of our common stock, exercisable or convertible either currently or within 60 days after June 23, 2006.

SELLING SECURITY HOLDERS

Selling Security Holders Table

The table below sets forth information concerning the resale of the shares of common stock by the selling security holders. We will not receive any proceeds from the resale of the common stock by the selling security holders. We will receive proceeds for the exercise, if any, of the warrants referenced below.

The shares to be offered by the selling security holders:

•	were acquired in a private offering $1,075,000 aggregate principal amount of our 9% convertible notes, or Bridge Notes, convertible into an aggregate 1,535,715 shares at $0.70 per share, all of which shares were issued when the Bridge Notes were converted; and warrants, or Bridge Warrants, to purchase up to an aggregate 2,303,568 shares of our common stock at an exercise price of $1.00 per share; or

•	were acquired in a private offering in an aggregate amount of 873,018 shares of our common stock at $1.89 per share, and warrants, or PIPE Warrants, to purchase up to an aggregate 436,511 shares of our common stock at an exercise price of $2.70 per share; or

•	are issuable to Spencer Clarke LLC and their affiliates upon exercise of warrants issued to them, pursuant to which they may purchase up to 294,501 shares of our common stock at various exercise prices, in connection with investment banking services rendered to us from time to time, including with respect to the foregoing offerings.

The shares being registered hereunder and upon exercise of the warrants and offered pursuant to this prospectus are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act of 1933, as amended (the “Securities Act”), to give the selling security holders the opportunity to sell these shares publicly. This prospectus is part of a registration statement on Form SB-2 filed by us with the Securities and Exchange Commission under the Securities Act covering the resale of such shares of our common stock from time to time by the selling security holders. No estimate can be given as to the amount or percentage of our common stock that will be held by the selling security holders after any sales made pursuant to this prospectus because the selling security holders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling security holders will sell all of the shares listed in this prospectus.

The following table sets forth the beneficial ownership of the selling security holders. The term “selling security holder” or “selling security holders” includes the stockholders listed below and their respective transferees, assignees, pledges, donees or other successors. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities and Exchange Act of 1934 and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding, including for purposes of computing the percentage ownership of the person holding the option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

	Beneficial Ownership Before Offering(1)			Beneficial Ownership
			Number of	After Offering
	Number of		Shares Being	Number
Name of Selling Security Holder	Shares	Percent(2)	Offered	of Shares	Percent(1)(2)

James Cummings(3)	535,142	1.4%	89,285	445,857	1.2%
Jan Fredriksson(4)	178,572	*	178,572	0	0
Joseph Fung(5)	357,143	1.0%	357,143	0	0
Arthur E. Feather(6)	763,888	2.1%	763,888	0	0
Richard and Lois Bins(7)	89,285	*	89,285	0	0
James W. Poitras, Trustee, James W. Poitras Revocable Trust(8)	178,572	*	178,572	0	0
James R. Barrons, Trustee, Barrons Family Trust(9)	426,587	1.1%	426,587	0	0
Barton Katz, Trustee, Katz Family Trust(10)	178,572	*	178,572	0	0
Andre N. Dawson and Vanessa Dawson, Trustees Andre Nolan Dawson Family Trust(11)	426,587	1.1%	426,587	0	0
Earl Pomberg(12)	178,572	*	178,572	0	0
Jerome Dreyfuss(13)	178,572	*	178,572	0	0
Robert Katz(14)	178,572	*	178,572	0	0
Phillip A. Cole(15)	178,572	*	178,572	0	0
Lawrence Chimerine(16)	89,285	*	89,285	0	0
William Klingenstein(17)	89,285	*	89,285	0	0
John and Elaine Proudman(18)	89,285	*	89,285	0	0
Eugene E. Eichler, Trustee Eichler/Wise Family Trust(19)	2,049,699	5.2%	178,572	1,871,127	4.8%
Alfred Leifer(20)	187,570	*	178,570	9,000	0
Michael Jadon(21)	193,572	*	178,572	15,000	0
Paul R. Vega(22)	99,285	*	89,285	10,000	0
Richard Nahigian(23)	778,570	2.1%	178,570	600,000	1.6%
James Callison, M.D., Trustee J. Callison Family Trust(24)	39,683	*	39,683	0	0
Shahrokh Soltani(25)	66,666	*	66,666	0	0
Carpen Leong(26)	19,841	*	19,841	0	0
Joseph Chan(27)	19,841	*	19,841	0	0

	Beneficial Ownership Before Offering(1)			Beneficial Ownership
			Number of	After Offering
	Number of		Shares Being	Number
Name of Selling Security Holder	Shares	Percent(2)	Offered	of Shares	Percent(1)(2)

Majid Noori(28)	92,063	*	92,063	0	0
Janet Bhoopsingh(29)	158,730	*	158,730	0	0
Richard M. Moss(30)	158,730	*	158,730	0	0
Nite Capital LP(31)	119,055	*	119,055	0	0
Spencer Clarke LLC(32)	65,452	*	53,627	11,825	*
Reid Drescher (33)	149,548	*	149,548	0	0
Robert Perthius (34)	13,544	*	13,544	0	0
Geoffrey Finkel (35)	12,299	*	12,299	0	0
Vito DiVenere (36)	3,009	*	3,009	0	0
John Venezia (37)	3,009	*	3,009	0	0
David Drescher (38)	3,009	*	3,009	0	0
Michael Sheldon (39)	3,009	*	3,009	0	0
Victor Greene (40)	13,613	*	13,613	0	0
Charles Sayegh (41)	34,992	*	34,992	0	0
ToniAnn Vivona (42)	1,765	*	1,765	0	0
Joseph Turpin (43)	2,310	*	2,310	0	0
Ricardo Gellineau (44)	767	*	767	0	0

*	less than 1%.

(1)	Assumes each selling security holder exercises all warrants held by such person.

(2)	Assumes 37,141,264 shares of common stock are outstanding immediately before and immediately after the offering.

(3)	Represents (i) 35,714 shares of common stock and (ii) 53,571 shares of common stock underlying warrants that are exercisable at $1.00 per share, all of which are being registered. Includes in “Beneficial Ownership Before Offering — Number of Shares” but excludes from “Beneficial Ownership Before Offering — Number of Shares Being Offered” (i) 103,000 shares of common stock; (ii) 107,143 shares of common stock issuable upon conversion of $75,000 of Investor Notes; (iii) 75,000 shares of common stock underlying warrants that are exercisable at $1.50 per share and (iv) 160,714 shares of common stock underlying warrants that are exercisable at $1.00 per share, none of which are being registered.

(4)	Represents (i) 71,429 shares of common stock and (ii) 107,143 shares of common stock underlying warrants that are exercisable at $1.00 per share, all of which are being registered.

(5)	Represents (i) 142,857 shares of common stock and (ii) 214,286 shares of common stock underlying warrants that are exercisable at $1.00 per share, all of which are being registered.

(6)	Represents (i) 390,211 shares of common stock, (ii) 267,857 shares of common stock underlying warrants that are exercisable at $1.00 per share and (iii) 105,820 shares of common stock underlying warrants that are exercisable at $2.70 per share, all of which are being registered.

(7)	Represents (i) 35,714 shares of common stock and (ii) 53,571 shares of common stock underlying warrants that are exercisable at $1.00 per share, all of which are being registered.

(8)	Represents (i) 71,429 shares of common stock and (ii) 107,143 shares of common stock underlying warrants that are exercisable at $1.00 per share, all of which are being registered.

(9)	Represents (i) 212,963 shares of common stock, (ii) 160,714 shares of common stock underlying warrants that are exercisable at $1.00 per share and (iii) 52,910 shares of common stock underlying warrants that are exercisable at $2.70 per share, all of which are being registered.

(10)	Represents (i) 71,429 shares of common stock and (ii) 107,143 shares of common stock underlying warrants that are exercisable at $1.00 per share, all of which are being registered.

(11)	Represents (i) 212,963 shares of common stock, (ii) 160,714 shares of common stock underlying warrants that are exercisable at $1.00 per share and (iii) 52,910 shares of common stock underlying warrants that are exercisable at $2.70 per share, all of which are being registered.

(12)	Represents (i) 71,429 shares of common stock and (ii) 107,143 shares of common stock underlying warrants that are exercisable at $1.00 per share, all of which are being registered.

(13)	Represents (i) 71,429 shares of common stock and (ii) 107,143 shares of common stock underlying warrants that are exercisable at $1.00 per share, all of which are being registered.

(14)	Represents (i) 71,429 shares of common stock and (ii) 107,143 shares of common stock underlying warrants that are exercisable at $1.00 per share, all of which are being registered.

(15)	Represents (i) 71,429 shares of common stock and (ii) 107,143 shares of common stock underlying warrants that are exercisable at $1.00 per share, all of which are being registered.

(16)	Represents (i) 35,714 shares of common stock and (ii) 53,571 shares of common stock underlying warrants that are exercisable at $1.00 per share, all of which are being registered.

(17)	Represents (i) 35,714 shares of common stock and (ii) 53,571 shares of common stock underlying warrants that are exercisable at $1.00 per share, all of which are being registered.

(18)	Represents (i) 35,714 shares of common stock and (ii) 53,571 shares of common stock underlying warrants that are exercisable at $1.00 per share, all of which are being registered.

(19)	Represents (i) 71,429 shares of common stock and (ii) 107,143 shares of common stock underlying warrants that are exercisable at $1.00 per share, all of which are being registered. Includes in “Beneficial Ownership Before Offering — Number of Shares” but excludes from “Beneficial Ownership Before Offering — Number of Shares Being Offered” (i) 500,000 shares of common stock owned by Eugene E. Eichler and (ii) 1,371,127 shares of common stock underlying options owned by Eugene E. Eichler that are exercisable either currently or within 60 days after June 21, 2006, none of which are being registered. See “Security Ownership of Certain Beneficial Owners and Management”.

(20)	Includes (i) 35,714 shares of common stock and (ii) 53,571 shares of common stock underlying warrants that are exercisable at $1.00 per share held by Alfred Leifer, Trustee, Leifer Trust; and (i) 35,714 shares of common stock and (ii) 53,571 shares of common stock underlying warrants that are exercisable at $1.00 per share held by Alfred Leifer, Trustee, Tesoro/Leifer Community Property Trust, all of which are being registered. Also includes in “Beneficial Ownership Before Offering — Number of Shares” but excludes from “Beneficial Ownership Before Offering — Number of Shares Being Offered” (i) 3,000 shares of common stock owned by Alfred Leifer, Trustee, Leifer Trust, (ii) 3,000 shares of common stock owned by Alfred Leifer IRA and (iii) 3,000 shares of common stock owned by Alfred Leifer and Anne Tesoro Leifer Joint Tenants, none of which are being registered.

(21)	Represents (i) 71,429 shares of common stock and (ii) 107,143 shares of common stock underlying warrants that are exercisable at $1.00 per share, all of which are being registered. Includes in “Beneficial Ownership Before Offering — Number of Shares” but excludes from “Beneficial Ownership Before Offering — Number of Shares Being Offered”, 15,000 shares of common stock, none of which are being registered.

(22)	Represents (i) 35,714 shares of common stock and (ii) 53,571 shares of common stock underlying warrants that are exercisable at $1.00 per share, all of which are being registered. Includes in “Beneficial Ownership Before Offering — Number of Shares” but excludes from “Beneficial Ownership Before Offering — Number of Shares Being Offered”, 10,000 shares of common stock, none of which are being registered.

(23)	Represents (i) 71,428 shares of common stock and (ii) 107,142 shares of common stock underlying warrants that are exercisable at $1.00 per share, all of which are being registered. Includes in “Beneficial Ownership Before Offering — Number of Shares” but excludes from “Beneficial Ownership Before Offering — Number of Shares Being Offered” (i) 300,000 shares of common stock and (ii) 300,000 shares of common stock underlying warrants that are exercisable at $0.50 per share, none of which are being registered.

(24)	Represents (i) 26,455 shares of common stock and (ii) 13,228 shares of common stock underlying warrants that are exercisable at $2.70 per share, all of which are being registered.

(25)	Represents (i) 44,444 shares of common stock and (ii) 22,222 shares of common stock underlying warrants that are exercisable at $2.70 per share, all of which are being registered.

(26)	Represents (i) 13,227 shares of common stock and (ii) 6,614 shares of common stock underlying warrants that are exercisable at $2.70 per share, all of which are being registered.

(27)	Represents (i) 13,227 shares of common stock and (ii) 6,614 shares of common stock underlying warrants that are exercisable at $2.70 per share, all of which are being registered.

(28)	Represents (i) 61,375 shares of common stock and (ii) 30,688 shares of common stock underlying warrants that are exercisable at $2.70 per share, all of which are being registered.

(29)	Represents (i) 105,820 shares of common stock and (ii) 52,910 shares of common stock underlying warrants that are exercisable at $2.70 per share, all of which are being registered.

(30)	Represents (i) 105,820 shares of common stock and (ii) 52,910 shares of common stock underlying warrants that are exercisable at $2.70 per share, all of which are being registered.

(31)	Represents (i) 79,370 shares of common stock and (ii) 39,685 shares of common stock underlying warrants that are exercisable at $2.70 per share, all of which are being registered. Nite Capital LP, is a private investment fund that is owned by its investors and managed by the general partner, whose manager is Keith Goodman, who has voting and investment control over the shares listed.

(32)	Represents (i) 207,199 shares of common stock underlying warrants that are exercisable at $1.00 per share and (ii) 87,302 shares of common stock underlying warrants that are exercisable at $2.70 per share, all of which are being registered. Includes in “Beneficial Ownership Before Offering — Number of Shares” but excludes from “Beneficial Ownership Before Offering — Number of Shares Being Offered”, 11,825 shares of common stock underlying warrants that are exercisable at $2.60 per share, none of which are being registered. Spencer Clarke LLC is an investment banking firm and a member of the National Association of Securities Dealers, Inc.

(33)	Includes (i) 69,191 shares of common stock underlying warrants that are exercisable at $1.00 per share and (ii) 32,197 shares of common stock underlying warrants that are exercisable at $2.70 per share, held by Reid Drescher. Also includes (i) 30,700 shares of common stock underlying warrants that are exercisable at $1.00 per share and (ii) 17,460 shares of common stock underlying warrants that are exercisable at $2.70 per share, held by Spencer Clarke Holdings LLC. Spencer Clarke Holdings LLC is managed by Spencer Clarke Ltd., whose President and sole stockholder is Reid Drescher, who has ultimate voting and investment control over such shares. The selling security holder is the President and CEO of Spencer Clarke LLC.

(34)	Represents (i) 8,634 shares of common stock underlying warrants that are exercisable at $1.00 per share and (ii) 4,910 shares of common stock underlying warrants that are exercisable at $2.70 per share. The selling security holder is an affiliate of Spencer Clarke LLC.

(35)	Represents (i) 8,480 shares of common stock underlying warrants that are exercisable at $1.00 per share and (ii) 3,819 shares of common stock underlying warrants that are exercisable at $2.70 per share. The selling security holder is an affiliate of Spencer Clarke LLC.

(36)	Represents (i) 1,918 shares of common stock underlying warrants that are exercisable at $1.00 per share and (ii) 1,091 shares of common stock underlying warrants that are exercisable at $2.70 per share. The selling security holder is an affiliate of Spencer Clarke LLC.

(37)	Represents (i) 1,918 shares of common stock underlying warrants that are exercisable at $1.00 per share and (ii) 1,091 shares of common stock underlying warrants that are exercisable at $2.70 per share. The selling security holder is an affiliate of Spencer Clarke LLC.

(38)	Represents (i) 1,918 shares of common stock underlying warrants that are exercisable at $1.00 per share and (ii) 1,091 shares of common stock underlying warrants that are exercisable at $2.70 per share. The selling security holder is an affiliate of Spencer Clarke LLC.

(39)	Represents (i) 1,918 shares of common stock underlying warrants that are exercisable at $1.00 per share and (ii) 1,091 shares of common stock underlying warrants that are exercisable at $2.70 per share. The selling security holder is an affiliate of Spencer Clarke LLC.

(40)	Represents (i) 9,248 shares of common stock underlying warrants that are exercisable at $1.00 per share and (ii) 4,365 shares of common stock underlying warrants that are exercisable at $2.70 per share. The selling security holder is an affiliate of Spencer Clarke LLC.

(41)	Represents (i) 15,350 shares of common stock underlying warrants that are exercisable at $1.00 per share and (ii) 19,642 shares of common stock underlying warrants that are exercisable at $2.70 per share. The selling security holder is an affiliate of Spencer Clarke LLC.

(42)	Represents 1,765 shares of common stock underlying warrants that are exercisable at $1.00 per share. The selling security holder is an affiliate of Spencer Clarke LLC.

(43)	Represents (i) 1,765 shares of common stock underlying warrants that are exercisable at $1.00 per share and (ii) 545 shares of common stock underlying warrants that are exercisable at $2.70 per share. The selling security holder is an affiliate of Spencer Clarke LLC.

(44)	Represents 767 shares of common stock underlying warrants that are exercisable at $1.00 per share. The selling security holder is an affiliate of Spencer Clarke LLC.

The information in the above table is as of the date of this prospectus. Information concerning the selling security holders may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

Relationships with Selling Security Holders

From October 2005 through February 2006, we sold (i) $1,075,000 aggregate principal amount of our Bridge Notes and (ii) 2,303,568 of our two-year Bridge Warrants to purchase 2,303,568 shares of our common stock, in a private offering conducted by Spencer Clarke, LLC of New York, as our placement agent. The Bridge Notes were convertible at $0.70 per share and the Bridge Warrants are exercisable at $1.00 per share. As part of the offering, warrants exercisable for 153,572 shares of our common stock were issued to Spencer Clarke. In 2006, all of the Bridge Notes were converted into a total of 1,535,715 shares of Common Stock on or before the maturity date.

In May 2006, we sold an aggregate (i) 873,018 shares of common stock and (ii) three-year PIPE warrants to purchase 436,511 shares of common stock at $2.70 per share, in a private offering conducted by Spencer Clarke, LLC, of New York, as our placement agent. As part of the offering, warrants exercisable for 87,302 shares of our common stock were issued to Spencer Clarke.

Certain of the selling security holders are our existing stockholders who acquired their securities from us previously in one or more private placements. None of such selling security holders have had any position, office or other material relationship (other than as purchasers of securities) with us or any of our affiliates within the past three years, other than as follows. Eugene E. Eichler, the trustee of the Eichler/Wise Family Trust, is our Chief Executive Officer and Chief Financial Officer. Alfred Leifer, the trustee of the Leifer Trust and the Tesoro/Leifer Community Property Trust, is our Secretary and Controller.

Spencer Clarke LLC is the Company’s investment banker. They have been issued warrants for investment banking services provided to us from time to time, including in connection with offerings of our securities, which securities being registered under this prospectus. The shares issuable upon exercise of certain of these warrants, at various exercise prices, are being registered hereunder.

PLAN OF DISTRIBUTION

Each selling security holder of our common stock and any of their transferees, pledgees, assignees, donees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling security holder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

The selling security holders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because selling security holders may be deemed to be underwriters within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling security holder and/or the purchasers. Each selling security holder has represented and warranted to our company that it acquired the securities subject to this registration statement in the ordinary course of such selling security holder’s business and, at the time of its purchase of such securities such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders. We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling security holders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors-in-interest as selling security holders under this prospectus. Upon our company being notified in writing by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling security holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our company being notified in writing by a selling security holder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our principal executive offices consist of leased space in North Hollywood, California. We lease this space from KZ Golf, Inc. (“KZG”), pursuant to a lease we originally entered into on October 16, 2003 and which expired on October 16, 2005. We exercised an option to renew the lease, which renewal term was due to expire on October 15, 2007. Through October 16, 2005, the rent was $3,400 per month for approximately 1,225 square feet, and for comprehensive office support services, including reception, parking and conference facilities. During the extended lease term, the rent was $3,740 per month.

In connection with our need to acquire additional office space and expanded services as our business activities grow, we entered into a new lease dated as of January 1, 2006 with KZG, replacing the prior lease and the terms applicable under the extended term thereof. The new lease is for a term of 19 months, expiring July 31, 2007. The new rent is $6,208 per month for approximately 1,700 square feet of office space, and for additional common area use, expanded office support services, including a computer network, and additional parking spaces. We have the right to renew the lease for an additional term of two years at a 10% increase over the then-current rent.

Bruce H. McKinnon, our President and a director, is an owner of KZG. Management believes that the terms of the lease with KZG are no less favorable than what we would have had to pay for equivalent space and comparable services with an unaffiliated party.

In December 2005, Eugene Eichler, the Company’s Chief Executive Officer, loaned $45,000 to the Company for working capital purposes. The loan was unsecured, bore interest at 6% per annum and was due on demand. In February 2006, Mr. Eichler converted the loan into the Company’s Bridge Notes, which notes themselves were convertible into 64,286 shares of common stock at a conversion price of $.70 per share, and, in addition, received warrants to purchase 96,429 shares of common stock at an exercise price of $1.00 per share, as part of a private offering which we were conducting at that time. Mr. Eichler’s Bridge Notes were converted prior to the maturity of the Bridge Notes into 64,286 shares of common stock. The securities that were issued to Mr. Eichler upon both conversions described above were issued to him on the same terms as the securities we issued to all other investors during that private offering and upon the conversion of the Bridge Notes into shares of common stock.

DESCRIPTION OF SECURITIES

We are presently authorized to issue 200,000,000 shares of $.001 par value common stock. As of June 23, 2006, we had 37,141,264 shares of common stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefor. No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding- up of our company, and after payment of creditors, if any, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of our common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote.

Stock Purchase Warrants

Bridge Warrants

The Bridge Warrants which may be exercised for the shares of our common stock being registered in this prospectus entitle the holder to purchase the stated number of shares of our common stock at an exercise price of $1.00 per share, subject to adjustment in the event of stock splits, stock dividends, reclassifications or other similar transactions. These warrants are exercisable until 5 p.m. Eastern time on the second anniversary of the date of their issuance.

These Warrants may be exercised by surrendering the warrant certificates evidencing the warrants to be exercised with the accompanying form of election to purchase, together with payment of the aggregate exercise price in cash.

The holders of these warrants have no right to vote on matters submitted to our stockholders and have no right to receive any dividends which may be declared on our Common Stock. The holders of these warrants will not be entitled to share in our assets in the event of liquidation, dissolution or the winding up of the Company. If a bankruptcy or reorganization is commenced by or against the Company, a bankruptcy court may hold that any of these unexercised warrants are executory contracts which may be subject to rejection by us, and the holders of these warrants may, even if sufficient funds are available, receive nothing or less than they would have been entitled to if they had exercised their warrants prior to the commencement of any bankruptcy case.

PIPE Warrants

The so-called PIPE Warrants which may be exercised for the shares of our common stock being registered in this prospectus entitle the holder to purchase the stated number of shares of our common stock at an exercise price of $2.70 per share, subject to adjustment in the event of stock splits, stock dividends, reclassifications or other similar transactions. These warrants are exercisable until 5 p.m. California time on May 24, 2009.

These warrants may be exercised by surrendering the warrant certificates evidencing the warrants to be exercised with the accompanying form of election to purchase, together with payment of the aggregate exercise price in cash.

The holders of these warrants have no right to vote on matters submitted to our stockholders and have no right to receive any dividends which may be declared on our Common Stock. The holders of these warrants will not be entitled to share in our assets in the event of liquidation, dissolution or the winding up of the Company. If a bankruptcy or reorganization is commenced by or against the Company, a bankruptcy court may hold that any of these unexercised warrants are executory contracts which may be subject to rejection by us, and the holders of these warrants may, even if sufficient funds are available, receive nothing or less than they would have been entitled to if they had exercised their warrants prior to the commencement of any bankruptcy case.

Convertible Notes

Our 9% convertible subordinated notes, or Investor Notes, are due July 31, 2006. The Company may, at its option, require that these Investor Notes be converted into shares of our common stock if we raise at least $5,000,000 gross proceeds in one or more offerings of our securities prior to such date. We have not yet satisfied this condition, but intend to seek voluntary conversion of the Investor Notes on or prior to their maturity. As of June 23, 2006, noteholders holding $213,720 aggregate principal amount of Investor Notes voluntarily converted their Investor Notes into 305,314 shares of our common stock.

Shares Eligible For Future Sale

As of June 23, 2006, we had 37,141,264 shares of common stock outstanding. That number does not include (i) 7,181,257 shares that are reserved for issuance under outstanding options and that may be issued if and when the options are exercised, (ii) 22,075,058 shares that are reserved for issuance under warrants and that may be issued if and when such warrants are exercised (3,034,580 of these shares underlying warrants are included in this prospectus), (iii) 1,839,512 shares that are reserved for issuance if and when our Investor Notes are exercised;

and (iv) 3,068,743 shares that are reserved for issuance in connection with options that may be granted under the 2004 Plan.

Freely Tradeable Shares After Offering.  As of June 23, 2006 (and excluding the 5,443,313 shares covered by this prospectus), 24,757,012 shares of our 37,141,264 outstanding shares of common stock were free trading shares. Upon the sale of all the shares covered by this prospectus, an additional 5,443,313 shares will be freely tradable without restriction or limitation under the Securities Act. Assuming the exercise for all shares upon exercise of the related warrants, after the completion of this offering there will be 40,175,844 shares of common stock outstanding, of which 30,200,325 shares will be tradable without restriction under the Securities Act.

Rule 144.  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities shares for at least one year, including persons who may be deemed our “affiliates,” as that term is defined under the Securities Act, would be entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the then outstanding shares (approximately 371,413 shares if the currently outstanding warrants and options are not exercised and the Investor Notes are not converted, or approximately 682,371 shares if all options and warrants are exercised and all Investor Notes are converted) or the average weekly trading volume of shares during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his shares for at least two years, would be entitled under Rule 144(k) to sell such shares without regard to any volume limitations under Rule 144.

Form S-8 Registration of Options.  We intend to file a registration statement on Form S-8 covering the shares of common stock that have been issued or reserved for issuance under our stock option plan, which permits the resale of such shares in the public marketplace.

Transfer Agent

Our transfer agent is Nevada Agency and Trust Company, in Reno, Nevada.

EXPERTS

The financial statements for the years ended December 31, 2005 and 2004 included in this prospectus have been audited by Weinberg & Co., P.A. to the extent and for the periods indicated in their report thereon. Such financial statements have been included in this prospectus and registration statement in reliance upon the report of Weinberg & Co., P.A. and upon the authority of such firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that no officer or director shall be personally liable to us or our stockholders for monetary damages except as provided pursuant to Nevada Revised Statutes. Our bylaws and Articles of Incorporation also provide that we will indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of us from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of us, and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accordance with the Nevada Revised Statutes. The rights accruing to any person under our bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the bylaws and Articles of Incorporation.

In the employment agreements that we entered into with Messrs. Eichler, McKinnon and Bautista, we have agreed to indemnify each such employee for all claims arising out of performance of his duties as CEO, President and Executive Vice President of Operations, respectively, other than those arising out of each such person’s gross negligence, recklessness or willful misconduct, to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer for expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

SEC Law Firm, Los Angeles, California has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the common stock offered under this prospectus. We are subject to the informational requirements of the Exchange Act, and file annual and current reports, proxy statements and other information with the Commission. These reports, proxy statements and other information filed by Save the World air, Inc. can be read and copied at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a website that contains reports, proxy statements, information statements and other information concerning Save the World Air, Inc. located at http://www.sec.gov. This prospectus does not contain all the information required to be in the registration statement (including the exhibits), which we have filed with the Commission under the Securities Act and to which reference is made in this prospectus.

INDEX TO FINANCIAL STATEMENTS

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

BALANCE SHEETS
DECEMBER 31, 2004 AND 2005 AND MARCH 31, 2006 (UNAUDITED)

	December 31,		March 31,
	2004	2005	2006
			(Unaudited)

ASSETS
Current assets
Cash	$84,826	$279,821	$320,344
Other current assets	2,602	9,009	8,740

Total current assets	87,428	288,830	329,084

Property and equipment, net of accumulated depreciation	35,596	295,374	314,203

Other assets	—	4,500	4,500

	$123,024	$588,704	$647,787

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities
Accounts payable	$64,089	$155,456	$128,423
Accrued expenses	84,420	179,461	246,337
Accrued research and development fees	50,000	680,000	595,000
Accrued professional fees	876,452	450,555	523,970
Payable to shareholder	—	45,000	—
Payable to related parties	36,478	158,732	158,732
Finders fees payable	1,521	8,916	5,666
Convertible debentures, net	—	318,759	1,245,974

Total current liabilities	1,112,960	1,996,879	2,904,102

Advances from founding executive officer	1,017,208	—	—

Commitments and contingencies
Stockholders’ deficiency
Common stock, $.001 par value: 200,000,000 shares authorized, 37,784,821, 31,387,418, and 32,343,967 (unaudited) shares issued and outstanding at December 31, 2004 and 2005 and March 31, 2006, respectively	37,784	31,387	32,344
Common stock to be issued	119,000	612,521	224,845
Additional paid-in capital	15,043,028	18,336,178	20,730,675
Deferred compensation	(76,068)	(142,187)	—
Deficit accumulated during the development stage	(17,130,888)	(20,246,074)	(23,244,179)

Total stockholders’ deficiency	(2,007,144)	(1,408,175)	(2,256,315)

	$123,024	$588,704	$647,787

See notes to financial statements.

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2004 AND 2005 AND THREE MONTHS ENDED
MARCH 31, 2005 AND 2006 (UNAUDITED) AND FOR THE PERIOD FROM
INCEPTION (FEBRUARY 18, 1998) TO MARCH 31, 2006 (UNAUDITED)

					Cumulative
	Years Ended December 31,		Three Months Ended March 31,		Since
	2004	2005	2005	2006	Inception
			(Unaudited)		(Unaudited)

Net sales	$—	$—	$—	$—	$—
Operating expenses	3,323,030	2,980,046	661,595	2,940,011	18,785,425
Research and development expenses	1,873,464	1,150,361	401,485	57,294	3,860,881
Non-cash patent settlement cost	1,610,066	—	—	—	1,610,066

Loss before other income	(6,806,560)	(4,130,407)	(1,063,080)	(2,997,305)	(24,256,372)
Other income
Interest income	514	—	—	—	954
Settlement of litigation and debt	—	1,017,208	—	—	1,017,208

Loss before provision for income taxes	(6,806,046)	(3,113,199)	(1,063,080)	(2,997,305)	(23,238,210)
Provision (benefit) for income taxes	(2,766)	1,987	1,976	800	5,969

Net loss	$(6,803,280)	$(3,115,186)	$(1,065,056)	$(2,998,105)	$(23,244,179)

Net loss per common share, basic and diluted	$(0.19)	$(0.08)	$(0.03)	$(0.10)

Weighted average common shares outstanding, basic and diluted	35,841,225	38,248,575	38,036,260	31,468,333

See notes to financial statements.

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENT OF STOCKHOLDERS’ DEFICIENCY
FROM INCEPTION (FEBRUARY 18, 1998) TO DECEMBER 31, 2005
AND THREE MONTHS ENDED MARCH 31, 2006 (UNAUDITED)

							Deficit	Total
					Additional		Accumulated	Stockholders’
	Price per	Common Stock		Common Stock	Paid-in	Deferred	During the	Development
	Share	Shares	Amount	to be Issued	Capital	Compensation	Development Stage	Stage Deficiency
	(Unaudited)

Balance, February 18, 1998 (date of inception)		—	$—	$—	$—	$—	$—	$—
Issuance of common stock on April 18, 1998	.0015 — .01	10,030,000	10,030	—	14,270	—	—	24,300
Net loss		—	—	—	—	—	(21,307)	(21,307)

Balance, December 31, 1998		10,030,000	10,030	—	14,270	—	(21,307)	2,993
Issuance of common stock on May 18, 1999	1.00 — 6.40	198,003	198	—	516,738	—	—	516,936
Issuance of common stock for ZEFS on September 14, 1999	.001	5,000,000	5,000	—	—	—	—	5,000
Stock issued for professional services on May 18, 1999	0.88	69,122	69	—	49,444	—	—	49,513
Net loss		—	—	—	—	—	(1,075,264)	(1,075,264)

Balance, December 31, 1999		15,297,125	15,297	—	580,452	—	(1,096,571)	(500,822)
Stock issued for employee compensation on February 8, 2000	1.03	20,000	20	—	20,580	—	—	20,600
Stock issued for consulting services on February 8, 2000	1.03	100,000	100	—	102,900	—	—	103,000
Stock issued for professional services on April 18, 2000	3.38	27,000	27	—	91,233	—	—	91,260
Stock issued for directors fees on April 18, 2000	3.38	50,000	50	—	168,950	—	—	169,000
Stock issued for professional services on May 19, 2000	4.06	5,000	5	—	20,295	—	—	20,300
Stock issued for directors fees on June 20, 2000	4.44	6,000	6	—	26,634	—	—	26,640
Stock issued for professional services on June 20, 2000	4.44	1,633	2	—	7,249	—	—	7,251
Stock issued for professional services on June 26, 2000	5.31	1,257	1	—	6,674	—	—	6,675
Stock issued for employee compensation on June 26, 2000	5.31	22,000	22	—	116,798	—	—	116,820
Stock issued for consulting services on June 26, 2000	5.31	9,833	10	—	52,203	—	—	52,213
Stock issued for promotional services on July 28, 2000	4.88	9,675	9	—	47,205	—	—	47,214

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENT OF STOCKHOLDERS’ DEFICIENCY — (Continued)

							Deficit	Total
					Additional		Accumulated	Stockholders’
	Price per	Common Stock		Common Stock	Paid-in	Deferred	During the	Development
	Share	Shares	Amount	to be Issued	Capital	Compensation	Development Stage	Stage Deficiency
	(Unaudited)

Stock issued for consulting services on July 28, 2000	4.88	9,833	10	—	47,975	—	—	47,985
Stock issued for consulting services on August 4, 2000	2.13	35,033	35	—	74,585	—	—	74,620
Stock issued for promotional services on August 16, 2000	2.25	25,000	25	—	56,225	—	—	56,250
Stock issued for consulting services on September 5, 2000	2.25	12,833	13	—	28,861	—	—	28,874
Stock issued for consulting services on September 10, 2000	1.50	9,833	10	—	14,740	—	—	14,750
Stock issued for consulting services on November 2, 2000	0.88	9,833	10	—	8,643	—	—	8,653
Stock issued for consulting services on November 4, 2000	0.88	9,833	10	—	8,643	—	—	8,653
Stock issued for consulting services on December 20, 2000	0.50	19,082	19	—	9,522	—	—	9,541
Stock issued for filing services on December 20, 2000	0.50	5,172	5	—	2,581	—	—	2,586
Stock issued for professional services on December 26, 2000	0.38	12,960	13	—	4,912	—	—	4,925
Other stock issuance on August 24, 2000	2.13	2,000	2	—	4,258	—	—	4,260
Common shares cancelled		(55,000)	(55)	—	(64,245)	—	—	(64,300)
Net loss		—	—	—	—	—	(1,270,762)	(1,270,762)

Balance, December 31, 2000		15,645,935	15,646	—	1,437,873	—	(2,367,333)	(913,814)
Stock issued for consulting services on January 8, 2001	0.31	9,833	10	—	3,038	—	—	3,048
Stock issued for consulting services on February 1, 2001	0.33	9,833	10	—	3,235	—	—	3,245
Stock issued for consulting services on March 1, 2001	0.28	9,833	10	—	2,743	—	—	2,753
Stock issued for legal services on March 13, 2001	0.32	150,000	150	—	47,850	—	—	48,000
Stock issued for consulting services on April 3, 2001	0.25	9,833	10	—	2,448	—	—	2,458

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENT OF STOCKHOLDERS’ DEFICIENCY — (Continued)

							Deficit	Total
					Additional		Accumulated	Stockholders’
	Price per	Common Stock		Common Stock	Paid-in	Deferred	During the	Development
	Share	Shares	Amount	to be Issued	Capital	Compensation	Development Stage	Stage Deficiency
	(Unaudited)

Stock issued for legal services on April 4, 2001	0.25	30,918	31	—	7,699	—	—	7,730
Stock issued for professional services on April 4, 2001	0.25	7,040	7	—	1,753	—	—	1,760
Stock issued for consulting services on April 5, 2001	0.25	132,600	132	—	33,018	—	—	33,150
Stock issued for filing fees on April 30, 2001	1.65	1,233	1	—	2,033	—	—	2,034
Stock issued for filing fees on September 19, 2001	0.85	2,678	2	—	2,274	—	—	2,276
Stock issued for professional services on September 28, 2001	0.62	150,000	150	—	92,850	—	—	93,000
Stock issued for directors services on October 5, 2001	0.60	100,000	100	—	59,900	—	—	60,000
Stock issued for legal services on October 17, 2001	0.60	11,111	11	—	6,655	—	—	6,666
Stock issued for consulting services on October 18, 2001	0.95	400,000	400	—	379,600	—	—	380,000
Stock issued for consulting services on October 19, 2001	1.25	150,000	150	—	187,350	—	—	187,500
Stock issued for exhibit fees on October 22, 2001	1.35	5,000	6	—	6,745	—	—	6,751
Stock issued for directors services on November 2, 2001	0.95	1,000,000	1,000	—	949,000	—	—	950,000
Stock issued for consulting services on November 7, 2001	0.85	20,000	20	—	16,980	—	—	17,000
Stock issued for consulting services on November 20, 2001	0.98	43,000	43	—	42,097	—	—	42,140
Stock issued for consulting services on November 27, 2001	0.98	10,000	10	—	9,790	—	—	9,800
Stock issued for consulting services on November 28, 2001	0.98	187,000	187	—	183,073	—	—	183,260
Intrinsic value of options issued to employees		—	—	—	2,600,000	(2,600,000)	—	—

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENT OF STOCKHOLDERS’ DEFICIENCY — (Continued)

							Deficit	Total
					Additional		Accumulated	Stockholders’
	Price per	Common Stock		Common Stock	Paid-in	Deferred	During the	Development
	Share	Shares	Amount	to be Issued	Capital	Compensation	Development Stage	Stage Deficiency
	(Unaudited)

Fair value of options issued to non-employees for services		—	—	—	142,318	—	—	142,318
Amortization of deferred compensation		—	—	—	—	191,667	—	191,667
Net loss		—	—	—	—	—	(2,735,013)	(2,735,013)

Balance, December 31, 2001		18,085,847	18,086	—	6,220,322	(2,408,333)	(5,102,346)	(1,272,271)
Stock issued for directors services on December 10, 2002	0.40	2,150,000	2,150	—	857,850	—	—	860,000
Common stock paid for, but not issued (2,305,000 shares)	0.15-0.25	—	—	389,875	—	—	—	389,875
Fair value of options issued to non-employees for services		—	—	—	54,909	(54,909)	—	—
Amortization of deferred compensation		—	—	—	—	891,182	—	891,182
Net loss for the year ended December 31, 2002		—	—	—	—	—	(2,749,199)	(2,749,199)

Balance, December 31, 2002		20,235,847	20,236	389,875	7,133,081	(1,572,060)	(7,851,545)	(1,880,413)
Common stock issued, previously paid for	0.15	1,425,000	1,425	(213,750)	212,325	—	—	—
Common stock issued, previously paid for	0.25	880,000	880	(220,000)	219,120	—	—	—
Stock issued for cash on March 20, 2003	0.25	670,000	670	—	166,830	—	—	167,500
Stock issued for cash on April 4, 2003	0.25	900,000	900	—	224,062	—	—	224,962
Stock issued for cash on April 8, 2003	0.25	100,000	100	—	24,900	—	—	25,000
Stock issued for cash on May 8, 2003	0.25	1,150,000	1,150	—	286,330	—	—	287,480
Stock issued for cash on June 16, 2003	0.25	475,000	475	—	118,275	—	—	118,750
Stock issued for legal services on June 27, 2003	0.55	83,414	83	—	45,794	—	—	45,877
Debt converted to stock on June 27, 2003	0.25	2,000,000	2,000	—	498,000	—	—	500,000
Stock and warrants issued for cash on July 11, 2003	0.25	519,000	519	—	129,231	—	—	129,750
Stock and warrants issued for cash on September 29, 2003	0.25	1,775,000	1,775	—	441,976	—	—	443,751

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENT OF STOCKHOLDERS’ DEFICIENCY — (Continued)

							Deficit	Total
					Additional		Accumulated	Stockholders’
	Price per	Common Stock		Common Stock	Paid-in	Deferred	During the	Development
	Share	Shares	Amount	to be Issued	Capital	Compensation	Development Stage	Stage Deficiency
	(Unaudited)

Stock and warrants issued for cash on October 21, 2003	0.25	1,845,000	1,845	—	459,405	—	—	461,250
Stock and warrants issued for cash on October 28, 2003	0.25	1,570,000	1,570	—	390,930	—	—	392,500
Stock and warrants issued for cash on November 19, 2003	0.25	500,000	500	—	124,500	—	—	125,000
Finders’ fees related to stock issuances		—	—	43,875	(312,582)	—	—	(268,707)
Common stock paid for, but not issued (25,000 shares)	0.25	—	—	6,250	—	—	—	6,250
Amortization of deferred comp		—	—	—	—	863,727	—	863,727
Net loss for year ended December 31, 2003		—	—	—	—	—	(2,476,063)	(2,476,063)

Balance, December 31, 2003		34,128,261	34,128	6,250	10,162,177	(708,333)	(10,327,608)	(833,386)
Common stock issued, previously paid for	0.25	25,000	25	(6,250)	6,225	—	—	—
Stock issued for director services on March 31, 2004	1.50	50,000	50	—	74,950	—	—	75,000
Stock issued for finders fees on March 31, 2004	0.15	82,500	82	—	12,293	—	—	12,375
Stock issued for finders fees on March 31, 2004	0.25	406,060	407	—	101,199	—	—	101,606
Stock issued for services on April 2, 2004	1.53	65,000	65	—	99,385	—	—	99,450
Debt converted to stock on April 2, 2004	1.53	60,000	60	—	91,740	—	—	91,800
Stock issued upon exercise of warrants on May 21, 2004	0.20	950,000	950	—	189,050	—	—	190,000
Stock issued for directors services on June 8, 2004	1.70	600,000	600	—	1,019,400	—	—	1,020,000
Stock issued for cash on August 25, 2004	1.00	550,000	550	—	549,450	—	—	550,000
Stock issued upon exercise of options on August 30, 2004	0.40	4,000	4	—	1,596	—	—	1,600
Stock issued for cash on September 8, 2004	1.00	25,000	25	—	24,975	—	—	25,000
Stock issued for consulting services on September 15, 2004	1.31	50,000	49	—	65,451	—	—	65,500

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENT OF STOCKHOLDERS’ DEFICIENCY — (Continued)

							Deficit	Total
					Additional		Accumulated	Stockholders’
	Price per	Common Stock		Common Stock	Paid-in	Deferred	During the	Development
	Share	Shares	Amount	to be Issued	Capital	Compensation	Development Stage	Stage Deficiency
	(Unaudited)

Stock issued for patent settlement on September 22, 2004	1.24	20,000	20	—	24,780	—	—	24,800
Stock issued for research and development on October 6, 2004	1.40	65,000	65	—	90,935	—	—	91,000
Stock issued for cash on October 6, 2004	1.00	25,000	25	—	24,975	—	—	25,000
Stock issued for cash on October 15, 2004	1.00	150,000	150	—	149,850	—	—	150,000
Stock issued upon exercise of stock options on October 21, 2004	0.40	6,500	6	—	2,594	—	—	2,600
Stock issued for cash on November 3, 2004	1.00	25,000	25	—	24,975	—	—	25,000
Stock issued for cash on November 18, 2004	1.00	172,500	173	—	172,327	—	—	172,500
Stock issued for cash on December 9, 2004	1.00	75,000	75	—	74,925	—	—	75,000
Stock issued for cash on December 23, 2004	1.00	250,000	250	—	249,750	—	—	250,000
Finders fees related to stock issuances	—	—	—	—	(88,384)	—	—	(88,384)
Common stock paid for, but not issued (119,000 shares)	—	—	—	119,000	—	—	—	119,000
Intrinsic value of options issued to employees	—	—	—	—	248,891	(248,891)	—	—
Fair value of options issued to non-employees for services	—	—	—	—	55,381	(55,381)	—	—
Fair value of warrants issued for settlement costs	—	—	—		1,585,266	—	—	1,585,266
Fair value of warrants issued to non-employees for services	—	—	—	—	28,872	—	—	28,872
Amortization of deferred compensation	—	—	—	—	—	936,537	—	936,537
Net loss for year ended December 31, 2004	—	—	—	—	—	—	(6,803,280)	(6,803,280)

Balance, December 31, 2004		37,784,821	37,784	119,000	15,043,028	(76,068)	(17,130,888)	(2,007,144)
Common stock issued, previously paid for	1.00	69,000	69	(69,000)	68,931	—	—	—
Stock issued upon exercise of warrants, previously paid for	1.00	50,000	50	(50,000)	49,950	—	—	—
Stock issued for cash on January 20, 2005	1.00	25,000	25	—	24,975	—	—	25,000

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENT OF STOCKHOLDERS’ DEFICIENCY — (Continued)

							Deficit	Total
					Additional		Accumulated	Stockholders’
	Price per	Common Stock		Common Stock	Paid-in	Deferred	During the	Development
	Share	Shares	Amount	to be Issued	Capital	Compensation	Development Stage	Stage Deficiency
	(Unaudited)

Stock issued upon exercise of warrants on January 31, 2005	0.40	500	1	—	199	—	—	200
Stock issued for cash on February 17, 2005	1.00	325,000	325	—	324,675	—	—	325,000
Stock issued for cash on March 31, 2005	1.00	215,000	215	—	214,785	—	—	215,000
Stock issued for cash on May 17, 2005	1.00	5,000	5	—	4,995	—	—	5,000
Stock issued for cash on June 7, 2005	1.00	300,000	300	—	299,700	—	—	300,000
Stock issued for cash on August 5, 2005	1.00	480,500	480	—	480,020	—	—	480,500
Stock issued for cash on August 9, 2005	1.00	100,000	100	—	99,900	—	—	100,000
Stock issued for cash on October 27, 2005	1.00	80,000	80	—	79,920	—	—	80,000
Common stock cancelled on December 7, 2005	Various	(8,047,403)	(8,047)	—	8,047	—	—	—
Stock issued for settlement of payables on December 21, 2005	—	—	—	57,092	—	—	—	57,092
Stock issued for settlement of payables on December 31, 2005	—	—	—	555,429	—	—	—	555,429
Finders fees related to stock issuances	—	—	—	—	(109,840)	—	—	(109,840)
Intrinsic value of options issued to employees	—	—	—	—	243,750	(243,750)	—	—
Fair value of options issued for settlement costs	—	—	—	—	31,500	—	—	31,500
Fair value of warrants issued for settlement costs	—	—	—	—	4,957	—	—	4,957
Fair value of warrants issued to non-employees for services	—	—	—	—	13,505	—	—	13,505
Amortization of deferred compensation	—	—	—	—	—	177,631	—	177,631
Warrants issued with convertible notes	—	—	—	—	696,413	—	—	696,413
Intrinsic value of beneficial conversion associated with convertible notes	—	—	—	—	756,768	—	—	756,768
Net loss for year ended December 31, 2005	—	—	—	—	—	—	(3,115,186)	(3,115,186)

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENT OF STOCKHOLDERS’ DEFICIENCY — (Continued)

							Deficit	Total
					Additional		Accumulated	Stockholders’
	Price per	Common Stock		Common Stock	Paid-in	Deferred	During the	Development
	Share	Shares	Amount	to be Issued	Capital	Compensation	Development Stage	Stage Deficiency
	(Unaudited)

Balance, December 31, 2005		31,387,418	$31,387	$612,521	$18,336,178	$(142,187)	$(20,246,074)	$(1,408,175)
Stock issued, for previously settled payables (unaudited)	—	846,549	847	(612,521)	611,674	—	—	—
Stock issued upon exercise of warrants on March 23, 2006 (unaudited)	—	25,000	25	—	37,475	—	—	37,500
Stock issued upon exercise of warrants on March 27, 2006 (unaudited)	—	75,000	75	—	87,425	—	—	87,500
Stock issued upon exercise of warrants on March 30, 2006 (unaudited)	—	10,000	10	—	9,990	—	—	10,000
Common stock paid for, but not issued (unaudited)	—	—	—	18,125	—	—	—	18,125
Common stock for convertible notes converted to stock, but not issued (unaudited)	—	—	—	206,720	—	—	—	206,720
Fair value of options issued to employees and officers (unaudited)	—	—	—	—	478,490	—	—	478,490
Fair value of warrants issued for services (unaudited)	—	—	—	—	401,130	—	—	401,130
Write off of deferred compensation (unaudited)	—	—	—	—	(142,187)	142,187	—	—
Warrants issued with convertible notes (unaudited)	—	—	—	—	620,252	—	—	620,252
Intrinsic value of beneficial conversion associated with convertible notes (unaudited)	—	—	—	—	290,248	—	—	290,248
Net loss for three months ended March 31, 2006 (unaudited)	—	—	—	—	—	—	(2,998,105)	(2,998,105)

Balance, March 31, 2006 (unaudited)		32,343,967	$32,344	$224,845	$20,730,675	$—	$(23,244,179)	$(2,256,315)

See notes to financial statements.

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004 AND 2005 AND THREE MONTHS ENDED
MARCH 31, 2005 AND 2006 (UNAUDITED) AND FOR THE PERIOD FROM
INCEPTION (FEBRUARY 18, 1998) TO MARCH 31, 2006 (UNAUDITED)

	Years Ended December 31,		Three Months Ended March 31,		Cumulative Since
	2004	2005	2005	2006	Inception
			(Unaudited)		(Unaudited)

Cash flows from operating activities
Net loss	$(6,803,280)	$(3,115,186)	$(1,065,056)	$(2,998,105)	$(23,244,179)
Adjustments to reconcile net loss to net cash used in operating activities:
Write off of intangible assets	—	—	—	—	505,000
Settlement of litigation and debt	—	(1,017,208)	—	—	(1,017,208)
Fair value of options and warrants issued for services	28,872	13,505	—	879,619	1,064,314
Issuance of common stock for services	1,427,750	—	—	—	4,668,102
Issuance of options for legal settlement	—	31,500	—	—	31,500
Issuance of warrants for legal settlement	—	4,957	—	—	4,957
Patent acquisition cost	1,610,066	—	—	—	1,610,066
Amortization of issuance costs	—	318,759	—	1,133,935	1,452,694
Amortization of deferred compensation	936,537	177,631	76,068	—	3,060,744
Depreciation	8,685	19,345	2,268	23,312	57,074
Changes in operating assets and liabilities:
Prepaid expenses and other	(2,602)	(10,907)	(2,800)	269	(13,240)
Income taxes payable	(5,991)	—	1,176	—	—
Accounts payable and accrued expenses	388,499	1,010,426	338,633	25,007	1,824,930

Net cash used in operating activities	(2,411,464)	(2,567,178)	(649,711)	(935,963)	(9,995,246)

Cash flows from investing activities
Purchase of property and equipment	(9,037)	(279,123)	—	(42,141)	(367,727)

Net cash used in investing activities	(9,037)	(279,123)	—	(42,141)	(367,727)

Cash flows from financing activities
Increase (decrease) in payables to related parties and stockholder	(6,425)	167,255	100,000	—	715,183
Advances from founding executive officer	—	—	—	—	517,208
Net proceeds from issuance of convertible notes	—	1,453,182	—	865,500	2,318,683
Net proceeds from issuance of common stock and common stock issuable	1,585,700	1,420,859	555,800	153,127	7,132,243

Net cash provided by financing activities	1,579,275	3,041,296	655,800	1,018,627	10,683,317

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF CASH FLOWS — (Continued)

	Years Ended December 31,		Three Months Ended March 31,		Cumulative Since
	2004	2005	2005	2006	Inception
			(Unaudited)		(Unaudited)

Net increase (decrease) in cash	(841,226)	194,995	6,089	40,523	320,344
Cash, beginning of period	926,052	84,826	84,826	279,821	—

Cash, end of period	$84,826	$279,821	$90,915	$320,344	$320,344

Supplemental disclosures of cash flow information
Cash paid during the year for
Interest	$—	$—	$—	$—	$—

Income taxes	$2,400	$1,987	$800	$800	$5,957

Non-cash investing and financing activities
Acquisition of intangible asset through advance from related party and issuance of common stock	$—	$—	$—	$—	$505,000
Deferred compensation for stock options issued for services	304,272	243,750	—	—	3,202,931
Purchase of property and equipment financed by advance from related party	—	—	—	—	3,550
Conversion of related party debt to equity	15,000	—	—	—	515,000
Issuance of common stock in settlement of payable	113,981	—	—	—	113,981
Value of warrants and beneficial conversion feature of convertible notes	—	1,453,182	—	865,500	2,318,683
Cancellation of stock	—	8,047	—	—	8,047
Conversion of accounts payable and accrued expenses to common stock	—	612,521	—	—	612,521
Conversion of related party debt to convertible debentures	—	—	—	45,000	45,000
Conversion of convertible debentures to common stock	—	—	—	206,720	206,720
Write off of deferred compensation	—	—	—	142,187	142,187

See notes to financial statements.

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

1.	Description of business

Description of business

Save the World Air, Inc. (the “Company”) was incorporated in Nevada on February 18, 1998 under the name Mandalay Capital Corp. The Company changed its name to Save the World Air, Inc. on February 11, 1999 following the purchase of the worldwide exclusive manufacturing, marketing and distribution rights for the ZEFS device. The ZEFS is a device, which is fitted to an internal combustion engine and is expected to reduce carbon monoxide hydrocarbons and nitrous oxide emissions. During the past three years, the Company has been acquiring new technologies, developing prototype products using the Company’s technologies and conducting scientific tests regarding the technologies and prototype products. In 2003, the Company acquired worldwide intellectual property and patent rights to technologies which reduce carbon monoxide, hydrocarbons and nitrous oxide emissions in two- and four-stroke motorcycles, fuel-injection engines, generators and small engines. The Company has also developed prototype products and named them “CAT-MATE”.

2.	Summary of significant accounting policies

Unaudited financial information

The accompanying unaudited interim balance sheet at March 31, 2006, the statements of operations and cash flows for the three months ended March 31, 2005 and 2006 and the statement of stockholders’ deficit for the three months ended March 31, 2006 are unaudited. These unaudited interim financial statements have been prepared in accordance with U.S. generally accepted accounting principles. In the opinion of the Company’s management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s statement of financial position at March 31, 2006 and its results of operations and its cash flows for the three months ended March 31, 2005 and 2006. The results for the three months ended March 31, 2006 are not necessarily indicative of the results to be expected for the year ending December 31, 2006.

Development stage enterprise

The Company is a development stage enterprise as defined by Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.” All losses accumulated since the inception of the Company have been considered as part of the Company’s development stage activities.

The Company’s focus is currently on the development and distribution of proprietary devices that are designed to reduce harmful emissions, and improve fuel efficiency and engine performance on equipment and vehicles driven by internal combustion engines and has not yet generated any revenues. The prototype devices are called “ZEFS” and “CAT-MATE.” The Company has completed the design, the development of production models and is currently marketing its products worldwide. Expenses have been funded through the sale of company stock and convertible notes. The Company has taken actions to secure the intellectual property rights to the ZEFS and CAT-MATE devices. In addition, the Company has initiated marketing efforts to international governmental entities in cooperation with the United Nations Environmental Programme (“UNEP”) and various original equipment manufacturers (“OEMs”), to eventually sell or license the ZEFS and CAT-MATE products and technology.

Liquidity

The Company is subject to the usual risks associated with a development stage enterprise. These risks include, among others, those associated with product development, acceptance of the product by users and the ability to raise the capital necessary to sustain operations. Since its inception, the Company has incurred significant losses. The Company anticipates increasing expenditures over at least the next year as the Company continues its product

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

development and evaluation efforts, and begins its marketing activities. Without significant revenue, these expenditures will likely result in additional losses.

Going concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, the Company had a net loss of $2,998,105 and a negative cash flow from operations of $935,963 for the three months ended March 31, 2006, and had a working capital deficiency of $2,575,018 and a stockholders’ deficiency of $2,256,315 at March 31, 2006. For the year ended December 31, 2005, the Company incurred net losses of $3,115,186 and a negative cash flow from operations of $2,567,178. These factors raise substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to raise additional funds and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Subsequent to March 31, 2006, the Company has raised $3,030,311 by selling its securities and has converted $1,082,000 of debt into common stock (see Note 11).

Property and equipment and depreciation

Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets, generally ranging from three to ten years. Expenditures for major renewals and improvements that extend the useful lives of property and equipment are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the asset or the lease term.

Long-lived assets

The Company accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In accordance with SFAS No. 144, long-lived assets to be held are reviewed for events or changes in circumstances that indicate that their carrying value may not be recoverable. The Company periodically reviews the carrying values of long-lived assets to determine whether or not an impairment to such value has occurred. No impairments were recorded during the period from inception (February 18, 1998) through March 31, 2006.

Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution, using the treasury stock method, that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. In computing diluted earnings per share, the treasury stock method assumes that outstanding options and warrants are exercised and the proceeds are used to purchase common stock at the average market price during the period. Options and warrants will have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price of the options and warrants. For the years ended December 31, 2004 and 2005 and three months ended March 31, 2006, the dilutive impact of outstanding stock options of 14,422,652, 6,508,561 and 7,181,257 respectively, and outstanding warrants of 15,529,414, 20,657,492 and 22,971,954 have been excluded because their impact on the loss per share is antidilutive.

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, income taxes are recognized for the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets are recognized for the future tax consequences of transactions that have been recognized in the Company’s financial statements or tax returns. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Stock-based compensation

Through December 31, 2005, the Company accounted for stock-based compensation to employees and directors using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and elected to provided the pro-forma disclosure requirements of Statements of Financial Accounting Standards No. 123, “Share-Based Payment,” (“SFAS 123”).

Under the intrinsic value method, the Company recognized share-based compensation equal to the award’s intrinsic value at the time of grant over the requisite service periods using the straight-line method. Forfeitures were recognized as incurred. The fair values of the awards were not expensed over the requisite service period. Had the Company recognized such fair value expense under SFAS 123 for the years ended 2004 and 2005 and the three months ended March 31, 2005, the Company would have recorded additional compensation expense of $784,685, $861,637, and $214,034, respectively.

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based awards granted under the Company’s stock option plans for the years ended December 31, 2004 and 2005, for the three months ended March 31, 2005 and for the period from inception February 18, 1998) to March 31, 2006. For purposes of this pro-forma disclosure, the fair value of the options is estimated using the Black-Scholes-Merton option-pricing formula (“Black-Scholes model”) and amortized to expense over the options’ requisite service periods (vesting periods).

				Cumulative
	December 31,		March 31,	Since
	2004	2005	2005	Inception
			(Unaudited)	(Unaudited)

Net loss, as reported	$(6,803,280)	$(3,115,186)	$(1,065,056)	$(23,244,179)
Add: total fair value method stock-based employee compensation expense	(1,721,222)	(1,039,268)	(290,102)	(5,300,412)
Less: deferred compensation amortization for below market employee options	936,537	177,631	76,068	3,060,744

Pro forma net loss	$(7,587,965)	$(3,976,823)	$(1,279,090)	$(25,483,847)

Net loss per share:
As reported — basic and diluted	$(0.19)	$(0.08)	$(0.03)

Pro forma — basic and diluted	$(0.21)	$(0.10)	$(0.04)

On January 1, 2006, the Company adopted Statements of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under APB 25 for periods beginning in fiscal 2006. In

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January  1, 2006, the first day of the Company’s fiscal year 2006. The Company’s financial statements as of and for the three months ended March 31, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Stock-based compensation expense recognized under SFAS 123(R) for employees and directors for the three months ended March 31, 2006 was $478,490. Basic and diluted loss per share for the quarter ended March 31, 2006 would have been $(0.08) per share, if the Company had not adopted SFAS 123(R), compared to reported basic and diluted loss per share of $(0.10) per share.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards to employees and directors on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Statements of Operations. Stock-based compensation expense recognized in the Statements of Operations for the first quarter of fiscal 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of January 1, 2006 based on the grant date fair value estimated in accordance with the pro-forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to January 1, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). For stock-based awards issued to employees and directors, stock-based compensation is attributed to expense using the straight-line single option method, which is consistent with how the prior-period pro formas were provided. As stock-based compensation expense recognized in the Statements of Operations for the first quarter of fiscal 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In our pro-forma information required under SFAS 123 for the periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred.

The Company’s determination of fair value of share-based payment awards to employees and directors on the date of grant using the Black-Scholes model, which is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to our expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

The Company has elected to adopt the detailed method provided in SFAS 123(R) for calculating the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and Statements of Cash Flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS 123(R).

As of December 31, 2005, there was $142,187 of total unrecognized compensation costs related to non-vested share-based compensation arrangements granted under the 2004 Stock Option Plan (see Note 7). This cost was written off against Additional Paid-in Capital when SFAS 123(R) was adopted.

The Company accounts for stock option and warrant grants issued to non-employees for goods and services using the guidance of SFAS No. 123 and Emerging Issues Task Force (“EITF”) No. 96-18: “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” whereby the fair value of such option and warrant grants is determined using the Black-Scholes option pricing model at the earlier of the date at which the non-employee’s performance is completed or a performance commitment is reached.

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Business and credit concentrations

The Company’s cash balances in financial institutions at times may exceed federally insured limits. As of December 31, 2004 and 2005 and March 31, 2006, before adjustments for outstanding checks and deposits in transit, the Company had $67,718, $376,429 and $395,666, respectively, on deposit with three banks. The deposits are federally insured up to $100,000 on each bank.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Certain significant estimates were made in connection with preparing the Company’s financial statements. Actual results could differ from those estimates.

Fair value of financial instruments

The carrying amounts of financial instruments, including cash, accounts payable and accrued expenses, convertible notes, and payables to related parties approximate fair value because of their short maturity as of December 31, 2004 and 2005 and March 31, 2006.

Recent accounting pronouncements

In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151 (“SFAS 151”), “Inventory Costs.” This Statement amends the guidance in ARB No. 43 Chapter 4 Inventory Pricing, to require items such as idle facility costs, excessive spoilage, double freight and rehandling costs to be expensed in the current period, regardless if they are abnormal amounts or not. This Statement will become effective for us in the first quarter of 2006. The adoption of SFAS 151 did not have a material impact on our financial condition, results of operations, or cash flows.

In May 2005, the FASB issued Statement No. 154 (“SFAS 154”) “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. APB Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects of the cumulative effect of the change. In the event of such impracticality, SFAS 154 provides for other means of application. In the event the Company changes accounting principles, it will evaluate the impact of SFAS 154.

3.	Certain relationships and related transactions

Advances from founding executive officer

All of the marketing and manufacturing rights for the ZEFS were acquired from Mr. Muller, for 5,000,000 shares of common stock, $500,000 and a $10 royalty for each unit sold (see discussion below), pursuant to the Agreement entered into in December 1998, by and between the Company and Mr. Muller. As of December 31, 2004, working capital advances in the amount of $517,208 and payment in the amount of $500,000 for marketing and distribution rights of the ZEFS are due to Mr. Muller. Such amounts are interest free and do not have any due dates for payment.

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

In January 2000, the Company entered into an agreement offering Mr. Muller and Lynne Muller, Mr. Muller’s wife, the option to purchase 5,000,000 shares each at $0.10 per share as consideration for work performed for the Company. Mrs. Muller subsequently transferred her option to Mr. Muller.

In connection with the Company’s legal proceedings against Mr. Muller (see Note 10), during 2005 the Company has canceled (i) the 8,047,403 shares of its common stock held by Mr. Muller and/or his affiliates, (ii) the options to acquire an additional 10,000,000 shares of the Company’s common stock held by Mr. Muller personally and (iii) the $1,017,208 of debt which Mr. Muller claimed was owed to him by the Company.

Loans from related parties

Masry & Vititoe, a law firm in which Edward Masry, the Company’s former Chief Executive Officer, was a partner, has advanced $36,478, $158,732 and $158,732 as of December 31, 2004 and 2005 and March 31, 2006, respectively, to the Company for working capital purposes. Advances by Masry and Vititoe are unsecured, non-interest bearing, and are due on demand. In April 2004, the Company issued 60,000 shares of common stock to convert $15,000 of an outstanding loan made to the Company by the wife of Edward Masry. The shares issued are valued at the current market price at the date of issuance of $91,800 resulting in additional charge to expense of $76,800, which was reflected as consulting expense in the financial statements for the year ended December 31, 2004.

As of December 31, 2005, Eugene Eichler, the Company’s Chief Executive Officer, advanced $45,000 to the Company for working capital purposes. These advances are unsecured, bear interest at 6% per annum and are due on demand. In February 2006, these advances were converted into a convertible note (Note 8).

Interest expense recognized under related-party loans was immaterial for all periods presented. Interest expense recognized under related-party loans for the period from inception (February 18, 1998) through March 31, 2006 was $327.

Lease agreement

During 2003, the Company had entered into a sublease lease agreement with an entity to lease office space for its primary administrative facility. A director of the Company is an indirect owner of the entity.

In August 2005, the Company amended its sublease of a portion of a building in North Hollywood, California from an entity that is owned by a director of the Company. The lease term is from November 1, 2003 through October 16, 2005 and carries an option to renew for two additional years with a 10 percent increase in the rental rate. Monthly rent under this lease is $3,740 per month under this lease as amended as of December 31, 2005. The Company exercises its option to renew the lease through October 15, 2007.

In January 2006, the Company amended the existing sublease agreement, as a result of taking more space and obtaining expanded support services. The sublease was amended to July 31, 2007 and carries an option to renew for two additional years with a 10 percent increase in the rental rate. Monthly rent is $6,208 per month under this amended sublease.

During the years ended 2004 and 2005, and the three months ended March 31, 2005 and 2006, rent expense under the sublease was $30,400, $34,900, $10,200 and $18,624, respectively. Lease expense under the sublease prior to 2004 was immaterial.

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

4.	Property and equipment

At December 31, 2004 and 2005 and March 31, 2006, property and equipment consist of the following:

	December 31,		March 31,
	2004	2005	2006
			(Unaudited)

Office equipment	$50,013	$329,136	$371,277
Less accumulated depreciation	(14,417)	(33,762)	(57,074)

Total current assets	$35,596	$295,374	$314,203

Depreciation expense for the years ended December 31, 2004 and 2005, and the three months ended March 31, 2005 and 2006 was $8,685, $19,345, $2,268 and $23,312, respectively. Depreciation expense for the period from inception (February 18, 1998) through March 31, 2006 was $57,074.

5.	Income taxes

As of December 31, 2005 and March 31, 2006, the Company has net operating loss (NOL) carryforwards in the amount of approximately $14.6 million and $15.6 million, respectively, which begin to expire in 2018. The deferred tax asset related to these NOL carryforwards has been fully reserved. The provision for income taxes represents the minimum state income taxes payable plus estimated penalties and interest.

The Company’s ability to utilize its NOL is dependent upon current filing status with the Internal Revenue Service (IRS) and is subject to the IRS’s statute of limitations.

A reconciliation of the Company’s tax provision to income taxes at the applicable statutory rates is shown below.

	December 31,		March 31,
	2004	2005	2005	2006
			(Unaudited)

Income taxes at statutory federal rate	$(2,316,681)	$(1,032,035)	$(334,202)	$(313,704)
State income taxes, net of federal Benefit	(408,197)	(268,021)	(86,584)	(81,254)
Valuation allowance	2,721,312	1,301,243	421,962	394,958
Minimum state taxes, plus penalties and interest	800	800	800	800

	$(2,766)	$1,987	$1,976	$800

6.	Stockholders’ deficiency

As of December 31, 2005 and March 31, 2006, the Company has authorized 200,000,000 shares of its common stock, of which 31,387,418 and 32,343,967 shares, respectively, were issued and outstanding.

In April 2004, the Company issued 60,000 shares of common stock to convert $15,000 of related party debt into equity (see Note 3). The shares issued were valued at the current market price of the date of issuance of $91,800 resulting in additional charge to expense $76,800, which has been reflected in the accompanying financial statements ended December 31, 2004.

During the year ended December 31, 2004, the Company sold 1,272,500 units of common stock consisting of one share of common stock and one warrant to acquire a share of common stock at $1.50 for $1,272,500.

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

During 2004, the Company issued 960,500 shares of common stock for $194,200 from the exercise of 960,500 warrants.

In November and December 2004, the Company sold 119,000 shares of its common stock in a series of private placement transactions. The Company received proceeds, net of offering costs, in the amount of $119,000 for the shares prior to December 31, 2004, but did not issue the stock certificates until 2005. These shares are shown as common stock to be issued in the accompanying financial statement.

During the year ended December 31, 2005, the Company sold 1,599,500 units of common stock, which consisted of one share of common stock and one warrant to acquire a share of common stock at an exercise price of $1.50 per share, for net proceeds of $1,490,660. The 1,599,500 warrants were issued to investors as part of an equity agreement and were not ascribed any value in the accompanying financial statements. Of the 1,599,500 shares issued, the Company issued 68,500 shares of common stock for which payment was previously received. The Company also issued 50,500 shares for the exercise of warrants, 50,000 of which were paid for previously.

The warrants issued above were part of a private offering of 2,872,000 units that began July 29, 2004 and concluded on July 22, 2005. The expiration date of each of the warrants was previously extended by one hundred eighty (180) days from its original expiration date. On February 6, 2006, the Company extended the expiration date for each of the warrants by an additional one hundred eighty-five (185) days, for a total extension of one year from its original expiration date.

During the year ended December 31, 2005, the Company agreed to issue 846,548 shares in settlement of accrued expenses of $612,521. These shares are reflected as common stock to be issued as of December 31, 2005.

During the three months ended March 31, 2006, individuals exercised outstanding warrants to purchase 146,250 shares of common stock for net proceeds of $153,125.

7.	Stock options and warrants

The Company currently issues stock options to employees, directors and consultants under the 2004 Stock Option Plan (the Plan). As of December 31, 2005, the Company could issue options under the Plan to acquire up to 5,000,000 shares of common stock. In February 2006, the board approved an amendment to the Plan, increasing the authorized shares by 2,000,000 shares to 7,000,000 shares. At December 31, 2005 and March 31, 2006, 1,741,439 and 3,068,743 were available to be granted under the Plan. Prior to 2004, the Company granted 3,250,000 options outside the Plan to officers of the Company that are still outstanding.

Employee options vest according to the terms of the specific grant and expire from 5 to 10 years from date of grant. Non-employee option grants to date are vested upon issuance. The weighted-average, remaining contractual life of employee options outstanding at December 31, 2005 and March 31, 2006 was 5.26 years and 5.85 years, respectively. Stock option activity for the years ended December 31, 2004 and 2005, and the three months ended

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

March 31, 2006, which includes 3,250,000 options granted outside and prior to the adoption of the Plan, was as follows:

	Weighted Avg.	Weighted Avg.
	Options	Exercise Price

Options, January 1, 2004	13,250,000	0.11
Options granted	1,172,652	1.03
Options exercised	—	—
Options cancelled	—	—

Options, December 31, 2004	14,422,652	0.18
Options granted	2,085,909	0.92
Options exercised	—	—
Options cancelled	(10,000,000)	0.10

Options, December 31, 2005	6,508,561	0.53
Options granted (unaudited)	1,163,605	1.08
Options exercised (unaudited)	—	—
Options forfeited (unaudited)	(490,909)	0.90
Options cancelled (unaudited)	—	—

Options, March 31, 2006 (unaudited)	7,181,257	$0.59

Options outstanding at December 31, 2005 and the related weighted-average exercise price and remaining life information are as follows:

			Total		Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
	Total Options	Remaining	Exercise	Options	Exercise
Exercise Prices	Outstanding	Life in Years	Price	Exercisable	Price

$0.10	3,000,000	3.84	$0.10	3,000,000	$0.10
0.40	250,000	3.17	0.40	250,000	0.40
0.85	400,000	4.58	0.85	—	—
0.85	1,225,000	9.58	0.85	—	—
0.98	900,000	3.17	0.98	900,000	0.98
1.00	370,000	9.58	1.00	—	—
1.10	90,909	4.58	1.10	—	—
1.15	193,912	3.17	1.15	193,912	1.15
1.27	78,740	3.17	1.27	78,740	1.27

$0.10-$1.27	6,508,561	5.26	$0.53	4,422,652	$0.36

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

The weighted average exercise prices, remaining contractual lives and aggregate intrinsic values for options granted, exercisable, and expected to vest under the Plan as of December 31, 2005 were as follows:

			Weighted
		Weighted	Average
	Number	Average	Remaining
	of	Exercise	Contractual	Intrinsic
	Shares	Price	Life (Years)	Value

As of December 31, 2005:
Outstanding	6,508,561	$0.53	5.26	$2,600,000
Expected to Vest	6,017,652	$0.43	5.31	$2,600,000
Exercisable	4,422,652	$0.52	3.62	$2,600,000

Aggregate intrinsic value excludes those options that are “not-in-the-money” as of December 31, 2005. Awards that are expected to vest take into consideration estimated forfeitures for awards not yet vested.

Options outstanding at March 31, 2006 and the related weighted average exercise price and remaining life information is as follows: (Unaudited)

			Total		Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
	Total Options	Remaining	Exercise	Options	Exercise
Exercise Prices	Outstanding	Life in Years	Price	Exercisable	Price

$0.10	3,000,000	3.59	$0.10	3,000,000	$0.10
0.40	250,000	2.92	0.40	250,000	0.40
0.85	1,225,000	9.33	0.85	—	—
0.85	850,000	9.90	0.85
0.98	900,000	2.92	0.98	900,000	0.98
1.00	370,000	9.33	1.00	—	—
1.15	193,912	2.92	1.15	193,912	1.15
1.27	78,740	2.92	1.27	78,740	1.27
1.69	313,605	9.90	1.69	—	—

$0.10-1.69	7,181,257	5.85	$0.59	4,422,652	$0.36

Intrinsic value of employee options

During 2004 and prior, certain employee options were granted with exercise prices less the than fair market value of the Company’s stock at the date of grant. As the grants were to employees, the intrinsic value method, as allowed under APB No. 25, was used to calculate the related compensation expense. For the year ended December 31, 2004, the Company granted 1,172,652 options to certain employees, exercisable at amounts ranging from $0.98 to $1.27, vested over one year with a ten-year life, except for 78,740 options issued to an employee who is a 10 percent beneficial owner of the Company. The life of these options is 5 years. Options granted in 2004 were valued using the intrinsic method at $248,891.

During the year ended December 31, 2005, certain employee options were granted with exercise prices less the than fair market value of the Company’s stock at the date of grant. As the grants were to employees, the intrinsic value method was used to calculate the related compensation expense. For the year ended December 31, 2005, the Company granted 2,085,909 options to certain employees, exercisable at amounts ranging from $0.85 to $1.10, vested over one year with a ten-year life, except for 90,909 options issued to an employee who is a 10 percent

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

beneficial owner of the Company. The life of these options is 5 years. Options granted in 2005 were valued using the intrinsic method at $243,750.

During the years ended December 31, 2004 and 2005, and during the three months ended March 31, 2005, the Company recognized compensation expense by amortizing deferred compensation of $936,537, $177,631, and $76,068, respectively.

Black-Scholes value of employee options

During the years ended December 31, 2004 and 2005, the Company valued employee options for pro-forma purposes at the grant date using the Black-Scholes pricing model with the following average assumptions:

	2004	2005

Expected life (years)	7.32	5.26
Risk free interest rate	5.42%	4.02%
Volatility	238.46%	188.83%
Expected dividend yield	0.00%	0.00%

The weighted average fair value for options granted in 2004 and 2005 were $1.10 and $0.69, respectively.

During the three months ended March 31, 2006, the Company granted 1,163,605 options to certain employees, exercisable at amounts ranging from $0.85 to $1.69, vested over one year with a ten year life. The options were valued at an aggregate amount of $1,809,518 (or $1.555 per share on average) using the Black Scholes pricing model using a 5.5 year expected term, 130.61% volatility, no annual dividends, and a discount rate of 4.59%.

Warrants

The following table summarizes certain information about the Company’s stock purchase warrants.

		Weighted Avg.
	Warrants	Exercise Price

Warrants outstanding, January 1, 2004	14,117,414	$0.48
Warrants granted	2,372,500	1.27
Warrants exercised	(960,500)	0.20
Warrants cancelled	—	—

Warrants outstanding, December 31, 2004	15,529,414	0.62
Warrants granted	5,198,578	1.16
Warrants exercised	(50,500)	0.59
Warrants cancelled	(20,000)	1.50

Warrants outstanding, December 31, 2005	20,657,492	0.75
Warrants granted (unaudited)	2,510,712	0.94
Warrants exercised (unaudited)	(146,250)	0.71
Warrants cancelled (unaudited)	(50,000)	1.00

Warrants outstanding, March 31, 2006 (unaudited)	22,971,954	$0.77

During the year ended December 31, 2004, the Company issued 1,000,000 10-year warrants to acquire 1,000,000 shares of the Company’s common stock. The warrants require a payment of $1 for each share purchased. The warrants were issued to finalize a settlement with the bankruptcy trustee and others who had claims to ZEFS technology in exchange for the full release of their claims. The Company valued the warrants at $1,585,265

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

and reflected the amount as patent settlement costs during the year ended December 31, 2004. The warrants were issued in July 2004 when the Company became current in its SEC filings. The warrants were valued by the Company using the Black Scholes pricing model using a ten year term (statutory term), 46.2% volatility, no annual dividends, and a discount rate of 4.57%. The trustee and the other individuals will also receive royalties when the product is sold. There are no required royalties payable under this agreement for the year ended December 31, 2005.

During 2004, the Company issued to two consultants 100,000 warrants with an exercise price of $1.00 per share, and using the Black Scholes pricing model, the fair value of these warrants was valued at $53,300 and included as compensation expense. The remaining 1,272,500 warrants issued during 2004 were issued to investors as part of equity agreement and were not ascribed any separate value in the accompanying financial statements.

During the year ended December 31, 2005, the Company issued 10,000 warrants to an individual for settlement of a claim. The Company also issued 25,000 warrants to an individual in exchange for consulting services rendered. The warrants were valued at an aggregate amount of $18,462 using the Black Scholes pricing model using 3-year and 5-year respective terms (statutory terms), 58.69% volatility, no annual dividends, and a discount rate of 3.55% and 4.13%, respectively.

During February 2006, the Company issued 250,000 performance based warrants to an outside consultant. These warrants are to be exercisable at $.40 per share, are fully vested and exercisable immediately. These warrants were valued at $401,130 using the Black-Scholes option valuation model with the following assumptions: risk-free interest rate of 4.59%, dividends yield of 0%, volatility factors of the expected market price common of 130.61%, and an expected life of five years.

8.	Convertible notes and warrants

During the year ended December 31, 2005, the Company completed the first part of a private offering of its 9% Convertible Notes due at dates ranging between May 31, 2006 and July 31, 2006 (the “Notes”) and Warrants to purchase shares of the Company’s common stock which expire between August 31, 2007 and December 28, 2007 (the “Warrants”). The Notes are convertible at $0.70 per share of common stock and the Warrants entitle the holder to purchase a number of shares of the Company’s common stock equal to 150% of the number of shares of common stock into which the Note is convertible. The Warrants are exercisable at a price of $1.00 per share.

During the year ended December 31, 2005, the Company issued Notes totaling $1,576,378 and paid related transaction fees of $123,196, resulting in net proceeds to the Company of $1,453,182. In addition to the cash paid for transaction fees, 166,126 additional Warrants were issued to certain placement agents. These Warrants expire between August 31, 2007 and December 28, 2007 and are exercisable at a price of $1.00 per share.

The aggregate value of the Warrants issued in connection with the offering and to the finder were valued at $696,413 using the Black-Scholes option valuation model with the following assumptions; risk-free interest rate of 4.02% to 4.45%; dividend yield of 0%; volatility factors of the expected market price of common stock of 83.59%; and an expected life of two years (statutory term). The company also determined that the notes contained a beneficial conversion feature of $756,768.

The value of the Warrants of $696,413, the conversion option of $756,768, and the transaction fees of $123,196 are considered as debt discount and are being amortized over the life of the Notes. During 2005, $318,759 of such discount has been amortized and included in the accompanying statements of operations. The remaining unamortized debit discount as of December 31, 2005 of $1,257,619 has been netted against the convertible debentures in the accompanying balance sheet.

During the three months ended March 31, 2006, the Company issued additional Notes totaling $1,000,000 which included the conversion of $45,000 of debt owed to the Company’s Chief Financial Officer. The Company paid related transaction fees of $89,500 resulting in net proceeds to the Company of $865,500. In addition to the

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

cash paid for transaction fees, 117,857 additional Warrants were issued to certain placement agents. These Warrants expire between August 31, 2007 and February 9, 2008 and are exercisable at a price of $1.00 per share.

The aggregate value of the Warrants issued in connection with the offering and to the finder were valued at $620,252 using the Black-Scholes option valuation model with the following assumptions; risk-free interest rate of 4.35% to 4.66%; dividend yield of 0%; volatility factors of the expected market price of common stock of 130.61%; and an expected life of two years (statutory term). The company also determined that the notes contained a beneficial conversion feature of $290,248.

The value of the Warrants of $620,252, the conversion option of $290,248, and the transaction fees of $89,500 are considered as debt discount and are being amortized over the life of the Notes.

During the three months ended March 31, 2006, $1,133,935 of the total discount has been amortized and included in the accompanying statement of operations. The remaining unamortized debt discount of $1,123,684 has been netted against the convertible debentures in the accompanying balance sheet.

During the three months ended March 31, 2006, $206,720 of the convertible notes was converted to 295,314 shares of stock at $0.70 per share. The shares have not yet been issued as of March 31, 2006.

9.	Research and development

The Company has research and development facilities in Morgan Hill, California and Queensland, Australia. The Company has expanded research and development to include application of the technologies utilized by the ZEFS and CAT-MATE device for diesel engines, motorbikes, boats, generators, lawnmowers and other small engines. The Company has purchased test vehicles, test engines and testing equipment. The Company has completed testing on ZEFS and CAT-MATE devices for automobiles, trucks motorcycles, off-road vehicles and stationary engines, the results of which have been provided to RAND Corporation (RAND) for evaluation. RAND oversees the research and development facilities. The Company also uses third party research and development facilities in Los Angeles, California for the development of the ZEFS and CAT-MATE devices. The Company spent $1,873,464, $1,150,361, $401,485 and $57,294 for the years ended December 31, 2004 and 2005, and the three months ended March 31, 2005 and 2006, respectively.

10.	Commitments and contingencies

Legal matters

On December 19, 2001, the SEC filed civil charges in the United States Federal District Court, Southern District of New York, against us, the Company’s former President and then sole director Jeffrey A. Muller, and others, alleging that the Company and the other defendants were engaged in a fraudulent scheme to promote our stock. The SEC complaint alleged the existence of a promotional campaign using press releases, Internet postings, an elaborate website, and televised media events to disseminate false and materially misleading information as part of a fraudulent scheme to manipulate the market for stock in the corporation, which was then controlled by Mr. Muller. On March 22, 2002, the Company signed a consent to final judgment of permanent injunction and other relief in settlement of this action as against the corporation only, which the court approved on July 2, 2002. Under this settlement, the Company was not required to admit fault and did not pay any fines or restitution. The SEC’s charges of fraud and stock manipulation continue against Mr. Muller and others.

On July 2, 2002, after an investigation by the Company’s newly constituted board of directors, the Company filed a cross-complaint in the SEC action against Mr. Muller and others seeking injunctive relief, disgorgement of monies and stock and financial restitution for a variety of acts and omissions in connection with sales of the Company’s stock and other transactions occurring between 1998 and 2002. Among other things, the Company alleged that Mr. Muller and certain others sold company stock without providing adequate consideration to the

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Company; sold insider shares without making proper disclosures and failed to make necessary filings required under federal securities laws; engaged in self-dealing and entered into various undisclosed related-party transactions; misappropriated for their own use proceeds from sales of the Company’s stock; and entered into various undisclosed arrangements regarding the control, voting and disposition of their stock. The Company contends that it is entitled to a judgment canceling all of the approximately 8,716,710 shares of the Company’s common stock that were previously obtained and controlled, directly or indirectly, by Mr. Muller; divesting and preventing any subsequent holders of the right to exercise options previously held by Mr. Muller for 10,000,000 shares of the Company’s common stock, conversion of an existing preliminary injunction to a permanent injunction to prevent Mr. Muller from any involvement with the Company and a monetary judgment against Mr. Muller and others in the amount of several million dollars.

In the course of the litigation, the Company has obtained ownership control over Mr. Muller’s claimed patent rights to the ZEFS device. Under a Buy-Sell Agreement between Mr. Muller and the Company dated December 29, 1998, Mr. Muller, who was listed on the ZEFS devise patent application as the inventor of the ZEFS device, purported to grant us all international marketing, manufacturing and distribution rights to the ZEFS device. Those rights were disputed because an original inventor of the ZEFS device contested Mr. Muller’s legal ability to have conveyed those rights.

In Australia, Mr. Muller entered into a bankruptcy action seeking to overcome the Company’s claims for ownership of the ZEFS device. In conjunction with these litigation proceedings, a settlement agreement was reached whereby the $10 per unit royalty previously due to Mr. Muller under his contested Buy-Sell Agreement was terminated and replaced with a $.20 per unit royalty payable to the bankruptcy trustee. On November 7, 2002, under a settlement agreement executed with the Mr. Muller’s bankruptcy trustee, the trustee transferred to the Company all ownership and legal rights to this international patent application for the ZEFS device.

Both the SEC and the Company have filed Motions for Summary Judgment contending that there are no material issues of fact in contention and as a matter of law, the Court should grant a judgment against Mr. Muller and the cross-defendants. Mr. Muller has filed a response contending the motions are without merit or substance.

Mr. Muller and several of the defendants filed a Motion to Dismiss the complaint filed by the Company and moved for summary judgment in their favor. On December 28, 2004, Judge George B. Daniels denied the cross-defendants’ motion to dismiss the Company’s cross-complaint, denied the request to vacate the July 2, 2002 preliminary injunction and denied the request for damages against the Company. The court also refused to grant a summary judgment in favor of the cross-defendants and dismissed Mr. Muller’s claims against the Company for indemnification for his legal costs and for damages resulting from the litigation. Neither Mr. Muller nor any of the cross-defendants have filed any cross-claims against the Company and the Company is not exposed to any liability as a result of the litigation, except for possibly incurring legal fees and expenses should the Company lose the litigation.

On November 16, 2005, the Court granted the SEC’s motion for summary judgment. In granting the motion, the Court has barred Mr. Muller from serving as an officer or director of a public company for a period of 20 years, ordered Mr. Muller to disgorge any shares of our stock that he still owns and directed the Company to cancel any issued and outstanding shares of our stock still owned by Mr. Muller. Mr. Muller was also ordered to disgorge to the SEC unlawful profits in the amount of $7.5 million and a pay a civil penalty in the amount of $100,000. Acting in accordance with the Court’s order, the Company has canceled (i) 8,047,403 shares of its common stock held by Mr. Muller and/or his affiliates, (ii) options to acquire an additional 10,000,000 shares of the Company’s common stock held by Mr. Muller personally and (iii) $1,017,208 of debt which Mr. Muller claimed was owed to him by the Company.

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

In response to the November 16, 2005 decision by the Court, Muller filed a motion seeking to set aside the decision and order of the Court. On March 31, 2006, the Court issued a decision and order denying Muller’s motion to set aside the decision on summary judgment issued against Muller on November 16, 2005.

A final decision on the motion for summary judgment filed by the Company, which potentially would terminate the ongoing litigation, is still pending. Should the Court not grant summary judgment in favor of the Company, the case will be scheduled for final disposition in a trial. Although the outcome of this litigation cannot be predicted with any degree of certainty, the Company is optimistic that, based upon previous developments in the litigation and the Court’s granting of the SEC’s motion for summary judgment, the Court’s ruling on the motion for summary judgment will either significantly narrow the issues for any later trial or will result in a final disposition of the case in a manner favorable to the Company.

In April 2005, Jeffrey A. Muller, the Company’s former sole director and executive officer, filed a lawsuit in the Federal District Court for the Central District of California, seeking declaratory and injunctive relief and alleging unfair competition in connection with a claimed prior patent interest in the ZEFS device and stock option rights. In seeking declaratory relief, Mr. Muller is seeking to have the patent rights in the ZEFS device that were previously transferred to the Company by Mr. Muller’s bankruptcy trustee declared null and void.

The Company was named as a defendant in a complaint filed before the Los Angeles Superior Court, Civ. No. BC 312401, by Terracourt Pty Ltd, an Australian corporation (“Terracourt”), claiming breach of contract and related remedies from promises allegedly made by the former president of the Company in 1999. Terracourt sought specific performance of the former president’s alleged promises to transfer to Terracourt an aggregate 480,000 shares of the Company’s common stock for office consultant and multimedia services. The complaint was filed on March 18, 2004. Terracourt also filed a Statement of Damages seeking costs of the lawsuit and general damages of $2 million. The case proceeded to trial in the Los Angeles Superior Court in May, 2005. In June, 2005, the Judge issued a statement of decision which denied Terracourt’s claims for 450,000 shares of stock, monetary damages, and costs of the lawsuit. The Court also ruled that Terracourt was entitled to receive an option exercisable for 30,000 shares of the Company’s common stock, exercisable at $.001 per share (par value). Both parties filed motions for a new trial on the issue of the opinion. In September 2005, the court ruled that the Company must pay Terracourt a total of $2,500 and cancelled the original award of 30,000 options.

This recent lawsuit brought by Mr. Muller arises out of the same claims that are the subject of ongoing litigation in the Federal District Court for the Southern District of New York, in which the Company has previously obtained a preliminary injunction against Mr. Muller barring him from any involvement with the Company and preventing Mr. Muller, his agents or assigns, from exercising any claimed rights to the Company’s assets or stock. Mr. Muller previously filed the same complaint in the Federal District Court for the Southern District of New York, which claim is pending dismissal. On December 28, 2004, Federal District Court Judge George B. Daniels issued a decision dismissing motions filed by Mr. Muller against the Company’s cross-claims. The dismissal of those motions involved similar causes of action as those contained in Mr. Muller’s recent lawsuit commenced in the Federal District Court for the Central District of California. Since the case in New York is still pending, the filing of the new lawsuit in California is subject to various defenses which should result in the dismissal of the new lawsuit.

On January 25, 2006, Mr. Muller’s complaint, filed in the California District Court and transferred to the Federal Court in the Southern District of New York, was assigned to Judge George B. Daniels. It is expected that the Court will consolidate that complaint with the already pending claims encompassed within the Company’s Motion for Summary Judgment. While the Company believes that it will have valid claims and defenses, there can be no assurance that an adverse result or outcome on the pending motions or a trial of this case would not have a material adverse effect on the Company’s financial position or cash flow.

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Employment agreements

In July 2005, the Company entered into an employment agreement with an individual to serve as a Vice President of Operations for the Company. The agreement expires December 31, 2005, with an automatic one-year extension and provides for annual base compensation of not less than $120,000 per year. During the employment term, the individual is eligible to participate in certain incentive plans, stock option plans and similar arrangements in accordance with the Company’s recommendations at award levels consistent and commensurate with the position and duties hereunder.

Including those agreements entered into prior to 2005, minimum guaranteed compensation payments under employment agreements by year are as follows:

As of December 31, 2005:

Year

2006	$815,000
2007	759,000

Total	$1,574,000

The above amounts reflect amendments to employee agreements entered into through June 26, 2006.

During the three months ended March 31, 2006, approximately $222,000 of the 2006 commitment was paid.

Leases

During 2003, the Company had entered into a sublease lease agreement with an entity to lease office space for its primary administrative facility. A director of the Company is an indirect owner of the entity. As amended as of December 31, 2005, the lease term is from November 1, 2003 through October 31, 2007 and carries an option to renew for two additional years with a 10 percent increase in the rental rate. Monthly rent is $3,740 per month under this lease for approximately 1,225 square feet, and for comprehensive office support services, including reception, parking and conference facilities.

In January 2006, the Company amended the existing sublease agreement whereby it increased its monthly rents from $3,740 to $6,208 and expires July 31, 2007 with an option to renew for two additional years. The increase in rent was for an increase of space of approximately 475 square feet, and for additional common area use, expanded office services, including a computer network and additional parking spaces.

In November 2003, the Company entered into a lease for a research and development facility located in Queensland, Australia. The term of the lease is from November 15, 2003 through March 15, 2006 and carries an option to renew for two additional years each with an increase of the greater of 5% or the increase in the then current Australian Consumer Price Index. Monthly rent is AUD $1,292 (approximately US $1,000) per month under this lease. In March 2006, the Company entered into a new lease for this facility for a term of two years commencing March 15, 2006. Monthly rent is AUD $1,462 (approximately US $1,100) per month.

In September 2005, the Company entered into a lease for a testing facility located in Morgan Hill, California. The term of the lease is from September 1, 2005 through August 31, 2007 and carries an option to renew for two additional years at the then prevailing market rate. Monthly rent is $2,240 per month under this lease. The lease was amended in February 2006 for additional space. Monthly rate under the amended lease is $4,160 per month.

Total rent expense under these leases for the years ended December 31, 2004 and 2005, and the three months ended March 31, 2005 and 2006, is $33,720, $44,180, $10,200, and $41,139, respectively.

SAVE THE WORLD AIR, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS — (Continued)

The following is a schedule by years of future minimum rental payments required under the non-cancelable operating leases as of December 31, 2005 and March 31, 2006:

	December 31,	March 31,
Periods Ending December 31,	2005	2006
		(Unaudited)

2006(1)	$109,781	$106,470
2007	88,224	94,280
2008	3,655	2,750

Total	$201,660	$205,136

(1)	The December 31, 2005 columns reflect the 2006 future minimum lease payments anticipated for the full year 2006. The March 31, 2006 column reflects the 2006 future minimum lease payments anticipated of the period April 1, 2006 to December 31, 2006.

11.	Subsequent events

In April 2006, the Company entered into a one-year agreement with an outside consultant to provide public relations services. The terms of the agreement calls for monthly payments of $7,000. Additionally, the Company issued a five-year warrant to the consultant. The warrant is exercisable for up to 100,000 shares of common stock at an exercise price of $2.30 per share and vests as to 8,333 shares per month commencing April 30, 2006. The shares issuable upon exercise of the warrant have piggyback registration rights.

In April 2006, the Company paid to a related party, Masry & Vititoe, a law firm in which Edward Masry, the Company’s late Chief Executive Officer was a partner, the outstanding balance on a loan, in the amount of $158,732.

In April 2006, the Company issued 10,000 shares of common stock in connection with the conversion of $7,000 aggregate principal amount of Investor Notes.

In April 2006, the Company sold an aggregate 473,000 shares of common stock and warrants to purchase 118,250 additional shares of common stock at $2.60 per share, to two investors who are not “U.S. persons” as that term is defined in Rule 902 of Regulation S promulgated under the Securities Act of 1933, as amended. Gross proceeds to the Company in connection with these issuances were $737,881 and net proceeds were $667,803.

In May 2006, certain holders of the Bridge Notes (see Note 8) converted $1,075,000 of their Bridge Notes into an aggregate 1,535,715 shares of common stock, at a conversion price of $0.70 per share.

In May 2006, the Company sold an aggregate 873,018 shares of common stock and warrants to purchase 436,511 additional shares of common stock at $2.70 per share, for an aggregate $1,650,009 gross proceeds ($1,435,508 net proceeds). In addition, warrants exercisable for 87,302 shares of the Company’s common stock were issued to the Company’s placement agent.

Subsequent to the end of the three-month period ended March 31, 2006 and through June 23, 2006, individuals exercised outstanding warrants, at various exercise prices, to purchase an additional 1,574,000 shares for an aggregate $927,000 gross and net proceeds.

As of March 31, 2006, the Company had received consideration of $224,845 for 331,564 shares of common stock not yet issued. Subsequent to March 31, 2006, all such shares were issued.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that no officer or director shall be personally liable to this corporation or our stockholders for monetary damages for breach of fiduciary duty as a director or officer of this corporation. Our bylaws and Articles of Incorporation also provide that we shall, to the maximum extent and in the manner permitted by the Nevada Revised Statutes, indemnify each person who serves at any time as a director, officer, employee or agent of Save the World Air, Inc. from and against any and all expenses, judgments, fines, settlements and other amounts actually and reasonable incurred in connection with any proceeding arising by reason of the fact that he is or was a director, officer, employee or agent of Save the World Air, Inc. We also have the power to defend such person from all suits or claims in accord with the Nevada Revised Statutes. The rights accruing to any person under our bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the bylaws and Articles of Incorporation.

Insofar as indemnification for liabilities for damages arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee	$987
Accounting fees and expenses	30,000	*
Legal fees and expenses	25,000	*
Printing and related expenses	40,000	*
Transfer agent fees and expenses	1,000	*
Miscellaneous	1,000	*

Total	$97,987	*

*	Estimated.

ITEM 26.	RECENT SALES OF UNREGISTERED SECURITIES

From June 9, 2003 through October 16, 2003, the Company sold 8,417,414 shares of common stock and issued 8,417,414 warrants to purchase common stock for gross proceeds of $2,104,353 (net proceeds $2,027,768) as a part of an offering of common stock and warrants between November 26, 2002 and October 16, 2003.

In February 2004, the Company issued 488,560 shares of common stock to five individuals who provided services to the Company in connection with this private offering of Common Stock.

In March 2004, the Company issued options to purchase a total 1,172,652 shares of common stock to certain of its directors, officers and employees.

In April 2004, the Company issued 60,000 shares of common stock in consideration of the cancellation of a loan in the amount of $15,000 made to us by Joette Masry, the wife of the Company’s late Chief Executive Officer, Edward L. Masry.

In July 2004, the Company issued ten-year warrants to purchase 1,000,000 shares of common stock in connection with patent acquisition agreements with two individuals. These warrants are exercisable at $1.00 per share. In addition, in October 2004, the Company issued one-year warrants to purchase 50,000 shares of common stock pursuant to a distribution agreement with another individual, which warrants are exercisable at $1.00 per share. In November 2004, the Company issued five-year warrants to another individual to purchase 50,000 shares of common stock pursuant to a consulting agreement with such individual, which warrants were exercisable at $1.00 per share.

During 2004, the Company issued an aggregate of 850,000 shares of common stock to six individuals who were advisors or consultants to the Company and certain of their designees, in exchange for advisory and consulting services rendered to the Company. Of such shares, 250,000 shares vested upon issuance thereof, 300,000 of such shares vested on April 1, 2004 and the remainder vested on April 1, 2005.

Also during 2004, the Company issued 960,500 shares of common stock to 12 persons in connection with the exercise, at various exercise prices, of previously-issued warrants. The Company received aggregate gross and net proceeds of $194,200 in connection with such exercises.

From July 2004 through July 2005, the Company engaged in a private offering of units, comprised of shares of common stock and one-year warrants to purchase an equal number of shares of our common stock at an exercise price of $1.50 per share. The expiration date of each of these warrants has been extended for an aggregate of one additional year from their respective dates of issuance, for a total term of two years from their respective dates of issuance. In this offering, the Company sold an aggregate of 2,872,000 such units, consisting of 2,872,000 shares of common stock and warrants to purchase 2,872,000 shares of common stock exercisable at $1.50 per share. For the sale of such units, the Company received aggregate gross proceeds of $2,872,000 (net proceeds of $2,761,620).

In January 2005, the Company issued 50,500 shares to two individuals in connection with their exercise of warrants, for which we received gross and net proceeds of $50,200.

In July 2005, the Company issued options to purchase 2,085,909 shares of common stock to certain of the Company’s directors, officers and employees.

From August through September 2005, the Company sold an aggregate $1,501,378 principal amount of its 9% Convertible Promissory Notes due July 31, 2006 (the “Investor Notes”) and Warrants (the “Investor Warrants”) to purchase an aggregate of 3,217,239 shares of Common Stock, which Investor Warrants expire on August 31, 2007. The Company received gross proceeds of $1,501,378 (net proceeds of $1,428,432). The Investor Notes are convertible at $0.70 per share and the Investor Warrants are exercisable at $1.00 per share. As part of the offering, warrants exercisable for an additional 53,627 shares of the Company’s common stock were issued to the Company’s placement agent.

From October 2005 through February 2006, the Company received gross proceeds of $1,075,000 (net proceeds of $935,250) in connection with the issuance of 9% Subordinated Convertible Notes due May 31, 2006 (the “Bridge Notes”) and two-year Warrants (the “Bridge Warrants”) to purchase 2,303,568 shares of Common Stock in a private offering conducted by Spencer Clarke, LLC of New York, as the Company’s placement agent. The Bridge Notes are convertible at $0.70 per share and the Bridge Warrants are exercisable at $1.00 per share. As part of the offering, warrants exercisable for an additional 153,572 shares of the Company’s common stock were issued to the Company’s placement agent. In 2006, all of the Bridge Notes were converted into a total of 1,535,715 shares of Common Stock on or before the maturity date.

During 2005, the Company issued warrants to purchase 35,000 shares of common stock exercisable at $1.00 per common share. Of this total, two-year warrants to purchase 25,000 shares were issued as part of the terms of a consulting agreement and three-year warrants to purchase 10,000 shares were issued in settlement of a claim.

In December 2005, the Company issued a total of 846,548 shares of common stock to eight persons in settlement of an aggregate $625,521 of accounts payable.

During the three-month period ended March 31, 2006, individuals exercised outstanding warrants to purchase a total of 146,250 shares of the Company’s common stock for an aggregate $153,125 gross and net proceeds. Subsequent to the end of the three-month period ended March 31, 2006 and through June 21, 2006, individuals exercised outstanding warrants, at various exercise prices, to purchase an additional 1,574,000 shares for an aggregate $927,000 gross and net proceeds.

In February 2006, the Company issued options to purchase a total of 1,163,605 shares of common stock to certain of its directors, officers and employees. Also in February 2006, the Company issued warrants to purchase a total of 250,000 shares of common stock at $.40 per share to a consultant upon the successful completion of an agreement between the Company and such individual.

In March 2006, the Company issued 295,314 shares of its common stock in connection with the conversion of $206,720 aggregate principal amount of Investor Notes.

In April 2006, the Company issued 10,000 shares of common stock in connection with the conversion of $7,000 aggregate principal amount of Investor Notes.

In April 2006, the Company sold an aggregate 473,000 shares of common stock and warrants to purchase 118,250 additional shares of common stock at $2.60 per share, to two investors who are not “U.S. persons” as that term is defined in Rule 902 of Regulation S promulgated under the Securities Act of 1933, as amended. Gross proceeds to the Company in connection with these issuances were $737,881 and net proceeds were $667,803.

Also in April 2006, the Company issued a five-year warrant to one service provider in connection with services to be provided. The warrant is exercisable for up to 100,000 shares of common stock at an exercise price of $2.30 per share and vests as to 8,333 shares per month commencing April 30, 2006. The shares issuable upon exercise of the warrant have piggyback registration rights.

In May 2006, the Company sold an aggregate 873,018 shares of common stock and warrants to purchase 436,511 additional shares of common stock at $2.70 per share, for an aggregate $1,650,009 gross proceeds ($1,435,508 net proceeds). In addition, warrants exercisable for 87,302 shares of the Company’s common stock were issued to the Company’s placement agent.

The issuances of the securities described above were made in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933 (the “Act”), as amended, or Regulations D or S promulgated thereunder.

ITEM 27.	EXHIBITS

Exhibit No.		Description

3	.1(1)	Articles of Incorporation, as amended, of the Registrant.
3	.2(1)	Bylaws of the Registrant.
5	*	Opinion of counsel.
10	.1(13)	Commercial Sublease dated as of January 1, 2006 between the Registrant and KZ Golf, Inc.
10	.2(12)	General Tenancy Agreement dated March 14, 2006 between the Registrant and Autumlee Pty Ltd.
10	.3(3)	Agreement dated December 13, 2002 between the Registrant and RAND.
10	.4(2)**	Agreement dated May 7, 2003 between the Registrant and RAND.
10	.5(4)	Modification No. 1 dated as of August 21, 2003 to Exhibit 10.4.
10	.6(4)	Modification No. 2 dated as of October 17, 2003 to Exhibit 10.4.
10	.7(4)	Modification No. 3 dated as of January 20, 2004 to Exhibit 10.4.
10	.8(5)	Deed and Document Conveyance between the Trustee of the Property of Jeffrey Ann Muller and Lynette Anne Muller (Bankrupts).
10	.9(5)	Assignment and Bill of Sale dated May 28, 2002 between the Registrant and Kevin Charles Hart.
10	.10(6)†	Employment Agreement dated December 1, 2003 between the Registrant and Edward L. Masry.
10	.11*†	Amended and Restated Employment Agreement dated as of October 5, 2005 between the Registrant and Eugene E. Eichler.
10	.12*†	Amended and Restated Employment Agreement dated as of October 5, 2005 between the Registrant and Bruce H. McKinnon.
10	.13(7)	Save the World Air, Inc. 2004 Stock Option Plan
10	.14(9)	Form of Incentive Stock Option Agreement under 2004 Stock Option Plan
10	.15(9)	Form of Non-Qualified Stock Option Agreement under 2004 Stock Option Plan
10	.16(9)	Consulting Agreement dated as of April 1, 2003 between the Registrant and Adrian Menzell
10	.17(10)	Amendment to Exhibit 10.20.
10	.18(9)	Consulting Agreement dated as of April 1, 2003 between the Registrant and Pat Baker
10	.19(10)	Amendment to Exhibit 10.22.
10	.20(9)	Consulting Agreement dated as of April 1, 2003 between the Registrant and John Kostic
10	.21(10)	Amendment to Exhibit 10.24.

Exhibit No.		Description

10	.22(9)	Consulting Agreement dated as of October 1, 2004 between the Registrant and John Fawcett
10	.23(9)	Advisory Services Agreement dated as of July 7, 2003 between the Registrant and Sir Jack Brabham
10	.24(8)	License Agreement dated as of July 1, 2004 between the Registrant and Temple University — The Commonwealth System of Higher Education
10	.25(9)	Exclusive Capital Raising Agreement dated as of July 29, 2004 between the Registrant and London Aussie Marketing, Ltd.
10	.26(9)	Consulting Agreement dated as of November 19, 2004 between the Registrant and London Aussie Marketing, Ltd.
10	.27(9)†	Employment Agreement dated September 1, 2004 with Erin Brockovich
10	.28(9)	Representation Agreement dated as of October 1, 2004 between the Registrant and Gurminder Singh
10	.29(9)	Advisory Services Agreement dated as of August , 2002 between the Registrant and Bobby Unser, Jr.
10	.30(9)†	Advisory Services Agreement dated as of August , 2002 between the Registrant and Nate Sheldon
10	.31(9)	Assignment of Patent Rights dated as of September 1, 2003 between the Registrant and Adrian Menzell
10	.32(9)	Global Deed of Assignment dated June 26, 2004 between the Registrant and Adrian Menzell
10	.33*†	Amended and Restated Employment Agreement dated as of March 1, 2006 between the Registrant and John Richard Bautista, III
10	.34(11)	Lease dated August 15, 2005 between the Registrant and Thomas L. Jackson
10	.35(12)	Amendment dated February 1, 2006 to Exhibit 10.39.
10	.36(11)	Form of Registrant’s 9% convertible note issued in 2005 Interim Financing
10	.37(11)	Form of Registrant’s stock purchase warrant issued in 2005 Interim Financing
10	.38(12)	Form of Registrant’s 9% convertible note issued in 2005 Bridge Financing
10	.39(12)	Form of Registrant’s stock purchase warrant issued in 2005 Bridge Financing
10	.40*	Form of Registrant’s stock purchase warrant issued in 2006 Regulation S Financing
10	.41*	Form of Registrant’s stock purchase warrant issued in 2006 PIPE Financing
21	*	List of subsidiaries
23	*	Consent of Weinberg & Company, P.A.
24	*	Power of Attorney (included on Signature Page)

*	Filed herewith.

**	Confidential treatment previously requested.

†	Management contract or compensatory plan or arrangement.

(1)	Incorporated by reference from Registrant’s Registration Statement on Form 10-SB (Registration Number 000-29185), as amended, filed on March 2, 2000.

(2)	Incorporated by reference from Registrant’s Form 10-KSB for the fiscal year ended December 31, 2002.

(3)	Incorporated by reference from Registrant’s Form 8-K filed on December 30, 2002.

(4)	Incorporated by reference from Registrant’s Form 10-QSB for the quarter ended March 31, 2004.

(5)	Incorporated by reference from Registrant’s Form 8-K filed on November 12, 2002.

(6)	Incorporated by reference from Registrant’s Form 10-KSB for the fiscal year ended December 31, 2003.

(7)	Incorporated by reference from Appendix C of Registrant’s Schedule 14A filed on April 30, 2004, in connection with its Annual Meeting of Stockholders held on May 24, 2004.

(8)	Incorporated by reference from Registrant Form 8-K filed on July 12, 2004.

(9)	Incorporated by reference from Registrant’s Form 10-KSB for the fiscal year ended December 31, 2004.

(10)	Incorporated by reference from Registrant’s Form 10-QSB for the quarter ended June 30, 2005.

(11)	Incorporated by reference from Registrant’s Form 10-QSB for the quarter ended September 30, 2005.

(12)	Incorporated by reference from Registrant’s Form 10-KSB for the year ended December 31, 2005.

(13)	Incorporated by reference from Registrant’s Form 10-QSB for the quarter ended March 31, 2006.

ITEM 28.	UNDERTAKINGS

A. We hereby undertake to:

(1) File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any additional or changed information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be the initial bona fide offering.

(3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the Company undertake that in a primary offering of the Company’s securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in North Hollywood, California on

Save The World Air, Inc.

By:	/s/ EUGENE E. EICHLER
Eugene E. Eichler
Chief Executive Officer

Date: June 28, 2006

POWER OF ATTORNEY

The officers and directors of Save the World Air, Inc., whose signatures appear below, hereby constitute and appoint Eugene E. Eichler and Bruce H. McKinnon, and each of them, their true and lawful attorneys and agents, each with power to act alone, to sign, execute and cause to be filed on behalf of the undersigned any amendment or amendments, including post-effective amendments, to this registration statement of Save the World Air, Inc. on Form SB-2. Each of the undersigned does hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ EUGENE E. EICHLER Eugene E. Eichler	Chief Executive Officer, Chief Financial Officer, Treasurer and Director	June 28, 2006

/s/ BRUCE H. MCKINNON Bruce H. McKinnon	President and Director	June 28, 2006

/s/ JOSEPH HELLEIS Joseph Helleis	Chairman of the Board	June 28, 2006

/s/ J. JOSEPH BROWN J. Joseph Brown	Director	June 28, 2006

/s/ JOHN F. PRICE John F. Price	Director	June 28, 2006

/s/ CECIL KYTE Cecil Kyte	Director	June 28, 2006

Exhibit Index

Exhibit No.		Description

3	.1(1)	Articles of Incorporation, as amended, of the Registrant.
3	.2(1)	Bylaws of the Registrant.
5	*	Opinion of counsel.
10	.1(13)	Commercial Sublease dated as of January 1, 2006 between the Registrant and KZ Golf, Inc.
10	.2(12)	General Tenancy Agreement dated March 14, 2006 between the Registrant and Autumlee Pty Ltd.
10	.3(3)	Agreement dated December 13, 2002 between the Registrant and RAND.
10	.4(2)**	Agreement dated May 7, 2003 between the Registrant and RAND.
10	.5(4)	Modification No. 1 dated as of August 21, 2003 to Exhibit 10.4.
10	.6(4)	Modification No. 2 dated as of October 17, 2003 to Exhibit 10.4.
10	.7(4)	Modification No. 3 dated as of January 20, 2004 to Exhibit 10.4.
10	.8(5)	Deed and Document Conveyance between the Trustee of the Property of Jeffrey Ann Muller and Lynette Anne Muller (Bankrupts).
10	.9(5)	Assignment and Bill of Sale dated May 28, 2002 between the Registrant and Kevin Charles Hart.
10	.10(6)†	Employment Agreement dated December 1, 2003 between the Registrant and Edward L. Masry.
10	.11*†	Amended and Restated Employment Agreement dated as of October 5, 2005 between the Registrant and Eugene E. Eichler.
10	.12*†	Amended and Restated Employment Agreement dated as of October 5, 2005 between the Registrant and Bruce H. McKinnon.
10	.13(7)	Save the World Air, Inc. 2004 Stock Option Plan
10	.14(9)	Form of Incentive Stock Option Agreement under 2004 Stock Option Plan
10	.15(9)	Form of Non-Qualified Stock Option Agreement under 2004 Stock Option Plan
10	.16(9)	Consulting Agreement dated as of April 1, 2003 between the Registrant and Adrian Menzell
10	.17(10)	Amendment to Exhibit 10.20.
10	.18(9)	Consulting Agreement dated as of April 1, 2003 between the Registrant and Pat Baker
10	.19(10)	Amendment to Exhibit 10.22.
10	.20(9)	Consulting Agreement dated as of April 1, 2003 between the Registrant and John Kostic
10	.21(10)	Amendment to Exhibit 10.24.
10	.22(9)	Consulting Agreement dated as of October 1, 2004 between the Registrant and John Fawcett
10	.23(9)	Advisory Services Agreement dated as of July 7, 2003 between the Registrant and Sir Jack Brabham
10	.24(8)	License Agreement dated as of July 1, 2004 between the Registrant and Temple University — The Commonwealth System of Higher Education
10	.25(9)	Exclusive Capital Raising Agreement dated as of July 29, 2004 between the Registrant and London Aussie Marketing, Ltd.
10	.26(9)	Consulting Agreement dated as of November 19, 2004 between the Registrant and London Aussie Marketing, Ltd.
10	.27(9)†	Employment Agreement dated September 1, 2004 with Erin Brockovich
10	.28(9)	Representation Agreement dated as of October 1, 2004 between the Registrant and Gurminder Singh
10	.29(9)	Advisory Services Agreement dated as of August , 2002 between the Registrant and Bobby Unser, Jr.
10	.30(9)†	Advisory Services Agreement dated as of August , 2002 between the Registrant and Nate Sheldon
10	.31(9)	Assignment of Patent Rights dated as of September 1, 2003 between the Registrant and Adrian Menzell
10	.32(9)	Global Deed of Assignment dated June 26, 2004 between the Registrant and Adrian Menzell
10	.33*†	Amended and Restated Employment Agreement dated as of March 1, 2006 between the Registrant and John Richard Bautista, III
10	.34(11)	Lease dated August 15, 2005 between the Registrant and Thomas L. Jackson

Exhibit No.		Description

10	.35(12)	Amendment dated February 1, 2006 to Exhibit 10.39.
10	.36(11)	Form of Registrant’s 9% convertible note issued in 2005 Interim Financing
10	.37(11)	Form of Registrant’s stock purchase warrant issued in 2005 Interim Financing
10	.38(12)	Form of Registrant’s 9% convertible note issued in 2005 Bridge Financing
10	.39(12)	Form of Registrant’s stock purchase warrant issued in 2005 Bridge Financing
10	.40*	Form of Registrant’s stock purchase warrant issued in 2006 Regulation S Financing
10	.41*	Form of Registrant’s stock purchase warrant issued in 2006 PIPE Financing
21	*	List of subsidiaries
23	*	Consent of Weinberg & Company, P.A.
24	*	Power of Attorney (included on Signature Page)

*	Filed herewith.

**	Confidential treatment previously requested.

†	Management contract or compensatory plan or arrangement.

(1)	Incorporated by reference from Registrant’s Registration Statement on Form 10-SB (Registration Number 000-29185), as amended, filed on March 2, 2000.

(2)	Incorporated by reference from Registrant’s Form 10-KSB for the fiscal year ended December 31, 2002.

(3)	Incorporated by reference from Registrant’s Form 8-K filed on December 30, 2002.

(4)	Incorporated by reference from Registrant’s Form 10-QSB for the quarter ended March 31, 2004.

(5)	Incorporated by reference from Registrant’s Form 8-K filed on November 12, 2002.

(6)	Incorporated by reference from Registrant’s Form 10-KSB for the fiscal year ended December 31, 2003.

(7)	Incorporated by reference from Appendix C of Registrant’s Schedule 14A filed on April 30, 2004, in connection with its Annual Meeting of Stockholders held on May 24, 2004.

(8)	Incorporated by reference from Registrant Form 8-K filed on July 12, 2004.

(9)	Incorporated by reference from Registrant’s Form 10-KSB for the fiscal year ended December 31, 2004.

(10)	Incorporated by reference from Registrant’s Form 10-QSB for the quarter ended June 30, 2005.

(11)	Incorporated by reference from Registrant’s Form 10-QSB for the quarter ended September 30, 2005.

(12)	Incorporated by reference from Registrant’s Form 10-KSB for the year ended December 31, 2005.

(13)	Incorporated by reference from Registrant’s Form 10-QSB for the quarter ended March 31, 2006.